   As filed with the Securities and Exchange Commission on November 22, 1999

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:                [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                       STANFORD TELECOMMUNICATIONS, INC.
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------

  (2)  Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   --------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  (5)  Total fee paid:
   --------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:
   --------------------------------------------------------------------------

  (2)  Form, Schedule or Registration Statement No.:
   --------------------------------------------------------------------------

  (3)  Filing Party:
   --------------------------------------------------------------------------

  (4)  Date Filed:
   --------------------------------------------------------------------------

                                                                Corporate
                                                                Headquarters
                                                                Mailing
                                                                Address
                                                                P.O. Box 3733
                            [STANFORD TELECOM LOGO]

                                                                Sunnyvale, CA
  November 22, 1999                                             94088-3733

                                                                Facility
                                                                Address
                                                                1221 Crossman
                                                                Avenue
                                                                Sunnyvale, CA
                                                                94089-1117
                                                                Tel:(408) 745-
                                                                0818
                                                                Fax:(408) 745-
                                                                7756

            A Revised Merger Proposal--Your Vote Is Very Important

  To the Stockholders of Stanford Telecommunications, Inc.:

     Due to the recent market volatility of Newbridge Networks Corporation's common stock price, we have entered into an amended and restated merger agreement with Newbridge. The amended agreement provides that, rather than receiving Newbridge common stock, you will receive $34.22 in cash for each share of Stanford Telecom stock you hold. Other than the change in the form of consideration you will receive, the terms of the revised merger agreement are substantially the same as those presented for your approval in our previous proxy statement dated October 12, 1999. Upon the merger, Stanford Telecom will become a subsidiary of Newbridge. The merger agreement also provides for the sales to third parties of our government and contract manufacturing businesses.

     We cannot complete the merger or the sale of our government business assets without the approval of our stockholders. Even if you submitted a proxy in connection with our previous proxy statement dated October 12, 1999, you will need to complete the enclosed proxy in order to vote on the merger and government business asset sale. Proxies submitted in connection with our previous proxy statement dated October 12, 1999 will not be counted toward approval of the merger and government business asset sale.

     We have scheduled a special meeting on Monday, December 13, 1999 at 10:00 a.m., local time, at the Sunnyvale Hilton, 1250 Lakeside Drive, Sunnyvale, California 94086, to vote on these transactions. A proxy statement accompanies this letter and provides detailed information about the special meeting, the merger and the sale of the government business assets. We urge you to read the proxy statement carefully.

     Your board of directors unanimously recommends that you vote to approve the merger agreement and the sale of the government business assets. Please use this opportunity to take part in the affairs of Stanford Telecom by voting on these important matters. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy will not deprive you of your right to attend the special meeting and vote in person. Your vote is very important.

                                         Sincerely,
                                         /s/ Dr. James J. Spilker, Jr.
                                         Dr. James J. Spilker, Jr.
                                         Chairman of the Board

                       STANFORD TELECOMMUNICATIONS, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 13, 1999

To the Stockholders of Stanford Telecommunications, Inc.:

   We have agreed, subject to your approval, to merge Stanford Telecom with a subsidiary of Newbridge Networks Corporation. We also have agreed with Newbridge to sell our government and contract manufacturing businesses to third parties. The sale of the government business assets also requires your approval. If the merger agreement is approved by our stockholders, and the merger is completed, you will receive $34.22, in cash without interest, in exchange for each share of Stanford Telecom common stock that you hold.

   We will hold a special meeting of stockholders on Monday, December 13, 1999, at 10:00 a.m., local time, at the Sunnyvale Hilton, 1250 Lakeside Drive, Sunnyvale, California 94086, for the following purposes:

  1. to approve the Agreement and Plan of Merger, dated as of June 22, 1999, as amended and restated as of November 10, 1999, between Stanford Telecom, Newbridge and Saturn Acquisition Corp., a subsidiary of Newbridge, which will result in Stanford Telecom becoming a wholly owned subsidiary of Newbridge;

  2. to approve the sale of the government business assets; and

  3. to transact any other business that is properly brought before the special meeting, or any adjournment or postponement of the special meeting.

   The accompanying proxy statement describes the merger agreement and the sale of the government business assets in detail. The merger agreement is attached as Appendix A to the proxy statement.

   Only persons who held Stanford Telecom stock as of the close of business on November 11, 1999 are entitled to notice of and to vote at the special meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at Stanford Telecom's corporate headquarters in Sunnyvale, California.

   Under Delaware law, you have the right to an appraisal of the fair value of your Stanford Telecom shares and to receive the appraisal price in cash instead of $34.22. To assert appraisal rights, you must strictly follow the procedures set forth in Delaware law. A summary of these procedures and a copy of the applicable Delaware law are included in the accompanying proxy statement.

                                           By Order of the Board of Directors

                                        /s/ Jerome F. Klajbor

                                           Jerome F. Klajbor
                                           Secretary
Sunnyvale, California
November 22, 1999


 YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       STANFORD TELECOMMUNICATIONS, INC.

                                PROXY STATEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Stanford Telecom and Newbridge have entered into an amended and restated merger agreement. If the transactions contemplated by the merger agreement are completed:

  .  Stanford Telecom will become a wholly owned subsidiary of Newbridge; and

  .  Stanford Telecom's government business will be sold to third parties.

   The merger agreement and the sale of the government business assets must be approved by the Stanford Telecom stockholders. If the sale of the government business assets is not approved, or if the sale of the government business assets has not closed prior to the merger, the merger will be completed and Newbridge will effect the sale of the government business assets after the merger.

   A special meeting of Stanford Telecom stockholders to vote on the merger agreement and the sale of the government business assets will be held as follows:

                               December 13, 1999
                             10:00 a.m., local time
                                Sunnyvale Hilton
                              1250 Lakeside Drive
                          Sunnyvale, California 94086

   The merger agreement provides that you will receive $34.22 in cash in exchange for each share of Stanford Telecom stock you hold. Based on the number of shares of Stanford Telecom common stock outstanding on November 11, 1999, the aggregate amount of cash consideration to be paid to Stanford Telecom stockholders in the merger will be approximately $454.5 million.

   Please give all of the information contained in this proxy statement your careful attention.

  This proxy statement is dated November 22, 1999 and is first being mailed to Stanford Telecom stockholders on or about November 22, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary...................................................................   1
  The companies...........................................................   1
  What Stanford Telecom stockholders will receive in the merger...........   1
  United States federal income tax consequences...........................   1
  The special meeting.....................................................   2
  Record date; voting power...............................................   2
  Voting by proxy.........................................................   2
  Vote required...........................................................   2
  Appraisal rights........................................................   2
  Voting agreements.......................................................   2
  Recommendations of the Stanford Telecom board to Stanford Telecom
   stockholders...........................................................   2
  Fairness opinion of financial advisor...................................   2
  Interests of Stanford Telecom's executive officers and directors in the merger and
   the sale of the government business assets.............................   3
  Conditions to the merger................................................   3
  Termination of the merger agreement.....................................   3
  Termination fee.........................................................   4
  Technology license option agreement.....................................   4
  Stock option agreement..................................................   4
  Sales of Stanford Telecom's assets......................................   4
  Conditions to the sale of the Stanford Telecom government business
   assets.................................................................   4
  Termination of the government business asset purchase agreement.........   5
  Regulatory approvals....................................................   5
  Accounting treatment....................................................   5
  Recent event............................................................   5
  Special note regarding forward-looking statements.......................   5
Selected Historical Financial Data........................................   6
Market Price and Dividend Information.....................................   7
The Special Meeting.......................................................   8
  Date, Time and Place....................................................   8
  Purpose.................................................................   8
  Record Date.............................................................   8
  Quorum; Vote Required...................................................   8
  Proxies.................................................................   9
  Revocation of Proxies...................................................   9
  Solicitation of Proxies and Expenses....................................   9
Proposal No. 1--The Merger................................................  10
  Background of the Merger................................................  10
  Stanford Telecom's Reasons for the Merger...............................  12
  Recommendation of the Stanford Telecom Board of Directors...............  13
  Opinion of Stanford Telecom's Financial Advisor.........................  13
  Newbridge's Reasons for the Merger......................................  16
  Interests of Executive Officers and Directors of Stanford Telecom in the
   Merger.................................................................  16
  Material United States Federal Income Tax Consequences..................  18
  Regulatory Approvals....................................................  19
  Accounting Treatment....................................................  20
  Appraisal Rights........................................................  20

                                                                            Page
                                                                            ----
The Merger Agreement......................................................   23
  The Merger..............................................................   23
  Conversion of Shares....................................................   23
  Treatment of Stock Options..............................................   23
  Representations and Warranties..........................................   23
  Conduct of Stanford Telecom's Business Prior to the Merger..............   24
  Conduct of Business Following the Merger................................   26
  No Solicitation; Board Recommendation...................................   26
  Additional Covenants....................................................   28
  Conditions to the Merger................................................   28
  Termination of the Merger Agreement.....................................   30
  Fees, Expenses and Termination Fees.....................................   31
  Employee Benefits.......................................................   32
  Technology License Option Agreement.....................................   33
  Stock Option Agreement..................................................   34
  Voting Agreements.......................................................   35
Proposal No. 2--Sale of the Government Business Assets....................   36
  Background of the Sale of the Government Business Assets................   36
  Reasons for the Sale of the Government Business Assets..................   37
  Recommendation of the Stanford Telecom Board............................   37
  Interests of Executive Officers of Stanford Telecom in the Sale of the
   Government Business Assets.............................................   38
  Regulatory Approvals....................................................   38
  Accounting Treatment....................................................   38
  Appraisal Rights .......................................................   38
  Federal Income Tax Consequences.........................................   38
  Information about ITT Industries........................................   39
  The Government Business Asset Purchase Agreement........................   39
Business of Stanford Telecom..............................................   45
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   52
Ownership of Certain Beneficial Owners....................................   60
Independent Public Accountants............................................   61
Stockholder Proposals.....................................................   61
Where You Can Find More Information.......................................   61
Consolidated Annual and Quarterly Financial Data..........................  F-1
Appendices
  Amended and Restated Agreement and Plan of Merger.......................  A-1
  Technology License Option Agreement.....................................  B-1
  Stock Option Agreement..................................................  C-1
  Opinion of Ferris, Baker Watts..........................................  D-1
  Delaware General Corporation Law Section 262............................  E-1

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed merger and the sale of the government business assets and for a more complete description of the legal terms of these transactions, you should read carefully this entire document and the other documents to which we have referred you. See "Where You Can Find More Information" (page 61). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. All references to "$" in this proxy statement are to U.S. dollars unless otherwise specified. All references to "Cdn$" are to Canadian dollars.

The companies

Newbridge Networks Corporation
600 March Road, P.O. Box 13600
Kanata, Ontario, Canada K2K 2E6
Telephone: (613) 591-3600

Newbridge designs, manufactures, markets and services end-to-end networking solutions that enable customers to compete more effectively. Newbridge customers include more than 350 of the world's largest telecom providers and more than 10,000 corporations, government organizations and other institutions. Newbridge's business strategy is to provide comprehensive, fully managed, end-to-end wide area networking solutions to carriers and corporate customers based on a broad product family that cost effectively addresses their constantly evolving communications requirements.

Newbridge is a Canadian corporation.

Stanford Telecommunications, Inc.
1221 Crossman Avenue
Sunnyvale, California 94089
Telephone: (408) 745-0818

Stanford Telecom designs, manufactures and markets advanced digital communication products and systems to establish or enhance communications via satellites, terrestrial wireless and cable. Stanford Telecom's technical strengths include: system design, communication waveforms, modulation and demodulation techniques, ASIC design, Radio Frequency antennas and downconverters, software and firmware, Asynchronous Transfer Mode design and advanced manufacturing techniques and processes.

Stanford Telecom is a Delaware corporation.

What Stanford Telecom stockholders will receive in the merger (page 23)

For each share of Stanford Telecom common stock you hold, you will receive $34.22 in cash without interest.

Based on the outstanding number of shares of Stanford Telecom common stock on November 11, 1999, the aggregate amount of cash consideration to be paid to Stanford Telecom stockholders in the merger will be approximately $454.5 million.

You should not send in your stock certificates until instructed to do so after the merger is completed.



United States federal income tax consequences (page 18)


The receipt of cash by a Stanford Telecom stockholder in the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction for state, local, foreign and other tax purposes. In general, for federal income tax purposes, under current law, a Stanford Telecom stockholder in whose hands the shares of Stanford Telecom common stock are capital assets will recognize gain or loss equal to the difference between the stockholder's adjusted tax basis in each block of the shares converted to cash in the merger and the amount of cash received for those shares.

Because individual circumstances may differ, you should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

The special meeting (page 8)

The Stanford Telecom special meeting will be held at the Sunnyvale Hilton, 1250 Lakeside Drive, Sunnyvale, California 94086 on Monday, December 13, 1999 at 10:00 a.m. local time. At the special meeting, you will be asked to:

(1) approve the merger agreement; and

(2) approve the sale of the government business assets.

Record date; voting power (page 8)

You are entitled to vote at the special meeting if you owned shares of Stanford Telecom common stock as of the close of business on November 11, 1999, the record date for the special meeting.

On the record date, there were 13,280,750 shares of Stanford Telecom common stock eligible to vote at the special meeting. You will have one vote for each share of Stanford Telecom common stock you own on the record date.

Voting by proxy (page 9)

You may vote on the merger agreement and the sale of the government business assets by indicating on your proxy card how you want to vote, and signing and mailing it in the enclosed return envelope. Please return your proxy as soon as possible so that your shares may be represented at the special meeting of the Stanford Telecom stockholders. If you sign and send in your proxy card and do not indicate how you wish to vote, your proxy will be counted as a vote in favor of the merger agreement and the sale of the government business assets. If you do not vote, or if you abstain, it will have the effect of a vote against the merger agreement and the sale of the government business assets.

Vote required (page 8)

A majority of the shares of Stanford Telecom common stock outstanding on the record date must vote affirmatively to approve both the merger agreement and the sale of government business assets.

Appraisal rights (page 20)

Stanford Telecom is a Delaware corporation. Stanford Telecom stockholders have the right to an appraisal of the fair value of their shares in connection with the merger. To assert appraisal rights, you must strictly follow the procedures set forth in Delaware law.

Voting agreements (page 35)

Six officers and directors of Stanford Telecom, who together hold approximately 19.5% of the shares of Stanford Telecom common stock outstanding on the record date, have entered into voting agreements with Newbridge. The voting agreements provide they will vote their shares of Stanford Telecom common stock in favor of the merger agreement and related transactions.

Recommendations of the Stanford Telecom board to Stanford Telecom stockholders (pages 13 and 37)

The Stanford Telecom board of directors believes that the merger agreement is fair to you and in your best interest and unanimously recommends that you vote "for" the proposal to approve the merger agreement. The Stanford Telecom board also unanimously recommends that you vote "for" the proposal to approve the sale of the government business assets.

Fairness opinion of financial advisor (page 13)

On November 10, 1999, Ferris, Baker Watts, Incorporated delivered an opinion letter to the Stanford Telecom board of directors that, as of that date, the consideration to be received by Stanford Telecom stockholders pursuant to the amended and restated merger agreement and the merger was fair from a financial point of view. We have attached a copy of Ferris, Baker Watts' written opinion dated as of November 10, 1999 to this proxy statement as Appendix D. The Ferris, Baker Watts opinion sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of review by Ferris, Baker Watts in forming its opinion. The opinion of Ferris, Baker Watts is directed to the Stanford Telecom board of directors, addresses only whether the consideration to be received by Stanford

Telecom stockholders is fair from a financial point of view and does not constitute a recommendation to any Stanford Telecom stockholder as to how that stockholder should vote at the special meeting. Stanford Telecom stockholders are encouraged to read the opinion in its entirety.

Interests of Stanford Telecom's executive officers and directors in the merger and the sale of the government business assets (pages 16 and 38)

You should be aware that the executive officers and directors of Stanford Telecom have interests in the merger and the sale of the government business assets that are different from or in addition to your interests as a Stanford Telecom stockholder. These interests include:

 .  severance payments;

 .  accelerated vesting of stock options;

 .  contributions to the 401(k) plan accounts of executive officers;

 .  payments under Stanford Telecom's management incentive plan;

 .  employment arrangements for executive officers; and

 .  continued indemnification for premerger actions.

Conditions to the merger (page 28)

Conditions to the obligations of both companies. Neither Stanford Telecom nor Newbridge is obligated to complete the merger unless several conditions are satisfied or (in some cases) waived by both companies, including the following:

 . the merger agreement is approved by the holders of a majority of the Stanford Telecom common stock;

 . we obtain or file all material consents, agreements, authorizations, orders or approvals of, or filings with, any government entity; and

 . our respective representations and warranties in the merger agreement continue to be materially accurate.

Conditions to the obligations of Newbridge. In addition to the conditions above, Newbridge is not obligated to complete the merger unless several conditions are satisfied or (in some cases) waived, including the following:

 . there are no material adverse changes in the business of Stanford Telecom, except as specifically permitted in the merger agreement;

 . Stanford Telecom enters into binding agreements to sell its government and contract manufacturing businesses which provide for minimum after-tax proceeds to Stanford Telecom of $102 million;

 . certain employees of Stanford Telecom enter into employment agreements or arrangements which are satisfactory to Newbridge;

 . Stanford Telecom delivers the resignations of officers and directors specified by Newbridge; and

 . the total number of shares of Stanford Telecom demanding appraisal rights under Delaware law does not exceed 10% of the outstanding shares of Stanford Telecom common stock immediately prior to the merger.

Termination of the merger agreement (page 30)

Newbridge and Stanford Telecom can agree by mutual consent to terminate the merger agreement at any time without completing the merger.

Either Newbridge or Stanford Telecom can terminate the merger agreement under various circumstances, including if:

 .  the merger is not completed by January 31, 2000;

 . the required vote of the Stanford Telecom stockholders to approve the merger is not received;

 . the other party breaches any of its representations, warranties, covenants or agreements; or

 .  a court or other government entity prohibits the merger.

Newbridge can terminate the merger agreement if a "triggering event" occurs as further described in "The Merger Agreement--Termination of the Merger Agreement" on page 31.

Termination fee (page 31)

In connection with the termination of the merger agreement, under specific circumstances Stanford Telecom would be required to pay Newbridge a termination fee of $25 million. In addition, in connection with termination of the merger agreement under other circumstances which do not require Stanford Telecom to pay Newbridge the termination fee, Stanford Telecom may be required to pay Newbridge's documented expenses in connection with the merger agreement.

Technology license option agreement (page 33)

In connection with the merger, Stanford Telecom has granted Newbridge an option to acquire a perpetual, nonexclusive, fully paid license to Stanford Telecom intellectual property necessary to make and distribute Stanford Telecom's wireless broadband products. The option may be exercised at any time by Newbridge after a change in control of Stanford Telecom for a purchase price of $69 million.

Stock option agreement (page 34)

In connection with the merger, Stanford Telecom has granted Newbridge an option to purchase a number of shares of Stanford Telecom common stock equal to 19.9% of the outstanding shares of Stanford Telecom common stock. The option becomes exercisable in specified circumstances that could result in termination of the merger agreement. The option has an exercise price of $35 per share.

Sales of Stanford Telecom's assets (page 36)

As a condition to Newbridge's obligation to complete the merger, Stanford Telecom is required to enter into binding agreements to sell its government and contract manufacturing businesses for after-tax net cash proceeds of at least $102 million. Stanford Telecom does not intend to sell the government business assets if the merger with Newbridge is not approved by its stockholders.

Sale of government business assets. Stanford Telecom has entered into an agreement with ITT Industries, Inc. to sell to ITT Industries the government business assets for $191 million, subject to adjustment based on the net worth of the government business on the closing date of the sale. The ITT Industries agreement is described in this proxy statement beginning on page 39. The agreement is subject to conditions. As a result, we cannot assure you that the sale will be completed or that it will be completed at this price.

The transfer of Stanford Telecom's contracts with the government cannot become effective without the government's recognition of the purchaser as successor in interest to the contracts and entry into a novation agreement in accordance with the provisions of the Federal Acquisition Regulation.

Sale of contract manufacturing business assets. On October 29, 1999, Stanford Wireless Broadband, Inc., a wholly owned subsidiary of Stanford Telecom, sold the contract manufacturing business to Dii Semiconductor, Inc. for approximately $11 million.

Conditions to the sale of the Stanford Telecom government business assets (page
43)

Conditions to the obligations of ITT Industries and Stanford Telecom. Neither ITT Industries nor Stanford Telecom will be obligated to complete the sale of the government business assets unless several conditions are satisfied, including the following:

 . the stockholders of Stanford Telecom have approved the sale of the government business assets;

 . the waiting period applicable to the sale of the government business assets under the U.S. antitrust laws has expired or been terminated;

 . the transfer of the government business assets is not prohibited by any government order or action; and

 . the respective warranties of ITT Industries and Stanford Telecom contained in the asset purchase agreement continue to be materially accurate.

Condition to obligations of ITT Industries. In addition to the conditions above, ITT Industries will not be obligated to purchase the government business assets unless Stanford Telecom has obtained each of the consents or approvals listed in the asset purchase agreement.

Condition to obligations of Stanford Telecom. In addition to the conditions above, Stanford Telecom will not be obligated to sell the government business assets unless the merger agreement is (1) fully performed or (2) in full force and effect and Stanford Telecom is not aware of any event that will prevent or delay the merger.

Termination of the government business asset purchase agreement (page 44)

ITT Industries and Stanford Telecom can agree by mutual consent to terminate the asset purchase agreement at any time before the closing of the sale of the government business assets.

Either ITT Industries or Stanford Telecom can terminate the asset purchase agreement under various circumstances, including if:

 . the sale of the government business assets is not completed by March 31, 2000;

 . the U.S. government advises that it will not enter into a novation agreement in connection with the government contracts listed in the asset purchase agreement;

 . the other party breaches any of its representations, warranties, covenants or agreements; or

 . a court or other government entity prohibits the sale of the government business assets.

Regulatory approvals (pages 19 and 38)

We are prohibited by U.S. antitrust laws from completing the merger or the sale of the government business assets until after we have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended.

Newbridge and Stanford Telecom each filed the required notification and report form relating to the merger, and the waiting period was terminated on August 16, 1999.

Stanford Telecom and ITT Industries each filed the required notification and report form relating to the sale of the government business, and the waiting period was terminated on October 14, 1999.

The merger is also subject to review by the Committee on Foreign Investment in the United States (CFIUS) under the Exon-Florio Amendment, which provides for national security reviews and investigations of foreign acquisitions of U.S. companies. CFIUS notification is voluntary, but without CFIUS review the President has the authority to block the transaction or require divestiture after closing. Newbridge and Stanford Telecom filed a joint voluntary notification of the transaction, and on November 1, 1999, the Department of the Treasury notified Newbridge and Stanford Telecom that it would not commence an investigation in connection with the merger.

Accounting treatment (pages 20 and 38)

The merger will be accounted for by Newbridge as a purchase in accordance with Canadian and U.S. generally accepted accounting principles.

The sale of the government business assets will be accounted for by Stanford Telecom as a sale of assets in accordance with U.S. generally accepted accounting principles.

Recent event

On November 15, 1999, Stanford Telecom sold its Telecom Component Products division to Intel Corporation.

Special note regarding forward-looking statements

This proxy statement contains and incorporates by reference certain statements that constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements which are not statements of historical fact such as statements as to beliefs, expectations, anticipations, intentions or similar words. Those statements are subject to risks, uncertainties and assumptions. If any of the risks or uncertainties affect the business of either of the companies or should underlying assumptions prove incorrect, Newbridge's or Stanford Telecom's actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

                       SELECTED HISTORICAL FINANCIAL DATA

   Stanford Telecom is providing the following financial data to aid you in your analysis of the financial aspects of the merger. Stanford Telecom derived this financial data from audited financial statements for fiscal years 1995 through 1999 and unaudited financial statements for the six months ended September 30, 1998 and 1999. The results of operations for the first six months of fiscal year 2000 ended September 30, 1999 are not necessarily indicative of results to be expected for the fiscal year ending March 31, 2000. This is only a summary and you should read it in conjunction with Stanford Telecom's historical financial statements (and related notes) and Management's Discussion and Analysis of Financial Condition and Results of Operations in this proxy statement and contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 61.

             Stanford Telecom Selected Consolidated Financial Data
               (U.S. dollars in thousands, except per share data)

Statements of Income Data

                          Six Months Ended
                            September 30,                  Fiscal Year Ended
                          ------------------  ------------------------------------------------
                            1999      1998      1999      1998      1997      1996      1995
                          --------  --------  --------  --------  --------  --------  --------
Revenues
 Products and Services..  $ 74,077  $ 69,743  $165,405  $153,260  $167,002  $145,100  $114,384
 Licenses...............    17,750       --        --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
 Total Revenues.........    91,827    69,743   165,405   153,260   167,002   145,100   114,384
Cost of revenues........    60,342    52,859   131,311   116,629   127,432   116,014    95,679
                          --------  --------  --------  --------  --------  --------  --------
 Gross profit...........    31,485    16,884    34,094    36,631    39,570    29,086    18,705
Expenses:
 Research and
  development...........     5,608     7,126    14,105    13,647    11,868     8,429     7,723
 Marketing and
  administrative........    10,070     7,493    19,926    17,321    16,808    12,213     9,362
                          --------  --------  --------  --------  --------  --------  --------
  Total expenses........    15,678    14,619    34,031    30,968    28,676    20,642    17,085
                          --------  --------  --------  --------  --------  --------  --------
Operating income........    15,807     2,265        63     5,663    10,894     8,444     1,620
Interest income.........       931       901     1,880     1,896     1,336       839       657
Arbitration settlement
 charge.................       --        --        --        --        --        --     (2,075)
                          --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 provision for income
 taxes..................    16,738     3,166     1,943     7,559    12,230     9,285       202
Provision for income
 taxes..................   (5,188)     (981)      (602)   (2,343)   (4,219)   (3,110)      (71)
                          --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations.............    11,550     2,185     1,341     5,216     8,011     6,173       131
Discontinued operations
 Operating loss from
  discontinued
  operations before
  income tax benefits...    (1,320)   (1,165)      --        --        --        --        --
 Income tax benefits....       409       361       --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Loss from discontinued
 operations.............     (911)     (804)       --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Net income..............  $ 10,639  $  1,381  $  1,341  $  5,216  $  8,011  $  6,173  $    131
                          ========  ========  ========  ========  ========  ========  ========
Earnings (loss) per
 share--U.S. GAAP
 Basic
 Continuing operations..  $   0.88  $   0.17  $   0.10  $   0.40  $   0.61  $   0.49  $   0.01
 Discontinued
  operations............     (0.07)    (0.06)      --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
                          $   0.81  $   0.11  $   0.10  $   0.40  $   0.61  $   0.49  $   0.01
 Diluted
 Continuing operations..  $   0.85  $   0.17  $   0.10  $   0.40  $   0.61  $   0.49  $   0.01
 Discontinued
  operations............     (0.07)    (0.06)      --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
                          $   0.78  $   0.11  $   0.10  $   0.40  $   0.61  $   0.49  $   0.01
Basic shares
 outstanding............    13,177    12,984    12,992    12,902    12,775    12,556    12,408
Diluted shares
 outstanding............    13,608    13,146    13,145    13,179    13,070    12,702    12,484

Balance Sheet Data

                                                         As of March 31,
                               As of        ------------------------------------------
                         September 30, 1999   1999     1998     1997    1996    1995
                         ------------------ -------- -------- -------- ------- -------
Total assets............      $119,272      $115,063 $112,141 $103,518 $90,948 $88,005
Long-term obligations,
 less current
 maturities.............            62            73       41       30      85     161
Other long-term
 liabilities............           485           595      855      910     986     927
Total stockholders
 equity.................      $102,384      $ 89,429 $ 86,873 $ 79,706 $69,589 $62,097

                     MARKET PRICE AND DIVIDEND INFORMATION

   Set forth below are the last reported sale prices of Stanford Telecom common stock on Nasdaq on June 21, 1999, the last trading day prior to the public announcement of the merger agreement, on November 9, 1999, the last trading day prior to the public announcement of the amended and restated merger agreement, and on November 19, 1999, the most recent practicable date prior to the printing of this proxy statement.

                                                                Stanford Telecom
                                                                  Common Stock
                                                                ----------------
June 21, 1999..................................................      $26.44
November 9, 1999...............................................      $29.75
November 19, 1999..............................................      $33.75

 Stanford Telecom Stock Price

   Stanford Telecom common stock is quoted on Nasdaq and traded under the symbol "STII." The table below sets forth for the periods indicated the high and low closing sale prices per share of Stanford Telecom common stock. For current price information with respect to the Stanford Telecom common stock, Stanford Telecom stockholders are urged to consult publicly available sources.

                                                                  Nasdaq Stock
                                                                     Market
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
Fiscal Year Ended March 31, 1998
  First Quarter.................................................. $20.25 $14.13
  Second Quarter.................................................  28.00  15.00
  Third Quarter..................................................  26.00  15.00
  Fourth Quarter.................................................  20.50  14.00
Fiscal Year Ended March 31, 1999
  First Quarter..................................................  19.00  11.81
  Second Quarter.................................................  15.50   8.50
  Third Quarter..................................................  14.69   6.88
  Fourth Quarter.................................................  18.25  11.78
Fiscal Year Ending March 31, 2000
  First Quarter..................................................  29.63  15.13
  Second Quarter ................................................  32.00  26.38
  Third Quarter (through November 19, 1999)......................  33.88  25.44

   Stanford Telecom has never declared or paid any cash dividends on Stanford Telecom common stock.

                              THE SPECIAL MEETING

   This proxy statement is being furnished to you in connection with the solicitation of proxies by the board of directors of Stanford Telecom to be used at the special meeting of Stanford Telecom stockholders.

Date, Time and Place

   The special meeting of Stanford Telecom stockholders will be held as follows:

                               December 13, 1999
                             10:00 a.m., local time
                                Sunnyvale Hilton
                              1250 Lakeside Drive
                          Sunnyvale, California 94086

Purpose

   The purpose of the special meeting is:

  . to approve and adopt the Agreement and Plan of Merger, dated as of June 22, 1999, as amended and restated as of November 10, 1999 between Stanford Telecom, Newbridge and Saturn Acquisition Corp., which will result in Stanford Telecom becoming a wholly owned subsidiary of Newbridge;

  .  to approve the sale of government business assets; and

  . to transact any other business that is properly brought before the special meeting, or any adjournment or postponement of the special meeting.

Record Date

   The Stanford Telecom board of directors has fixed the close of business on November 11, 1999, as the record date. Only holders of record of shares of Stanford Telecom common stock on the record date are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. On the record date, there were 13,280,750 shares of Stanford Telecom common stock outstanding, which were held by approximately 1,664 stockholders of record, as shown on the records of BankBoston, N.A., Stanford Telecom's transfer agent for the common stock.

Quorum; Vote Required

   A majority of the outstanding shares of Stanford Telecom common stock entitled to vote on the proposals must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of Stanford Telecom's common stock outstanding and entitled to vote on the proposals is required to adopt the merger agreement and to approve the merger and the sale of the government business assets. Each stockholder is entitled to one vote for each share of Stanford Telecom common stock held on the record date on each proposal.

   A proxy marked "ABSTAIN" will not be voted and will be counted only for the purpose of determining whether a quorum is present. If an executed proxy is returned by a broker holding shares in street name and the proxy indicates that the broker does not have discretionary authority to vote on one or more of the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted in favor of adoption of the proposals. As a result, abstentions, failures to vote and broker non-votes will have the same effect as a vote against each of the proposals.

   Six directors and executive officers of Stanford Telecom are parties to voting agreements with Newbridge and have agreed to vote their shares of Stanford Telecom common stock in favor of the adoption of the merger agreement and the related transactions. As of the record date, these directors and officers held approximately

2,585,515 shares of Stanford Telecom common stock which represent approximately 19.5% of the outstanding shares of Stanford Telecom common stock entitled to vote on the proposals. See the discussion under "The Merger Agreement--Voting Agreements" below.

Proxies

   All shares of Stanford Telecom common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed returned proxy, the shares will be voted "FOR" the merger and "FOR" the sale of the government business assets.

   Stanford Telecom does not expect to present any matter not discussed in this proxy statement for action at the special meeting. If any other matters, including, consideration of a motion to adjourn or postpone the meeting for the purpose of soliciting additional proxies or votes, are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on those matters in accordance with their best judgment, unless authority to do so is specifically withheld in the proxy.

Revocation of Proxies

   You may revoke your proxy at any time before it is voted by:

  . providing written notice to the Secretary of Stanford Telecom at Stanford Telecommunications, Inc., 1221 Crossman Avenue, Sunnyvale, California 94089, Attention: Secretary (a notice of revocation must be signed and may be mailed or hand delivered to this address, or transmitted by facsimile to (408) 745-2410 before the vote is taken at the special meeting);

  .  delivering a subsequently dated and signed proxy; or

  . appearing in person at the special meeting and voting by ballot. Attendance at the special meeting will not constitute revocation of a proxy.

Solicitation of Proxies and Expenses

   Newbridge and Stanford Telecom will share equally the costs of printing and mailing this proxy statement and soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Stanford Telecom without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Stanford Telecom will, upon request, reimburse them for their reasonable expenses. Stanford Telecom has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies at a fee of approximately $5,500 plus expenses.

   The matters to be considered at the special meeting are of great importance to the Stanford Telecom stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

   Even if you submitted a proxy in connection with our previous proxy statement dated October 12, 1999, you will need to complete the enclosed proxy in order to vote on the merger and government business asset sale. Proxies submitted in connection with our previous proxy statement dated October 12, 1999 will not be counted toward approval of the merger and government business asset sale.

   You should not send in any stock certificates with your proxy. A transmittal form with instructions for the surrender of stock certificates for Stanford Telecom common stock will be mailed to you as soon as practicable after completion of the merger.

                           PROPOSAL NO. 1--THE MERGER

Background of the Merger

   Newbridge began the development of wireless broadband products in 1996 in order to address a potentially large opportunity in the telecommunications industry. The components provided by Stanford Telecom have become a strategic part of Newbridge's solution for this market.

   In October 1997, Stanford Telecom and Newbridge began negotiations to enter into agreements pursuant to which Stanford Telecom would perform certain development work for Newbridge and Newbridge would acquire rights to distribute Stanford Telecom wireless broadband products. In May 1998, Stanford Telecom and Newbridge signed a reseller agreement. In June 1998, Stanford Telecom and Newbridge signed a development agreement, which was made effective as of December 23, 1997.

   During the summer of 1998, Mr. Conrad Lewis, Executive Vice President of Newbridge, and Dr. Val Peline, President and CEO of Stanford Telecom, discussed Newbridge's desire to make an equity investment in Stanford Wireless Broadband, Inc., the subsidiary of Stanford Telecom which conducts the wireless broadband business.

   In October 1998, Newbridge proposed terms for an investment in Stanford Wireless Broadband, Inc., which were rejected by the Stanford Telecom board of directors. Dr. Peline and Mr. Lewis thereafter agreed that, if Stanford Telecom considered opportunities for a strategic combination in the future, Dr. Peline would invite Newbridge to enter into discussions with Stanford Telecom.

   In January and February 1999, Mr. Bernard Herscovich, general manager of Newbridge's wireless broadband business contacted Mr. George Hendry, President of Stanford Wireless Broadband, Inc., about the ongoing development work and requested that Newbridge obtain greater control of the development effort and greater engineering attention and support. Mr. Hendry, after discussion with Dr. Peline, informed Mr. Herscovich that this increased involvement would only be available if Newbridge invested in Stanford Wireless Broadband, Inc.

   As a result of the growing acceptance of Newbridge's Microwave Multipoint Distribution System ("MMDS") and Local Multipoint Distribution System ("LMDS") in the marketplace, Newbridge became increasingly interested in acquiring Stanford Telecom's wireless broadband business in order to secure access to this strategic technology. On March 4, 1999, Mr. Lewis called Dr. Peline to indicate a renewed interest in an investment in or acquisition of Stanford Wireless Broadband, Inc.

   Newbridge began an initial due diligence review of the wireless broadband business at Stanford Telecom's facilities in Sunnyvale, California on March 16, 1999.

   At meetings held on March 23, 1999 to March 25, 1999 at the offices of Stanford Telecom in Sunnyvale, California, which were attended by Mr. Lewis and Mr. Herscovich for Newbridge and Dr. Peline and Mr. Gary S. Wolf, Executive Vice President of Stanford Telecom, Mr. Lewis presented various alternatives relative to Newbridge's investment interest, including licensing the wireless broadband technology, acquiring the assets of the wireless broadband business, and acquiring all of Stanford Telecom and selling its government and contract manufacturing businesses. Dr. Peline rejected the licensing alternative and indicated that a sale of the wireless broadband business would create prohibitive tax costs. After lengthy negotiations, Mr. Lewis offered to acquire Stanford Telecom for stock at a price representing a premium to Stanford Telecom stockholders in excess of 100% per share based on the Stanford Telecom stock price at that time, with conditions relating to the amount of proceeds that would need to be realized from the sale of the government and contract manufacturing businesses. The meetings concluded on March 25, 1999 with the signing of a non-binding letter of intent providing for Newbridge to acquire Stanford Telecom. On that date, the closing price of the Standard Telecom common stock was $14.00.

   At a meeting held on March 30, 1999, the Stanford Telecom board of directors reviewed the letter of intent and authorized Stanford Telecom management to negotiate a definitive agreement.

   On April 23, 1999, Dr. Peline and Mr. Lewis held a teleconference to discuss revisions to the terms of the letter of intent proposed by Newbridge.

   On May 3, 1999, Mr. Lewis and Dr. Peline held a teleconference to further discuss the terms of the transaction. It was agreed that Newbridge would proceed with a comprehensive due diligence review of Stanford Telecom.

   On May 10, 1999, Mr. Lewis and Dr. Peline met in Sunnyvale, California to negotiate revisions to the terms of the letter of intent.

   On May 18, 19 and 20, 1999, Dr. Peline, Mr. Wolf, Mr. Peter Nadeau, Vice President and General Counsel of Newbridge, Mr. John Woronczuk, Assistant Vice President, Business Development of Newbridge, and representatives of CIBC World Markets, Inc., financial advisor to Newbridge, Heller Ehrman White & McAuliffe, counsel to Newbridge, and Thelen Reid & Priest LLP, counsel to Stanford Telecom, met to negotiate the terms of the transaction and finalize the new letter of intent.

   On May 20, 1999, representatives of Newbridge and Stanford Telecom and their legal, financial and other advisors met again in Sunnyvale, California to begin the comprehensive due diligence review of Stanford Telecom's business. This due diligence review continued through the execution of the definitive merger agreement.

   On May 24, 1999, the Stanford Telecom board of directors approved the new letter of intent, and it was signed by both parties. On that date, the closing price of the Stanford Telecom common stock was $22.00.

   On June 1, 1999, the Newbridge board of directors discussed the proposal to acquire Stanford Telecom and set up a special committee to review the merits of the proposed transaction.

   On June 4, 1999, Stanford Telecom engaged Ferris, Baker Watts to analyze the consideration offered to the Stanford Telecom stockholders in the proposed transaction and to provide an opinion as to the fairness, from a financial point of view, to the Stanford Telecom stockholders of the consideration to be paid in connection with the proposed transaction.

   From June 7 through June 10, 1999, management of Stanford Telecom and Newbridge, along with their legal and financial advisors, met to negotiate drafts of the merger agreement, the technology license option agreement, the stock option agreement and the voting agreement that had been proposed by counsel to Newbridge.

   On June 16, 1999, the Stanford Telecom board of directors held a meeting to discuss the proposed transaction and the status of negotiations between the parties. Ferris, Baker Watts gave a presentation to the Stanford Telecom board of directors. The board reviewed and discussed the terms of the proposed merger agreement and the financial and other effects of the proposed merger on the Stanford Telecom stockholders. Advisors from Thelen Reid & Priest LLP were also present and participated in the discussions.

   On June 17, 1999, the Newbridge board of directors approved the merger subject to certain conditions. Dr. Peline, Mr. Wolf and Mr. Jay Margulies of Thelen Reid & Priest LLP met with Mr. Terrence Matthews, Chief Executive Officer of Newbridge, Mr. Lewis and Mr. Nadeau in Denver, Colorado on June 18, 1999 to discuss the Newbridge board of directors' conditional approval.

   On June 20, 1999, the Newbridge board of directors removed the conditions to its approval of the proposed transaction and approved the merger without further conditions, except as contained in the merger agreement.

   On June 21 and 22, 1999, management of Stanford Telecom and Newbridge and their legal and financial advisors met to finalize the terms of the definitive merger agreement and ancillary agreements.

   At a meeting held on June 21, 1999, Ferris, Baker Watts delivered its fairness opinion to the Stanford Telecom board of directors. After further review and discussion of the terms of the proposed merger agreement, and the financial and other effects of the proposed merger, the Stanford Telecom board of directors unanimously approved the merger and authorized the officers of Stanford Telecom to finalize and execute the merger agreement and ancillary agreements.

   The definitive merger agreement and ancillary agreements were signed on behalf of Newbridge, Stanford Telecom and Saturn Acquisition Corp. on June 22, 1999. On that date, the closing price of the Stanford Telecom common stock was $26.44.

   At a meeting held at the request of Newbridge on November 8, 1999 in Sunnyvale, California and attended by Dr. Peline, Mr. Wolf and Dr. Spilker of Stanford Telecom and Mr. Lewis and Mr. Nadeau of Newbridge, along with their legal and financial advisors, Newbridge proposed, because of the substantial decline in its stock price since the announcement of the merger and the dilutive effects of acquiring Stanford Telecom for stock, to change the transaction to an all cash merger. After negotiations, the parties agreed to a purchase price of $34.22 per share.

   On November 9, 1999, representatives of Newbridge and Stanford Telecom and their legal and financial advisors met in Palo Alto, California to negotiate revisions to the merger agreement.

   At a meeting held on November 10, 1999, the Newbridge board of directors approved the amended and restated merger agreement.

   At a meeting of the Stanford Telecom board of directors held on November 10, 1999, Ferris, Baker Watts delivered a revised fairness opinion to the Stanford Telecom board of directors in connection with the change of the transaction to an all cash merger. After review of the terms of the amended and restated merger agreement and the financial and other considerations of the new transaction, the Stanford Telecom board of directors unanimously approved the amended and restated merger agreement and authorized the officers of Stanford Telecom to finalize and execute the amended and restated merger agreement.

   The amended and restated merger agreement was signed on behalf of Newbridge, Stanford Telecom and Saturn Acquisition Corp. on November 10, 1999.

Stanford Telecom's Reasons for the Merger

   In reaching its determination to recommend approval and adoption of the merger agreement and the merger, the Stanford Telecom board of directors consulted with Stanford Telecom management, Ferris, Baker Watts, and Thelen Reid & Priest LLP regarding the matters discussed above under "--Background of the Merger." Among the factors discussed by the Stanford Telecom board of directors and its advisors as benefits of the proposed merger were:

  . the structure of the merger as a cash-for-stock transaction, which will enable Stanford Telecom's stockholders to receive $34.22 in cash for each share of Stanford Telecom stock they hold, thereby not subjecting the stockholders to the risks of receiving or holding Newbridge's currently volatile stock;

  . the premium included in the purchase price over the then current stock price and over the values determined by the valuation analyses performed by Ferris, Baker Watts;

  . the terms under which Stanford Telecom can consider alternative acquisition proposals by third parties; and

  . the opinion of Ferris, Baker Watts that the consideration to be paid in the merger is fair, from a financial point of view, to Stanford Telecom's stockholders.

   The Stanford Telecom board of directors and its advisors also considered and reviewed potentially negative factors relating to the merger, including the following:

  .  the change from a tax-free transaction to a taxable transaction;

  . the significant diversion of management and other resources in working toward completing the merger with Newbridge; and

  . the potential value that alternative actions, such as remaining an independent company and continuing to grow the wireless broadband business internally and subsequently spinning-off Stanford Wireless Broadband, Inc., could provide to Stanford Telecom stockholders.

   In the course of deliberations, the Stanford Telecom board of directors reviewed with Stanford Telecom management and outside advisors a number of additional factors relevant to the merger, including:

  .  the terms of the merger agreement;

  . the status of the sales of the government and contract manufacturing businesses;

  . the status of Stanford Telecom's businesses and the current status of the telecommunications industry and applicable markets;

  . the severance payments to be paid to certain Stanford Telecom employees who could be terminated after the merger; and

  . the indemnification to be provided to present Stanford Telecom directors and officers.

   The foregoing discussion of the information and factors considered by the Stanford Telecom board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the Stanford Telecom board of directors. In light of the wide variety of information and factors considered in connection with the proposed merger, the Stanford Telecom board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

Recommendation of the Stanford Telecom Board of Directors

   After careful consideration, the Stanford Telecom board of directors unanimously has determined the merger is fair to you and in your best interest, and has declared that the merger is advisable. The Stanford Telecom board of directors has approved the merger agreement and unanimously recommends your adoption of the merger agreement and your approval of the merger.

   In considering the recommendation of the Stanford Telecom board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Stanford Telecom have interests in the merger that are different from, or are in addition to, yours. Please see the discussion under "--Interests of Executive Officers and Directors of Stanford Telecom in the Merger" below.

   The Stanford Telecom board of directors unanimously recommends that the Stanford Telecom stockholders vote "for" approval of the merger agreement.

Opinion of Stanford Telecom's Financial Advisor

   Stanford Telecom retained Ferris, Baker Watts to investigate the proposed consideration offered to Stanford Telecom stockholders and to provide an opinion as to the fairness, from a financial point of view, to the Stanford Telecom stockholders of the consideration to be paid in connection with the merger agreement and the merger. Stanford Telecom requested Ferris, Baker Watts to undertake the assignment because Ferris, Baker Watts is familiar with telecommunications companies such as Stanford Telecom and has experience advising companies with market capitalizations of similar size.

   On June 16, 1999, Ferris, Baker Watts delivered a presentation to the board of directors of Stanford Telecom and subsequently delivered an opinion letter dated June 21, 1999 that, based upon and subject to the considerations set forth therein, as of that date, the consideration to be received by Stanford Telecom stockholders pursuant to the merger agreement and the merger was fair from a financial point of view. On November 10, 1999, Ferris, Baker Watts delivered a revised opinion stating that the transaction, as described in the amended and restated merger agreement, is fair to the stockholders from a financial point of view. The November 10, 1999 opinion of Ferris, Baker Watts was based upon economic, market and other conditions in effect as of the date of the letter. No limitations were imposed by the board of directors of Stanford Telecom upon Ferris, Baker Watts with respect to its investigation or procedures followed by them in rendering the opinion. The opinion of Ferris, Baker Watts, dated November 10, 1999, which sets forth assumptions made, material reviewed, matters considered, and the limits of the review, is attached as Appendix D and is incorporated by reference in this proxy statement.

   The following is a summary of the opinion of Ferris, Baker Watts. Stanford Telecom stockholders are urged to read the opinion in its entirety. Ferris, Baker Watts has consented to the inclusion of its opinion in this proxy statement and has reviewed the following summary of its opinion.

   In connection with its opinion, Ferris, Baker Watts reviewed, among other things:

  . the proposed merger agreement, as amended and restated as of November 10, 1999;

  . Stanford Telecom's annual reports on Form 10-K for the fiscal years ended March 31, 1998, 1997, 1996, and 1995;

  . Stanford Telecom's annual report for the fiscal year ended March 31, 1999;

  . Stanford Telecom's quarterly reports on Form 10-Q for the periods ended June 30, 1999, December 31, 1998, September 30, 1998, June 30, 1998,
     December 31, 1997, September 30, 1997, June 30, 1997, December 31, 1996,
     September 30, 1996, and June 30, 1996; and

  . projected financial results for fiscal years 2000 through 2002 provided by Stanford Telecom management.

   Ferris, Baker Watts also held discussions with management of Stanford Telecom regarding its past and current business operations, financial condition and future prospects. Ferris, Baker Watts considered the business relationship Stanford Telecom had established with Newbridge and the fact that other systems integrators had either already pursued mergers with suppliers or had proceeded with internal development of their own technology. Ferris, Baker Watts reviewed the reported price and trading activity of Stanford Telecom stock, compared certain financial and stock market information concerning Stanford Telecom with similar information for other comparable companies, the securities of which are publicly traded, and performed other studies and analyses which Ferris, Baker Watts deemed appropriate.

   Ferris, Baker Watts assumed and relied upon the accuracy and completeness of all financial and other information reviewed for purposes of its opinion, whether publicly available or provided to Ferris, Baker Watts by Stanford Telecom, and did not independently verify the information or make an independent evaluation or appraisal of assets or liabilities of Stanford Telecom.

   The preparation of a fairness opinion involves determinations as appropriate and relevant methods of financial analysis and, therefore, reference should be made to the Ferris, Baker Watts opinion in its entirety and not to a summary description. In performing its analysis, Ferris, Baker Watts made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Stanford Telecom. The analyses performed by Ferris, Baker Watts are not necessarily indicative of future results and do not purport to be appraisals or to reflect prices at which businesses actually may be sold.

   Ferris, Baker Watts considered several methods to evaluate the value of Stanford Telecom, including:

  .  the discounted future free cash flow of Stanford Telecom;

  . the earnings and book value multiple comparisons to publicly traded comparable companies;

  . the merger and acquisition activity of companies engaged in similar businesses;

  . the control premiums paid by acquirors over the market price of target companies prior to the takeover announcement date; and

  .  a breakup analysis.

Ferris, Baker Watts also considered the market value of Stanford Telecom's shares as well as its trading history.

   The discounted future free cash flow analysis ascribes value only to the cash flows that can ultimately be taken out of the business. These free cash flows are then discounted to the present at the firm's weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm's growth. It is these series of free cash flows that, when discounted to the present and after subtracting claims by debtholders and others, represents the economic value of a firm to its stockholders. This method of valuation depends upon the accuracy of the financial projections. Ferris, Baker Watts assumed that the projections were reasonably prepared by management of Stanford Telecom on bases reflecting the best currently available estimates and judgments as to the expected future financial performance. The offer value per share represents a 25.3% to 34.7% premium to the intrinsic value of the shares as determined by the discounted cash flow analysis.

   The earnings and book value multiple comparison analysis examines the operating earnings, net income (both historical and projected), revenue and book value multiples. Ferris, Baker Watts analyzed publicly available historical financial information and projected financial results, including multiples of price to expected earnings for the current fiscal year, price to expected earnings for the next fiscal year, price to revenues and price to book ratios. The comparable companies were found to have average multiples of 26.2x price to current fiscal year expected earnings, 17.2x price to next fiscal year expected earnings, 3.7x market value to book value and 2.9x market value to revenue. Applying the multiples to Stanford Telecom's results yielded values ranging from $23.35 to $33.53 per share, resulting in premiums from -6.2% to 44.8%.

   The comparable merger and acquisition transaction analysis examines publicly available records for sale transactions in Stanford Telecom's industry. This method of valuation is often difficult to perform due to the lack of publicly available data on the target companies involved in the transactions. Ferris, Baker Watts examined six transactions which disclosed target financial information. The consideration offered in the merger is at a premium to the value implied from this analysis.

   The control premium analysis examines stock prices of target companies prior to takeover announcements and adjusts for takeover speculation. Market data for the fourth quarter of 1998 indicated mean and median control premiums for electrical components designers and manufacturers of 43.3% and 38.1%, respectively, with a range of 11.1% to 113.1%. The consideration offered in the merger is consistent with the values implied from the application of this methodology.

   None of the companies utilized in the comparable company analysis, comparable merger and acquisition transaction analysis, and the control premium analysis for comparative purposes is, of course, identical to Stanford Telecom. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the value of the comparable companies as well as Stanford Telecom.

   The breakup analysis ascribes value based upon the value the components of the business would receive in the event of a sale. Stanford Telecom had received indications of interest from several parties interested in the purchase of its government business. Stanford Telecom had also received an indication of interest from a third party for its Telecom Component Products division. The merger value represents a 29% to 38.7% premium to the value derived from this analysis.

   From these analyses, Ferris, Baker Watts determined that the consideration to be received by the Stanford Telecom stockholders was fair from a financial point of view. In order for Ferris, Baker Watts to deliver its opinion dated November 10, 1999, Ferris, Baker Watts updated the analysis described above and concluded the consideration to be received by the Stanford Telecom stockholders is fair from a financial point of view.

   Stanford Telecom is obligated to pay Ferris, Baker Watts a fee of $250,000 and to reimburse Ferris, Baker Watts for its out-of-pocket expenses in connection with its opinion.

   The opinion of Ferris, Baker Watts relates only to whether the consideration to be received by Stanford Telecom stockholders is fair from a financial point of view and does not constitute a recommendation to any Stanford Telecom stockholder as to how a stockholder should vote at the special meeting.

Newbridge's Reasons for the Merger

   The Newbridge board of directors approved of the merger, in part, due to its belief that the acquisition of Stanford Telecom would constitute a significant component of its strategy to penetrate the wireless broadband products market.

   Newbridge estimates that its wireless broadband network business will generate $66 million (Cdn$100 million) in revenue in 1999, $198 million (Cdn$300 million) in 2000 and $396 million (Cdn$600 million) in 2001. To date, Newbridge has agreements with five LMDS licensees in the United States, including Tri Corners Telecommunications, Gateway Telecom, South Central Telecom, Home Telephone Inc. and Central Texas Communications. Newbridge is also supplying LMDS networks to Korean Telecom and Canada's sole nationwide spectrum holder, MaxLink Communications.

   Newbridge began the development of wireless broadband products in 1996 in order to address the large potential market opportunity. Newbridge's products incorporate components developed for Newbridge by Stanford Telecom, including a wireless access system that Newbridge integrates with its Network Management System and Switch. The wireless access system has become a strategic part of the Newbridge solution.

   As a result of the growing acceptance of the Newbridge LMDS/MMDS solution, Newbridge believes that the acquisition of Stanford Telecom is important to securing access to this strategic technology. In addition, because of recent acquisitions of MMDS spectrum holders by other telecommunications companies, Newbridge believes such a time-to-market gain for its MMDS product line is particularly timely.

   Some of the specific benefits to Newbridge of the merger include:

  . a more cost-competitive product line to offer customers by virtue of increased vertical integration and manufacturing cost reductions, which will be achieved by moving the Stanford Telecom designs into Newbridge's much larger scale manufacturing operations;

  . a more feature-rich product line to offer customers by combining two product management and engineering teams into a single team that will have a higher productivity from increased focus, better coordination and common and improved design tools; and

  . an integrated LMDS/MMDS product line that Newbridge expects will be available to market sooner as a result of the incorporation of Stanford Telecom's early work in MMDS into Newbridge's LMDS platform.

Interests of Executive Officers and Directors of Stanford Telecom in the Merger

   In considering the recommendation of the Stanford Telecom board of directors, you should be aware that the Stanford Telecom executive officers and directors have interests in the merger that are different from, or are in addition to, yours. These interests include:

  .  severance payments;

  .  accelerated vesting of stock options;

  .  contributions to the 401(k) plan accounts of the executive officers;

  .  payments under Standford Telecom's management incentive plan;

  .  an employment agreement for one Stanford Telecom executive officer; and

  .  continued indemnification for pre-merger actions.

   Severance Payments. If Newbridge requests the resignation of a Stanford Telecom executive officer as of the effective time of the merger or terminates a Stanford Telecom executive officer within 90 days after the merger, Newbridge will pay the executive officer one year's base salary as a one-time severance payment.

   Accelerated Vesting of Stock Options. Unvested options granted under Stanford Telecom's 1991 Stock Option Plan to employees, including executive officers, who will not be employed by Stanford Telecom, Newbridge or a purchaser of the government or contract manufacturing businesses following the merger or who will be employed by a purchaser of the government or contract manufacturing business assets but whose options will not be assumed (1) will become fully vested and exercisable at the time the merger is completed and (2) will be converted into stock options to purchase shares of Newbridge common stock based on the exchange ratio. See "The Merger Agreement--Treatment of Stock Options" and "The Merger Agreement--Employee Benefits." The following table sets forth information regarding the unvested stock options held by the executive officers as of the record date:

                                                     Number of Unvested Stanford
       Name of Officer                                  Telecom Stock Options
       ---------------                               ---------------------------
       Dr. James J. Spilker, Jr.....................             5,500
       Dr. Val P. Peline............................            25,000
       Gary S. Wolf.................................            37,750
       Jerome F. Klajbor............................            24,625
       Ernest L. Dickens............................            19,500
       Dr. John Ohlson..............................            11,875
       Leonard Schuchman............................            11,875
                                                               -------
         Total......................................           136,125
                                                               =======

   Contributions to 401(k) Plan Accounts. At the time the merger is completed, Stanford Telecom employees, including executive officers, will receive contributions to their 401(k) plan accounts. The amount of each contribution will be a percentage of the employee's salary consistent with past practice, prorated for the portion of the fiscal year completed as of the time of the merger.

   Management Incentive Plan. At the time the merger is completed, the executive officers will receive prorated payments under Stanford Telecom's Management Incentive Plan if the performance goals of the plan have been met as of the time of the merger.

   Employment Agreement. At effective time of the merger, John Ohlson, currently the Chief Technical Officer of Stanford Telecom, is expected to enter into an employment agreement with Newbridge. Dr. Ohlson is expected to serve as Vice President, Satellite Personal Communications. During the term of the employment agreement, Newbridge will pay Dr. Ohlson a base salary of $205,836.80 per year. Dr. Ohlson will be entitled to participate in certain Newbridge bonus and incentive plans and programs.

   Indemnification. Newbridge has, for a period of six years after the merger, agreed in the merger agreement to:

  . indemnify each present director and officer of Stanford Telecom and its subsidiaries against costs, damages, liabilities or expenses incurred in connection with claims arising out of or pertaining to the transactions contemplated by the merger agreement; and

  . subject to some limitations, maintain directors' and officers' liability insurance for the benefit of Stanford Telecom directors and officers currently covered by Stanford Telecom's directors' and officers' liability insurance on terms comparable to Stanford Telecom's existing coverage.

Material United States Federal Income Tax Consequences

   General. The following discussion summarizes the material federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings presently in effect, all of which are subject to change, possibly retroactively. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those Stanford Telecom stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquired their Stanford Telecom stock pursuant to the exercise of options or as compensation, or stockholders who hold their Stanford Telecom stock as part of a straddle or similar transaction.

  Federal Income Tax Consequences to Stanford Telecom Stockholders

   For federal income tax purposes, the merger will be a taxable transaction for Stanford Telecom stockholders and may be a taxable transaction for state, local, foreign and other tax purposes. You will be treated as having sold your Stanford Telecom common stock to Newbridge for cash. Accordingly:

  . You will recognize taxable gain or loss measured by the difference between your tax basis in your Stanford Telecom common stock and the amount of cash that you receive in the merger or upon the exercise of your appraisal rights.

  . If you have acquired separate blocks of Stanford Telecom common stock at different times or prices, you must calculate your gain or loss separately for each separate block.

  . If you hold your Stanford Telecom common stock as a capital asset, your gain or loss will be capital gain or loss, and will be long term capital gain or loss if you have held your Stanford Telecom common stock for more than one year as of the closing date of the merger.

  . Generally, you must net your capital gains and capital losses against each other in determining their tax consequences.

  . Generally, if you are an individual, your tax rate on long-term capital gains is substantially lower than your tax rate on ordinary income. Your tax rate on short term capital gains will be the same as your tax rate on ordinary income.

  . If you are an individual, you may deduct capital losses in a taxable year first against your capital gains and then against up to $3,000 of ordinary income.

  . Individuals may carry their net capital losses that are not currently deductible forward indefinitely for deduction in future years, subject to the limitations applicable in the future years.

  . Corporations generally may deduct capital losses only against capital gains. Corporations may carry their capital losses in excess of capital gains back to the three preceding taxable years and forward to the five succeeding taxable years for deduction against capital gains realized in those years.

  Federal Income Tax Consequences to Stanford Telecom and Newbridge

   The merger will be tax-free to Stanford Telecom and Newbridge. However, the sales of the government and contract manufacturing business will be taxable transactions to Stanford Telecom.

   The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences that are dependant on your own circumstances. Moreover, the discussion does not address any non-income tax consequences nor details any state, local or foreign tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger to you.

Regulatory Approvals

   Consummation of the merger is conditioned upon the receipt of all governmental authorizations, consents, orders or approvals, the filing of all governmental declarations or filings and the expiration of waiting periods imposed by any government entity, which if not obtained, filed or completed would have a material adverse effect on Newbridge or Stanford Telecom. Although Newbridge and Stanford Telecom have agreed to use all commercially reasonable efforts to secure all the approvals, there can be no assurance regarding the timing of the approvals or that the approvals will, in fact, be obtained. Set forth below is a summary of the regulatory approvals needed in order to complete the merger.

   Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be completed until notifications have been given and information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Newbridge and Stanford Telecom filed notification and report forms relating to the merger under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on August 3, 1999, and the waiting period was terminated on August 16, 1999.

   At any time before or after consummation of the merger, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets or business of Newbridge or Stanford Telecom. At any time before or after the consummation of the merger, and despite the termination of the Hart-Scott-Rodino Act waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. That action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets or businesses of Newbridge or Stanford Telecom. Private parties may also seek to take legal action under antitrust laws.

   Based on information available to them, Newbridge and Stanford Telecom believe that the merger can be effected in compliance with federal and state antitrust laws. However, a challenge to the consummation of the merger on antitrust grounds may be made and if a challenge is made, Newbridge and Stanford Telecom may not prevail or may be required to accept conditions, possibly including divestitures, in order to consummate the merger.

   Exon-Florio. The merger agreement provides for the parties to file a voluntary notice under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio Amendment"). The Exon-Florio Amendment provides for national security reviews and investigations by the Committee on Foreign Investment in the United States (CFIUS) when a foreign company acquires control of a U.S. company. CFIUS consists of representatives of various government agencies including the Departments of State, Defense and Justice and is chaired by the Treasury Department. On October 1, 1999, Newbridge and Stanford Telecom filed a voluntary notice because Newbridge is a Canadian corporation and Stanford Telecom has a substantial number of contracts with the U.S. government, including classified contracts. On November 1, 1999, Newbridge and Stanford Telecom received notification from CFIUS that it would not commence an investigation in connection with the merger.

   CFIUS considers many factors in determining whether a proposed transaction threatens to impair national security, including domestic production needed for national defense requirements, the capability of domestic industries to meet national defense requirements, and the potential effects on U.S. international technological leadership in areas affecting national security.

   Department of Defense rules prohibit the performance of classified contracts by companies that are subject to foreign ownership, control or influences
(FOCI) unless steps are taken to mitigate FOCI by such means as the establishment of a proxy company or voting trust. If the sale of government business assets is completed prior to the effective time of the merger, Newbridge will not acquire ownership, control or influence over Stanford Telecom's classified U.S. government contracts. If the sale has not been completed prior to the effective time of the merger, it will be necessary for Newbridge to transfer ownership of the government business assets to a proxy company or make other arrangements so that Newbridge would not be in a position to exercise FOCI pending the sale of the government business assets to a U.S. company. Any such arrangements will be subject to discussions with the Department of Defense and other CFIUS representatives.

Accounting Treatment

   The merger will be accounted for by Newbridge as a purchase in accordance with Canadian and U.S. generally accepted accounting principles.

Appraisal Rights

   Under Delaware law, you are entitled to appraisal rights in connection with the merger. If you object to the merger, you may elect to have your shares appraised under the procedures of the Delaware law and to be paid the fair value of your shares. The fair value of the shares will not include any value arising from the merger but may include a fair rate of interest. It is possible that the fair value determined may be more or less than the merger consideration. In order to assert these rights you must follow the procedures set forth in Section 262 of the Delaware law. These rights are commonly referred to as "appraisal rights" or "dissenters' rights." This proxy statement affords stockholders of Stanford Telcom the notice required by
Section 262(d)(1) of the Delaware law. The following summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the Delaware law and is qualified in its entirety by the text of Section 262 of the Delaware law, which is reproduced in Appendix E to this proxy statement.

   This summary does not constitute a recommendation that you exercise your appraisal rights or otherwise constitute any legal or other advice. If you wish to exercise your appraisal rights, you are urged to contact your legal counsel or advisors. Failure to follow strictly the procedures set forth in
Section 262 will result in a loss of your appraisal rights. If you lose your appraisal rights, you will be entitled to receive the cash consideration described in the merger agreement.

   Appraisal rights are available only to the record holder of shares. References in Section 262 to "stockholders" are to record holders. References in the summary below to "you" assume that you are a record holder. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

   Section 262 requires Stanford Telecom to notify you, at least 20 days prior to the special meeting, as to the availability of appraisal rights and to provide you with a copy of the text of Section 262.

   To claim your appraisal rights and receive fair value for your shares, you must do each of the following:

  . deliver to Stanford Telecom prior to the vote on the merger a written demand for an appraisal of your shares;

  . continuously hold your shares from the date you make a written demand for an appraisal through the effective date of the merger;

  .  not vote in favor of the merger; and

  . file within 120 days after the effective time of the merger, if Stanford Telecom or another stockholder does not file within that time, a petition in the Delaware Court of Chancery demanding a determination of the fair value of your shares. Stanford Telecom is under no obligation and has no intent to file any petition.

   If you sell or otherwise transfer or dispose of your shares before the effective date of the merger, you will lose your appraisal rights with respect to those shares. If neither any stockholder who has demanded appraisal rights nor Stanford Telecom has filed a petition in the Delaware Court of Chancery within 120 days after the effective time of the merger, then all stockholders' appraisal rights will cease.

   Voting against the merger or otherwise failing to vote for the merger will not by itself constitute a demand for an appraisal or sufficient notice of your election to exercise your appraisal rights. Any demand for an appraisal must be in writing, signed and mailed or delivered to:

                       Stanford Telecommunications, Inc.
                              1221 Crossman Avenue
                          Sunnyvale, California 94089
                              Attention: Secretary

   A written demand must reasonably inform Stanford Telecom of the identity of the stockholder and of the stockholder's intent to demand appraisal of his, her or its shares of Stanford Telecom common stock.

   A written demand for appraisal should be executed by or on behalf of the stockholder of record exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the written demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a written demand for appraisal on behalf of a stockholder of record; however, in the written demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A beneficial owner of shares of Stanford Telecom held in "street name" who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institute is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal may be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonable inform Stanford Telecom of the identify of the holder of record and of such holder's intention to seek appraisal of such shares. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

   Stanford Telecom will send notice of the effective date of the merger to each stockholder who has properly demanded appraisal rights under Section 262 and who has not voted in favor of the merger. Stanford Telecom will send this notice within 10 days after the effective date of the merger.

   If you have complied with the requirements for claiming your appraisal rights under Section 262, then within the 120 days following the effective date of the merger, you may request in writing from Stanford Telecom a statement as to the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the number of holders of those shares. Upon Stanford Telecom's receipt of such request, which must be made in writing, Stanford Telecom will mail a statement of that information to you within 10 days.

   If a petition for an appraisal is filed timely and a copy is delivered to Stanford Telecom, Stanford Telecom will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders of Stanford Telecom who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by Stanford Telecom. The Delaware Court of Chancery will hold a hearing on the petition to determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. After determining the stockholders entitled to appraisal, the Delaware Court of Chancery shall appraise the shares, determining their fair value. The determination of fair value will not include any element of value arising from the accomplishment or expectation of the merger. The Court will also determine a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the shares. The Court may determine that the fair value of the shares is more than, the same as or less than the value of the cash you would have received under the merger agreement. An investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

   The Delaware Court of Chancery may require the holders of shares who have demanded an appraisal of their shares to submit their stock certificates to the Register in Chancery for notation of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

   The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to appraisal.

   From and after the effective date of the merger, if you have duly demanded an appraisal of your shares, you will not, be entitled to vote those shares for any purpose, nor will you be entitled to the payment of dividends or other distributions on those shares, except for dividends or other distributions payable to stockholders of record at a date prior to the effective date of the merger.

   You may withdraw your demand for appraisal of your shares at any time within 60 days after the effective date of the merger and accept the terms offered pursuant to the merger. Any attempt to withdraw your appraisal demand more than 60 days after the effective date of the merger will require the written approval of Stanford Telecom. Once a petition for appraisal is filed with the Delaware Court of Chancery, the appraisal proceeding may not be dismissed without court approval.

   If you properly demand appraisal of your shares, but fail to perfect your appraisal rights, otherwise lose your appraisal rights or effectively withdraw your demand for an appraisal, your shares will be cancelled and extinguished and be converted into the right to receive the cash consideration described in the merger agreement, without interest.

   Newbridge will not be obligated to close the merger if the aggregate number of shares held by Stanford Telecom stockholders demanding appraisal rights exceeds 10% of the number of shares of Stanford Telecom common stock issued and outstanding immediately prior to the effective time of the merger.

                             THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement and the other agreements entered into in connection with the merger agreement. This summary is qualified in its entirety by reference to the full text of the merger agreement and the other agreements which are attached as Appendices A through C to this document.

The Merger

   The merger will close no later than the first business day after satisfaction or waiver of the conditions to the merger agreement, or on another date as the parties agree. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later time as may be agreed to in writing by Newbridge and Stanford Telecom, as specified in the certificate of merger. The closing date is expected to be on or about December 14, 1999.

   At the effective time:

  .  Saturn Acquisition Corp. will merge with and into Stanford Telecom;

  .  the separate corporate existence of Saturn Acquisition Corp. will cease;
     and

   . Stanford Telecom will be the surviving corporation and a wholly owned subsidiary of Newbridge.

   Any further reference to the surviving corporation in this proxy statement refers to Stanford Telecom following the time the merger becomes effective.

Conversion of Shares

   At the effective time, each outstanding share of Stanford Telecom common stock (other than those cancelled by the merger agreement and any dissenting shares), will be automatically converted into the right to receive $34.22 in cash without interest. At or before the effective time of the merger, Newbridge will designate a bank or trust company to act as the paying agent in the merger. The paying agent will receive the merger consideration from Newbridge. The paying agent will distribute the merger consideration to each Stanford Telecom stockholder after delivery by the stockholder of their Stanford Telecom stock certificates and a signed letter of transmittal.

   As of the effective time, each share of Saturn Acquisition Corp. outstanding immediately prior to the effective time will be automatically converted into one share of common stock of the surviving corporation.

Treatment of Stock Options

   At the effective time of the merger, Newbridge will, to the fullest extent permitted by applicable law, assume all options to purchase Stanford Telecom common stock then outstanding under Stanford Telecom's 1991 Stock Option Plan. Each Stanford Telecom stock option, whether or not exercisable at the effective time of the merger, to the extent permitted by applicable law, will be assumed by Newbridge in a manner so that it will be exercisable after the effective time of the merger upon substantially the same terms and conditions as under the Stanford Telecom Stock Option Plan and the applicable stock option agreement; provided that, as of the effective time of the merger, holders of Stanford Telecom options will have the ability to "cash out" their vested options for the difference between $34.22 and the exercise price of the options, less applicable taxes. See the more detailed discussion under "-- Employee Benefits" below.

Representations and Warranties

   Stanford Telecom, Newbridge and Saturn Acquisition Corp. have made representations in the merger agreement, relating to, among other things:

  .  their respective organization and similar corporate matters;

  . authorization, execution, delivery and enforceability of the merger agreement and the related agreements;

  .  absence of conflicts under their charters and bylaws;

  .  required consents or approvals;

  .  no violations of any agreements or law;

  .  litigation; and

  .  information included in the proxy statement.

   Stanford Telecom has made additional representations, relating to among other things:

  .  its capital structure and the capital stock of its subsidiaries;

  .  insurance;

  .  contracts and commitments;

  .  documents filed with the SEC;

  .  financial statements;

  .  absence of undisclosed liabilities;

  .  absence of material adverse events or changes;

  . compliance with laws, including those relating to the export or import of goods or technology;

  .  labor matters, including employment and labor contracts;

  .  requirements regarding government contracts;

  .  intellectual property matters;

  .  accounts receivable;

  .  inventories;

  .  order backlog;

  .  product and services warranties;

  .  tax laws and tax returns;

  .  employee benefit plans and compliance with applicable laws;

  .  environmental matters;

  .  finders' or brokers' fees;

  .  title to real and personal property; and

  .  year 2000 compliance.

   Newbridge has made an additional representation relating to its financial resources to consummate the transactions contemplated by the merger agreement.

   None of the representations and warranties of Stanford Telecom, Newbridge or Saturn Acquisition Corp. will survive the effective time of the merger.

Conduct of Stanford Telecom's Business Prior to the Merger

   Until the earlier of the termination of the merger agreement or the effective time of the merger, Stanford Telecom has agreed to:

  . conduct its operations according to its ordinary and usual course of business consistent with past practice;

  .  use all commercially reasonable efforts to:

    -- preserve intact its business organization;

    -- keep available the services of its officers and employees in each business function; and

    -- maintain satisfactory relationships with suppliers, distributors, customers and others with whom it has employment and business relationships; and

  . not take any action which would adversely affect its ability to consummate the merger or the other transactions contemplated by the merger agreement.

   During the period from the date of the merger agreement until the effective time of the merger, Stanford Telecom has also agreed that neither it nor any of its subsidiaries will, without the prior written consent of Newbridge, directly or indirectly, subject to some exceptions, do any of the following:

  .  enter into, violate, amend or waive any of the terms of:

    -- any agreement relating to the joint development or transfer of technology or Stanford Telecom intellectual property rights; or

    -- any other agreements or contracts, except in the ordinary course of business and consistent with past practice;

  . accept any new or incremental work orders from current customers or enter into any new contractual obligations with customers other than Newbridge with respect to Stanford Telecom's wireless broadband and satellite personal communications products;

  . agree to undertake research and development work for any third party with a term extending beyond May 31, 2000 with respect to Stanford Telecom's telecom component products;

  .  authorize, solicit, propose or enter into any agreement with respect to:

    -- any plan of liquidation or dissolution;

    -- any acquisition or disposition of a material amount of assets or securities, any material change in capitalization; or

    -- any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

  . fail to renew, terminate or materially alter any insurance policy naming it as a beneficiary or a loss payee, except in the ordinary course of business and consistent with past practice and following written notice to Newbridge;

  . maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

  . enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

  .  institute any change in its accounting methods;

  . pay any material claims or obligations other than the payment of liabilities in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed other than the collection in the ordinary course of business;

  .  split, combine or reclassify any shares of its capital stock;

  . issue any capital stock or other options, warrants or rights to purchase or acquire capital stock or change the terms of any outstanding securities, except that Stanford Telecom may (1) issue capital stock upon the exercise of options, warrants or rights outstanding as of June 22, 1999, and (2) accelerate the Stanford Telecom options that are not to be assumed or substituted with equivalent options or other economic benefits by Newbridge or by the purchasers of Stanford Telecom's government and contract manufacturing businesses;

  . waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than as specifically provided in the merger agreement;

  .  make any change or material election with respect to taxes; or

  . take or agree to take, any of the specific actions described in the merger agreement, or any action which would make any of its representations or warranties contained in the merger agreement untrue or incorrect or prevent it from performing its covenants under the merger agreement.

Conduct of Business Following the Merger

   Pursuant to the merger, Saturn Acquisition Corp. will merge into Stanford Telecom and Stanford Telecom will be the surviving corporation. All property, rights, privileges, powers and franchises of Stanford Telecom and Saturn Acquisition Corp. will vest in the surviving corporation. All debts, liabilities and duties of Stanford Telecom and Saturn Acquisition Corp. will become the debts, liabilities and duties of the surviving corporation. The surviving corporation will be a wholly owned subsidiary of Newbridge.

   Pursuant to the merger agreement, the certificate of incorporation of Stanford Telecom in effect immediately prior to the effective time of the merger will become the certificate of incorporation of the surviving corporation. The name of the surviving corporation will be "Stanford Telecommunications, Inc." and the bylaws of Saturn Acquisition Corp. will become the bylaws of Stanford Telecommunications, Inc. following the effective time of the merger. The directors of Saturn Acquisition Corp. at the effective time of the merger will become the initial directors of the surviving corporation. The officers of Saturn Acquisition Corp. immediately prior to the effective time of the merger will become the initial officers of the surviving corporation.

No Solicitation; Board Recommendation

   Stanford Telecom has agreed that it will not take specified actions with respect to an "acquisition proposal" or an "acquisition transaction," except for actions that may be taken with respect to a "superior proposal."

   The term acquisition proposal means any bona fide offer or proposal made by a third party relating to an acquisition transaction. An acquisition transaction means any transaction or series of related transactions involving:

  . any purchase or acquisition by any third party or any group of persons who have a total interest of 15% or more of the total outstanding voting securities of Stanford Telecom or any of its subsidiaries, or any tender offer or exchange offer that if completed would result in any third party (or its stockholders) beneficially owning 15% or more of the total outstanding voting securities of Stanford Telecom or any of its subsidiaries;

  . any merger, consolidation, business combination or similar transaction involving Stanford Telecom or any of its subsidiaries;

  . any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of a material portion of the assets of Stanford Telecom (excluding the assets related to Stanford Telecom's government and contract manufacturing businesses);

  .  any liquidation or dissolution of Stanford Telecom; or

  . the acquisition (or potential acquisition) by a third party of control of the Stanford Telecom board of directors or the election or appointment of nominees of a third party (or the ability of a third party to elect or appoint its nominees) to a majority of the seats on the Stanford Telecom board of directors.

   The term superior proposal means any bona fide acquisition proposal made in writing and not initiated, solicited or encouraged in violation of the merger agreement which is:

  . on terms which the Stanford Telecom board of directors determines in good faith to be more favorable to Stanford Telecom and its stockholders or to its stockholders than the merger, after receiving written advice from its financial advisor that the consideration in the proposal is superior to the value of the merger consideration; and

  .  reasonably capable of being financed by the potential acquirer.

   Specifically, Stanford Telecom has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their officers, directors, affiliates, agents, employees, or any investment banker, attorney or other advisor retained by any of them to, directly or indirectly:

  . solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal;

  . participate in any discussions or negotiations, or furnish any non-public information regarding an acquisition proposal, or take any other action to facilitate any inquiry or proposal which is or may reasonably be expected to lead to an acquisition proposal;

  .  engage in discussions regarding an acquisition proposal;

  .  approve, endorse or recommend any acquisition proposal; or

  . enter into any agreement, letter of intent or similar document relating to any acquisition transaction.

   Stanford Telecom and the Stanford Telecom board of directors may:

  . participate in discussions or negotiations with or furnish non-public information to any third party that has made an unsolicited acquisition proposal; and

  . approve or accept an unsolicited acquisition proposal; but only if, in each case, the Stanford Telecom board of directors first:

    -- determines in good faith, after receiving written advice from its financial advisor, that the acquisition proposal is a superior proposal; and

    -- determines in good faith, after consultation with outside legal counsel, that the failure to participate in the discussions or negotiations, or to furnish the information, or approve or accept that acquisition proposal, would violate the Stanford Telecom board of directors' fiduciary duties under applicable law.

   In addition, Stanford Telecom has agreed to, within 24 hours, inform Newbridge orally and in writing if Stanford Telecom receives an acquisition proposal, or is asked to provide non-public information or receives an inquiry which it reasonably believes would lead to an acquisition proposal. In each case, Stanford Telecom has also agreed to furnish to Newbridge the identity of the person making the proposal and/or inquiry and the material terms of the third party's proposal, request or inquiry and to keep Newbridge informed of the status of the proposal, request or inquiry.

   The Stanford Telecom board of directors is required to unanimously recommend the adoption and approval of the merger agreement and approval of the merger to the Stanford Telecom stockholders. Neither the Stanford Telecom board of directors, nor any board committee, may withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the unanimous recommendation of the Stanford Telecom board of directors to the Stanford Telecom stockholders in a manner than is adverse to Newbridge unless:

  .  a superior proposal is made to Stanford Telecom and not withdrawn;

  . Stanford Telecom gives Newbridge written notice of the superior proposal specifying the material terms and conditions of the proposal and identifying the person or entity making the proposal;

  . Newbridge has not, within five business days of its receipt of notice of the superior proposal, made an offer that the Stanford Telecom board of directors, by a majority vote, determines in good faith, on the basis of the written advice of its financial advisor, to be at least as favorable to the Stanford Telecom stockholders as the superior proposal;

  . the Stanford Telecom board of directors, determines in good faith, after consultation with outside counsel, that the recommendation to approve the merger would violate its fiduciary obligations to the Stanford Telecom stockholders under applicable law; and

  . Stanford Telecom has not violated its non-solicitation obligations under the merger agreement.

   For the purposes of the merger agreement, the recommendation of the Stanford Telecom board of directors will be modified in a manner adverse to Newbridge if the recommendation is no longer unanimous. An action by the Stanford Telecom board of directors or any committee is unanimous if each member of the board of directors or committee has approved the action other than (1) any member who has appropriately abstained from voting because of a potential conflict of interest and (2) any member who is unable to vote in connection as a result of death or disability.

Additional Covenants

   In connection with the merger, Stanford Telecom has agreed to:

  . use its best efforts to sell the government and contract manufacturing businesses for minimum after-tax net cash proceeds of not less than $102 million; and

  . use all commercially reasonable efforts to amend any of its existing agreements that would give a third party Stanford Telecom intellectual property rights as a result of the merger.

   In connection with the merger, Stanford Telecom and Newbridge have agreed to use all commercially reasonable efforts to enter into a transitional contract manufacturing agreement with the purchaser of Stanford Telecom's contract manufacturing facility.

   The merger agreement also contains other covenants, including obtaining necessary consents for the merger, cooperation of the parties with respect to any governmental filings or applications, making public announcements and obtaining affiliates' agreements.

Conditions to the Merger

   The respective obligations of Stanford Telecom, Newbridge, and Saturn Acquisition Corp. to complete the merger are subject to the fulfillment or waiver of the following conditions on or before the effective time of the merger:

  . Stanford Telecom stockholders approve and adopt the merger agreement and the merger;

  . the waiting periods applicable to consummation of the merger under the Hart-Scott-Rodino Act and Exon-Florio Amendment have expired or been terminated, and all similar governmental requirements, authorizations, consents, filings or expiration of waiting periods have been obtained or complied with other than those which would not be reasonably likely to have a material adverse effect on Stanford Telecom or Newbridge; and

  . no writ, order, temporary restraining order, preliminary injunction or injunction has been enacted, entered into, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the merger or otherwise makes it illegal, nor will any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the merger in accordance with the terms of the merger agreement.

   In addition, the obligations of Stanford Telecom to effect the merger are subject to the fulfillment of the following conditions on or before the effective time of the merger, any one of which may be waived by Stanford
Telecom:

  . the representations and warranties of Newbridge and Saturn Acquisition Corp. in the merger agreement are true and correct in all material respects, at the effective time of the merger, with the same force and effect as if made at the effective time of the merger except:

    --for changes specifically permitted by the merger agreement;

    -- that the accuracy of the representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be determined as of that date; and

    -- for those inaccuracies as, in the aggregate, would not reasonably be expected to have a material adverse effect on Newbridge;

  . Newbridge and Saturn Acquisition Corp. have performed and complied in all material respects with all agreements, obligations and conditions required to be performed or complied with by them on or prior to the closing date of the merger; and

  . Newbridge and Saturn Acquisition Corp. have furnished certificates of their respective officers to evidence compliance with the conditions set forth in the merger agreement.

   In addition, the obligations of Newbridge and Saturn Acquisition Corp. to effect the merger are subject to the fulfillment of the following conditions on or before the effective time of the merger, any one of which may be waived by
Newbridge:

  . the representations and warranties of Stanford Telecom contained in the merger agreement are true and correct in all material respects at the effective time of the merger, with the same force and effect as if made at the effective time of the merger except:

    -- for changes related to the balance sheets or assets of the government and contract manufacturing businesses;

    -- for changes in the prospects of a personal satellite communication system being developed by a third party;

    -- for other changes specifically permitted by the merger agreement;

    -- that the accuracy of the representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be determined as of that date; and

    -- for those inaccuracies as, in the aggregate, would not reasonably be expected to have a material adverse effect on Stanford Telecom;

  . Stanford Telecom has performed and complied in all material respects with all agreements, obligations and conditions required by the merger agreement to be performed or complied with by it on or prior to the date of the closing of the merger;

  . Stanford Telecom has furnished officers' certificates that evidence the accuracy of all representations and warranties made by Stanford Telecom and that evidence performance and compliance with Stanford Telecom's obligations and conditions in the merger agreement;

  . any consents, approvals, notifications, disclosures, filings and registrations listed in the Stanford Telecom disclosure statement have been obtained or made;

  . Stanford Telecom has entered into binding agreements reasonably acceptable to Newbridge with respect to the sales of the government and contract manufacturing businesses for an aggregate purchase price resulting in the after-tax net cash proceeds to Stanford Telecom of not less than $102 million;

  . Stanford Telecom has delivered to Newbridge a statement that the interest in Stanford Telecom is not a United States real property interest as contemplated by Section 1.1445-2(c)(3) of the regulations promulgated under the Internal Revenue Code;

  . Stanford Telecom has entered into employment agreements or arrangements satisfactory to Newbridge with certain Stanford Telecom employees;

  . Stanford Telecom has delivered to Newbridge the resignations of directors and officers of Stanford Telecom and its subsidiaries specified by Newbridge;

  . the aggregate number of shares of Stanford Telecom common stock demanding appraisal rights under Section 262 of the Delaware Law does not exceed 10% of the outstanding Stanford Telecom common stock immediately prior to the effective time of the merger; and

  . no material adverse change, event or effect with respect to Stanford Telecom or its subsidiaries will have occurred, except for changes specifically permitted by the merger agreement.

   If the sale of the government business assets is not approved by the Stanford Telecom stockholders or if the sale of the government business assets has not closed prior to the merger, the merger will be completed and Newbridge will effect the sale of the government business assets after the merger.

Termination of the Merger Agreement

   The merger agreement provides that it may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by the stockholders of Stanford Telecom:

  . by mutual written consent of the board of directors of each of Newbridge, Saturn Acquisition Corp. and Stanford Telecom;

  . by either Newbridge or Stanford Telecom if the merger has not closed by January 31, 2000 (provided that the right to terminate will not be available to any party whose action or failure to act has proximately contributed to the failure to close the merger by January 31, 2000 and the action or failure to act constitutes a material breach of the merger agreement);

  .  by either Newbridge or Stanford Telecom if:

    -- a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the merger substantially on the terms contemplated by the merger agreement; or

    -- a court of competent jurisdiction or other governmental entity has issued a final and non-appealable order, decree, ruling or injunction, or taken any other final and non-appealable action, that permanently restrains, enjoins or otherwise prohibits the merger (provided that the party exercising the right to terminate has used its reasonable best efforts to remove that order, decree, ruling or injunction);

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

  . by either Stanford Telecom or Newbridge if the required approval of the merger by the Stanford Telecom stockholders has not been obtained at the Stanford Telecom special meeting; provided, however, that the right to terminate will not be available to Stanford Telecom where:

    -- Stanford Telecom has breached in any material respect its obligations under the merger agreement in any manner that will have proximately contributed to the failure to obtain stockholder approval; or

    -- the failure was caused by a breach of any voting agreement by a party other than Newbridge;

  .by Newbridge if any of the following Stanford Telecom "triggering events" occur:

    -- the Stanford Telecom board of directors or any board committee withdraws or modifies in a manner adverse to Newbridge its unanimous recommendation in favor of the adoption and approval of the merger agreement and the merger;

    -- Stanford Telecom has not included or maintained in the proxy statement the unanimous recommendation of the Stanford Telecom board of directors in favor of the adoption and approval of the merger agreement and the merger;

    -- the Stanford Telecom board of directors has not reaffirmed its unanimous recommendation in favor of the adoption and approval of the merger agreement and the merger within five days after Newbridge requests in writing that the recommendation be reaffirmed;

    -- the Stanford Telecom board of directors or any committee has failed to reject any acquisition proposal;

    -- Stanford Telecom has entered into any letter of intent or agreement contemplating or relating to an acquisition proposal;

    -- subject to Stanford Telecom's ability under the merger agreement to adjourn or postpone the Stanford Telecom special meeting, Stanford Telecom has failed to hold the special meeting within 45 days after the expiration of the 10-day waiting period on the preliminary proxy statement or, if Stanford Telecom receives SEC comments on the proxy statement, the date that all such comments are cleared with SEC;

    -- a tender or exchange offer relating to Stanford Telecom securities is commenced by a third party and Stanford Telecom has not sent or given to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten business days after the publication of the offer, a statement disclosing that the Stanford Telecom board of directors recommends rejection of the tender or exchange offer; or

    -- Stanford Telecom has breached its non-solicitation obligations under the merger agreement;

  . by Newbridge or Stanford Telecom upon breach by the other party of its representations or warranties in a manner that the closing conditions have not been met, if that breach has not been cured within 30 days after notice of the breach has been received by the party allegedly in breach; provided that neither party may terminate the agreement if it has breached in any material respect its obligations under the merger agreement in any manner that proximately caused the breach by the other party.

Fees, Expenses and Termination Fees

   Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party that incurs them. Newbridge and Stanford Telecom will share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing fees paid in connection with the filing of this proxy statement and the costs of printing and mailing this proxy statement.

   Stanford Telecom has agreed to pay Newbridge a nonrefundable termination fee of $25 million if:

  . Newbridge terminates the merger agreement because a Stanford Telecom triggering event has occurred; or

  . Newbridge or Stanford Telecom terminates the merger agreement because either the merger has not been completed by January 31, 2000 or the Stanford Telecom stockholders have not approved the merger agreement and the merger at the Stanford Telecom special meeting; and

    -- prior to the termination, a third party has publicly announced an acquisition proposal; and

    -- within 12 months following the termination, Stanford Telecom executes an agreement providing for an acquisition transaction or an acquisition transaction has been completed.

   If the termination fee is payable because of a triggering event, Stanford Telecom will pay the fee within 10 business days of termination of the merger agreement. If the termination fee is payable because the merger has not been completed by January 31, 2000 or the Stanford Telecom stockholders do not approve the merger agreement, Stanford Telecom will pay the fee within 10 business days of the execution of an agreement providing for, or consummation of, the acquisition transaction.

   If Newbridge terminates the merger agreement because the Stanford Telecom stockholders do not approve the merger agreement and the merger and Stanford Telecom is not obligated to pay Newbridge the $25 million termination fee, Stanford Telecom will reimburse Newbridge for all documented expenses incurred by Newbridge in connection with the merger no later than July 7, 2000.

   If Newbridge terminates the merger agreement because Stanford Telecom breaches any of its representations, warranties in a manner that the closing conditions have not been met and Stanford Telecom is not obligated to pay Newbridge the $25 million termination fee, Stanford Telecom will reimburse Newbridge for all documented expenses incurred by Newbridge in connection with the merger agreement no later than 10 business days after the date of termination.

Employee Benefits

   Stock Options. At the effective time of the merger, to the full extent permitted by applicable law, Newbridge will assume all of the outstanding Stanford Telecom stock options whether or not the options are exercisable. Each stock option assumed will continue to have and be subject to substantially the same terms and conditions as under the Stanford Telecom stock plan under which the stock option was granted except that:

  . each Stanford Telecom option will be exercisable for the number of whole shares of Newbridge common stock, rounded down to the nearest whole share, equal to the product obtained from multiplying the number of shares of Stanford Telecom common stock covered by the option immediately prior to the effective time by the option exchange ratio, which is equal to $34.22 divided by the average of the daily average of the high and low prices of the Newbridge common stock on the New York Stock Exchange for the five trading days ending the second trading day before the special meeting; and

  . the option price per share of Newbridge common stock will be equal to the quotient obtained from dividing the option price per share of Stanford Telecom common stock subject to the option in effect immediately prior to the effective time by the option exchange ratio, rounded up to the nearest whole cent.

   In addition, persons holding Stanford Telecom options which are vested or will be vested at the effective time of the merger will be able to exercise those options on a "cash-out" basis as of the effective time of the merger. Option holders who exercise their options in this manner will receive, after the effective time of the merger, a cash payment for each share exercised equal to $34.22 less the exercise price of the shares and any applicable withholding or employment taxes.

   Newbridge will file a registration statement on Form S-8 or other appropriate form under the Securities Act covering the shares of Newbridge common stock issuable upon exercise of the options assumed in the merger not later than ten business days after the effective time of the merger.

   Employee Stock Purchase Plan. Pursuant to the merger agreement, Stanford Telecom's 1992 Employee Stock Purchase Plan was terminated following the purchase of shares on September 30, 1999. All funds contributed to the 1992 Stock Purchase Plan that were not used to purchase shares of Stanford Telecom common stock were returned to the Stanford Telecom employees in accordance with the 1992 Stock Purchase Plan.

   Other Benefit Plans. Contributions under Stanford Telecom's 401(k) plan will continue in accordance with past practice up to and including the closing date of the merger. Payments to employees under Stanford Telecoms profit sharing program and Stanford Telecom's management incentive plan will continue up to and including the closing date of the merger in accordance with practice.

   Severance. Executive officers of Stanford Telecom who resign at Newbridge's request or are terminated on or within 90 days of the effective time of the merger will be paid severance equal to one year's base salary. Other Stanford Telecom employees who are terminated on or within 90 days of the effective time of the merger will be paid severance equal to the greater of one month's salary or one month's salary for every two years of employment, prorated for partial years.

Technology License Option Agreement

   Stanford Telecom has granted Newbridge an option to acquire a license to its intellectual property to make and distribute wireless broadband products upon the terms and subject to the conditions set forth in the Technology License Option Agreement. The following is a brief summary of the material terms of the Technology License Option Agreement, which is attached as Appendix B to this proxy statement and incorporated herein by this reference. This summary is qualified in its entirety by reference to the Technology License Option Agreement.

   The option is exercisable by Newbridge at an exercise price of $69 million at any time after a change in control of Stanford Telecom. A change in control means the occurrence of an acquisition transaction, except that a spin-off of Stanford Telecoms wireless broadband products business through a distribution to Stanford Telecom stockholders will not constitute an acquisition transaction, unless subsequent to the spin-off and during the period the option is still exercisable, an acquisition transaction occurs involving the new company conducting the wireless broadband products business.

   The option will continue to be exercisable until the earliest of:

  .  May 24, 2001;

  . nine months after the termination of the merger agreement by Newbridge if the agreement has been terminated because Stanford Telecom has breached any of its representations or warranties;

  . twelve months after the termination of the merger agreement by either Newbridge or Stanford Telecom if the merger has:

    -- not been completed by January 31, 2000;

    -- been prohibited by statute, regulation or executive order; or

    -- been permanently prohibited by an order of a government entity or court.

   Upon Newbridge's exercise of the option, Stanford Telecom will grant to Newbridge an irrevocable, perpetual, nonexclusive, nontransferable and royalty-free license to its intellectual property necessary to make, have made, import, use, sell and have sold wireless broadband products. Newbridge may sublicense its rights to its affiliates, third party OEMs and end users of the products.

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

Stock Option Agreement

   In connection with the merger, Stanford Telecom has granted to Newbridge an irrevocable option to acquire a number of shares of Stanford Telecom common stock equal to 19.9% of the issued and outstanding Stanford Telecom shares as of the first date the option becomes exercisable. The following is a brief summary of the material terms of the stock option agreement, which is attached as Appendix C to this proxy statement and incorporated herein by this reference. This summary is qualified in its entirety by reference to the stock option agreement.

   Newbridge may exercise the option at any time after the occurrence of one of the following exercise events:

  .  triggering event; or

  .  the public announcement of an acquisition proposal.

   The option is exercisable at a purchase price of $35 per share and will expire upon the earliest of:

  .  the effective time of the merger;

  . the termination of the merger agreement if no exercise event has occurred and the merger agreement is terminated:

    -- by the mutual consent of Newbridge, Saturn Acquisition Corp. and Stanford Telecom;

    -- as a result of a governmental order or decree;

    -- due to the breach of representations or warranties by either party;
       or

  . 18 months following termination of the merger agreement for any other reason.

   If Newbridge acquires the option shares and the proceeds from any sale of, or dividend on, the option shares, plus any termination fee received by Newbridge under the merger agreement exceeds the sum of (1) $25 million plus
(2) the exercise price of the option shares purchased by Newbridge, then all proceeds in excess of that aggregate amount will be repaid by Newbridge to Stanford Telecom.

   Upon notice (the "Put Notice") by Newbridge during the period in which the option is exercisable, if Stanford Telecom consummates an acquisition transaction or enters into an agreement providing for an acquisition transaction, Stanford Telecom, or any successor entity, will purchase:

  . the options not exercised by Newbridge at a per share price equal to the difference between the Market/Tender Offer Price (as defined in the stock option agreement) and $35 as of the date of the Put Notice; and

  .  any option shares acquired by Newbridge at a per share price equal to
     (1) the exercise price paid by Newbridge for the option shares plus (2) the difference between the Market/Tender Offer Price and $35.

   If Newbridge acquires option shares and neither (1) an acquisition transaction has been completed within 18 months after the termination of the merger agreement nor (2) has Stanford Telecom entered into an agreement which remains in effect at the end of the 18-month period, then Stanford Telecom may repurchase any option shares held by Newbridge at $35 per share.

   Following the termination of the merger agreement, Newbridge may require Stanford Telecom to register under the Securities Act all or any part of the option shares acquired by Newbridge under the stock option agreement.

Voting Agreements

   Each of Michael Berberian, Leonard Schuchman, Dr. James J. Spilker, Jr. and Dr. Val P. Peline, directors of Stanford Telecom, and Gary S. Wolf and Dr. John
E. Ohlson, officers of Stanford Telecom, has entered into a voting agreement with Newbridge. As of the record date, these individuals own an aggregate of 2,585,515 shares of Stanford Telecom common stock, representing approximately 19.5% of the votes entitled to be cast by the holders of Stanford Telecom common stock issued and outstanding as of the record date.

   Pursuant to the voting agreements, each of the Stanford Telecom directors and/or officers, in his capacity as a stockholder, has agreed to vote his shares of Stanford Telecom common stock in favor of adoption of the merger agreement and approval of the other actions contemplated by the merger agreement. Each of the directors and/or officers has further agreed not to take any action which would cause Stanford Telecom to directly or indirectly violate its non-solicitation obligations under the merger agreement. Each of the directors and/or officers has also agreed not to directly or indirectly take any other action that would make any of his representations or warranties contained in the voting agreement untrue or incorrect.

             PROPOSAL NO. 2--SALE OF THE GOVERNMENT BUSINESS ASSETS

   You are being asked to approve the sale of Stanford Telecom's government business assets to a third party. The government business accounted for 71.3% of Stanford Telecom's revenues in fiscal 1998 and 74.6% in fiscal 1999.

   Stanford Telecom has entered into an agreement with ITT Industries, Inc. to sell to ITT Industries the government business assets for $191 million, subject to adjustment based on the net worth of the government business on the closing date of the sale. This agreement is subject to a number of conditions. As a result, we cannot assure you that the sale to ITT Industries will be completed or that it will be completed at this price. If we do not sell the government business assets to ITT Industries, we will seek to sell the government business assets to another party. Approval of the proposal for the sale of the government business assets to a third party will also constitute approval of the sale to ITT Industries.

   If the Stanford Telecom stockholders do not approve the sale of the government business assets or if the sale of the government business assets has not been completed prior to the merger, the merger will be completed and Newbridge will effect the sale of the government business assets after the merger. Stanford Telecom does not intend to sell the government business assets if the merger with Newbridge is not approved by its stockholders and completed under the terms of the merger agreement.

Background of the Sale of the Government Business Assets

   In May 1999, CIBC World Markets Corp., on behalf of Newbridge, began working with Stanford Telecom to provide assistance in identifying purchasers and facilitating the sales of Stanford Telecom's government and contract manufacturing businesses. A confidential offering memorandum describing the government business was prepared for distribution to potential purchasers.

   In May 1999, more than 40 potential purchasers were contacted in connection with the sale of the government business assets. Thirty-six of those contacted signed confidentiality agreements with Stanford Telecom and were provided with copies of the offering memorandum.

   Potential purchasers were asked to submit non-binding indications of interest. Stanford Telecom received indications of interest from 11 potential purchasers for the government business assets by July 12, 1999. Of the interested parties, a limited number of parties were invited to continue in the sale process and begin due diligence review of the government business assets.

   On July 23, 1999, Stanford Telecom provided each potential purchaser of the government business assets with a draft agreement and bidding procedures for the transaction.

   Stanford Telecom received three final bids from potential purchasers on August 6, 1999. From August 9 to August 18, 1999, CIBC World Markets Corp. discussed with each of the bidders the terms and conditions of their respective bids.

   On August 20, 1999, representatives of CIBC World Markets Corp. called representatives of ITT Industries to inform the representatives of ITT Industries that Stanford Telecom desired to continue discussions relating to the negotiation of a definitive agreement for the sale of the government business assets.

   On August 25, 1999, Mr. Gary S. Wolf, Executive Vice President of Stanford Telecom, Mr. Ralph Meoni, Vice President and Director of Corporate Development and Operations Support of ITT Defense (a division of ITT Industries), Mr. Lawrence Swire, Vice President and Associate General Counsel of ITT Industries, Mr. Peter Nadeau, Vice President and General Counsel of Newbridge and representatives of Simpson Thacher & Bartlett, counsel to ITT Industries, Thelen Reid & Priest LLP, counsel to Stanford Telecom, Heller Ehrman White & McAuliffe, counsel to Newbridge, and CIBC World Markets Corp., financial advisor to Newbridge, met in San Jose, California to negotiate the terms of the transaction.

   On August 31, 1999, Dr. Val Peline, President and Chief Executive Officer of Stanford Telecom, Mr. Martin Kamber, Executive Vice President of ITT Industries, Messrs. Wolf, Meoni, Swire and Nadeau and representatives of Simpson Thacher & Bartlett, Thelen Reid & Priest LLP, Heller Ehrman White & McAuliffe and CIBC World Markets Corp. held a teleconference call to negotiate further the terms of a definitive agreement relating to the sale of the government business assets.

   From August 31, 1999 to September 2, 1999, representatives of Stanford Telecom, ITT Industries and Newbridge met to review and discuss matters related to the separation of Stanford Telecom's government business assets and transition matters related to the transfer of the government business assets from Stanford Telecom to ITT Industries.

   On September 2, 1999, Dr. Peline, Mr. Robert Seitter, Assistant General Counsel and General Patent Counsel of ITT Industries, Messrs. Wolf, Kamber, Meoni and Swire, and representatives of Simpson Thacher & Bartlett, Thelen Reid & Priest LLP, Heller Ehrman White & McAuliffe and CIBC World Markets Corp. held a teleconference to discuss the separation of Stanford Telecom's government business assets.

   From September 2, 1999 through September 22, 1999, management of Stanford Telecom, ITT Industries and Newbridge and their legal and financial advisors continued to negotiate the terms of a definitive agreement.

   At a meeting held on September 16, 1999, the Stanford Telecom board of directors reviewed and discussed the terms of the proposed transaction. The Stanford Telecom board of directors unanimously approved the sale of the government business assets to ITT Industries and authorized the officers of Stanford Telecom to finalize and execute the asset purchase agreement.

   The definitive asset purchase agreement was signed on behalf of ITT Industries and Stanford Telecom on September 22, 1999.

Reasons for the Sale of the Government Business Assets

   The merger agreement with Newbridge contemplates the sales of Stanford Telecom's government and contract manufacturing businesses. As a Canadian corporation, Newbridge would be prohibited from performing Stanford Telecom's classified contracts with the U.S. government unless steps were taken to mitigate foreign ownership, control and influence by means such as establishment of a proxy company or voting trust to manage the operation of the government business.

   Stanford Telecom currently anticipates that the sale price of the government business assets will be approximately $191 million, based on the results of the auction process by CIBC World Markets Corp. and the agreement with ITT Industries. In determining the adequacy of the anticipated sale price, the Stanford Telecom board of directors consulted with Stanford Telecom management and reviewed and analyzed the historical financial results and future prospects of the government business, comparable valuations of businesses similar to those of the government business to the extent that comparable information was available from public and private transactions and other relevant information.

   The Stanford Telecom board of directors determined that selling the government business assets in connection with the merger with Newbridge is in the interests of the Stanford Telecom stockholders because it enables the stockholders to share in the proceeds from the sale. See "The Merger Agreement--Conversion of Shares" for information as to how the Stanford Telecom stockholders will share in the proceeds. See "The Merger--Stanford Telecom's Reasons for the Merger" for information as to why the Stanford Telecom board of directors determined that the terms of the merger with Newbridge, which includes the sale of the government business assets, are in the best interests of the Stanford Telecom stockholders.

Recommendation of the Stanford Telecom Board

   After careful consideration, the Stanford Telecom board has approved the sale of the government business assets, and has specifically approved the sale of the government business assets to ITT Industries.

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

   The Stanford Telecom board unanimously recommends that the Stanford Telecom stockholders vote "for" approval of the sale of the government business assets.

Interests of Executive Officers of Stanford Telecom in the Sale of the Government Business Assets

   In considering the recommendation of the Stanford Telecom board of directors with respect to the sale of the government business assets, you should be aware that some of the Stanford Telecom executive officers have interests in the sale that are different from, or are in addition to, yours. These interests may include severance payments and accelerated vesting of stock options. In addition, some of the executive officers may enter into employment agreements with the purchaser of the government business assets.

   If the government business assets are sold to ITT Industries, two of Stanford Telecom's executive officers are expected to be employed by ITT Industries. ITT Industries will not assume any of the Stanford Telecom stock options. As a result, Stanford Telecom intends to accelerate the vesting of the options as of the effective date of the merger with Newbridge. See "The Merger--Interests of Executive Officers and Directors of Stanford Telecom in the Merger--Accelerated Vesting of Stock Options" on page 17.

Regulatory Approvals

   Hart-Scott-Rodino. In connection with the sale of the government business assets, Stanford Telecom and the purchaser of the government business assets need to file notification and report forms with the FTC and the Antitrust Division of the United States Department of Justice and satisfy the specified waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder. Stanford Telecom and ITT Industries each filed notification and report forms relating to the sale of the government business assets under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on October 1, 1999, and the waiting period terminated on October 14, 1999.

   Federal Acquisition Regulation. Federal law prohibits the transfer of U.S. government contracts from a contractor to a third party unless the government recognizes that third party as the successor in interest to the contract or contracts and enters into a novation agreement. In connection with the sale of Stanford Telecom's government business assets, it will be necessary to obtain that recognition and to enter into a novation agreement or agreements with the government in accordance with the provisions of the Federal Acquisition Regulation. In determining whether such recognition is in the interest of the government, the government considers a number of factors concerning the prospective transferee's capability to perform the contracts and responsibility as a prospective contractor and evidence that any security clearance requirements have been met.

Accounting Treatment

   The sale of the government business assets will be accounted for by Stanford Telecom as a sale of assets in accordance with U.S. generally accepted accounting principles. Stanford Telecom expects to record a gain on its financial statements for the difference between the total proceeds from the sale of the government business assets and the net book value of those assets.

Appraisal Rights

   Under Delaware law, you will not have "appraisal rights" or "dissenters' rights" in connection with the sale of the government business assets.

Federal Income Tax Consequences

   The following is a general summary of the principal federal income tax consequences to Stanford Telecom of the sale of the government business assets. It does not address any state or local tax consequences. Stanford

Telecom stockholders are advised to consult with their tax advisors for a more detailed analysis of any federal, state or local tax consequences.

   The sale of the government business assets will be a taxable transaction to Stanford Telecom. Stanford Telecom expects that the net proceeds of the sale will exceed the adjusted tax bases of the assets and that, accordingly, Stanford Telecom will realize a taxable gain. For more information regarding the federal income tax consequences to Stanford Telecom stockholders in connection with the merger, see "The Merger--Material United States Federal Income Tax Consequences."

Information about ITT Industries

   ITT Industries is a global engineering and manufacturing company which had sales of $4.4 billion in 1998. ITT Industries is a major supplier of sophisticated military defense systems, and provides advanced technical and operational services to a broad range of government agencies. ITT Industries also produces connectors, switches and cabling used in telecommunications, computing, aerospace and industrial applications, as well as network services. ITT Industries is the world's largest pump manufacturer and also designs systems and services to move and control water and other fluids.

   ITT Industries is an Indiana corporation. ITT Industries' principal offices are located at 4 West Red Oak Lane, White Plains, New York 10604. The telephone number of ITT Industries' principal office is (914) 641-2000.

The Government Business Asset Purchase Agreement

   On September 22, 1999, Stanford Telecom entered into a definitive asset purchase agreement with ITT Industries. Pursuant to the asset purchase agreement, ITT Industries has agreed to purchase the assets of Stanford Telecom's government business. The closing of the sale of the government business asset sale is expected to take place on or about December 14, 1999.

   The following is a brief summary of the material provisions of the asset purchase agreement between ITT Industries and Stanford Telecom. This summary is qualified in its entirety by reference to the asset purchase agreement filed by Stanford Telecom as an exhibit to its Current Report on Form 8-K filed with the SEC on September 28, 1999, and incorporated in this proxy statement by reference. See "Where You Can Find More Information" on page 61.

 Purchase and Sale of Assets

   Description of Assets To Be Acquired. Stanford Telecom has agreed, on the terms set forth in the asset purchase agreement, to sell to ITT Industries all of the assets that relate to and are used in its government business, except for:

  .  cash generated by the government business before April 1, 1999;

  .  insurance policies, unless they apply solely to the government business;
     and

  . computer, accounting, administrative, telephone or other communications systems.

The Stanford Telecom government business is comprised of four Stanford Telecom divisions: the Satcom Ground Systems division, the Communications Systems Integration division, the Applied Technology Operation division and the Advanced Communications Systems division. These divisions design, manufacture and market advanced digital communications products and systems to establish or enhance communications via satellites, terrestrial wireless and cable.

 Assumption of Liabilities

   Concurrently with its purchase of the government business assets, ITT Industries will assume substantially all of the liabilities and obligations of the government business, but will not assume:

  . Stanford Telecom's tax liabilities for periods ending on or before the closing;

  . liabilities and obligations with respect to certain employees of the government business, including severance obligations relating to those employees who are offered employment with ITT Industries and refuse such employment;

  . liabilities and obligations disclosed by Stanford Telecom as exceptions to the representations and warranties it provided in the asset purchase agreement; and

  . liabilities and obligations associated with the vesting or payment of any options to purchase common stock of Stanford Telecom held by any employee of the government business.

 Purchase Price

   ITT Industries will purchase the government business assets for $191 million in cash, subject to adjustment if the net book value of the assets and liabilities of the government business as of the closing date is greater or less than $40.2 million. The amount to be paid by ITT Industries at the closing will be based on the parties' estimate of the net worth of the government business assets as of the closing date. ITT Industries will have the opportunity to audit the estimated net worth after the closing. The purchase price will be adjusted up or down following the audit, if the audited net worth differs from the estimated net worth by more than $1 million.

   Any sales, purchase or use tax which may be payable as a result of the asset purchase agreement or the transactions contemplated by the agreement will be paid by ITT Industries.

 Representations and Warranties

   Stanford Telecom and ITT Industries have each made representations in the asset purchase agreement relating to, among other things:

  .  its capital structure, organization and similar corporate matters;

  . authorization, execution, delivery and enforceability of the asset purchase agreement and related transactions;

  .  required consents and approvals;

  .  litigation; and

  .  finders' or brokers' fees.

   Stanford Telecom has made additional representations relating to:

  .  absence of conflict under its charter and bylaws;

  .  no violations of any agreements or law;

  .  documents filed with the SEC;

  .  financial statements and data;

  .  absence of undisclosed liabilities;

  .  absence of material adverse events or changes;

  .  insurance;

  .  contracts and commitments;

  .  labor matters, including employment and labor contracts;

  . compliance with laws, including those relating to the export or import of goods or technology;

  .  requirements regarding government contracts;

  .  intellectual property matters;

  .  accounts receivable and government business inventories;

  .  product and services warranties;

  .  tax laws and tax returns;

  .  environmental matters;

  .  sufficiency of assets to be transferred;

  .  title to real and personal property;

  .  year 2000 compliance; and

  .  employee benefit plans and compliance with applicable laws.

   ITT Industries has made additional representations relating to:

  .  investigation of the government business; and

  .  ownership of Stanford Telecom stock.

 Conduct of Stanford Telecom's Business Prior to the Asset Sale

   Until the earlier of the termination of the asset purchase agreement or the closing of the sale of the government business assets, Stanford Telecom has agreed to:

  . conduct its government business operations according to its ordinary and usual course of business consistent with past practice;

  .  use all commercially reasonable efforts to:

    -- preserve intact the organization of the government business;

    -- keep available the services of its government business employees in each business function;

    -- maintain satisfactory relationships with suppliers, distributors, customers and others with whom it has employment and business relationships with respect to its government business; and

  . not take any action which would adversely affect its ability to consummate the transactions contemplated by the asset purchase agreement.

   Stanford Telecom has also agreed that neither it nor any of its subsidiaries will, without the prior written consent of ITT Industries, directly or indirectly, subject to some exceptions, do any of the following with respect to the government business during the period from the date of the asset purchase agreement until the closing of the asset sale:

  . amend or otherwise modify or waive any of the terms of contracts relating to the government business;

  . enter into or accept new work under any systems engineering and technical assistance contracts;

  . enter into any contract that would require establishing a loss contract reserve (under GAAP);

  . maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

  . institute any change in its accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC;

  .  take or agree to take, any of the following actions:

    -- increase the compensation of any of its directors, officers or, other than in the ordinary course of business, non-officer employees;

    -- grant any severance or termination pay to any one person in excess of $25,000;

    -- enter into any oral or written employment, consulting, indemnification or severance agreement outside the ordinary course of business, which (1) provides for payments to any one person in excess of $5,000 per month or (2) is not terminable by Stanford Telecom, or is not to be performed in full, within six months;

    -- approve any capital expenditures in any calendar month which exceed
       $250,000 in the aggregate;

    -- pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed, other than in the ordinary course of business;

    -- waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than for the routine collection of bills; or

    -- take any action that would prevent it from performing or cause it not to perform its covenants under the asset purchase agreement.

 Additional Covenants

   In connection with the asset purchase agreement, Stanford Telecom and ITT Industries have agreed:

  . to use all commercially reasonable efforts to take all actions necessary, proper or appropriate under applicable laws and regulations to consummate the asset sale and the transactions contemplated by the asset purchase agreement, including obtaining the following:

    -- government notifications, agreements and filings;

    -- necessary governmental or private party consents, approvals or waivers; and

    -- stockholder approval of the sale of the government business assets;

  . to execute documents and instruments and to take actions as may be necessary or desirable to effect the transfer and assignment of the assets to ITT Industries or to effect any other transactions contemplated by the asset purchase agreement; and

  .  to enter into a transition services agreement.

   In connection with the asset purchase agreement, Stanford Telecom has agreed:

  . to grant to ITT Industries a worldwide, perpetual, royalty-free, non-exclusive license to manufacture, use and sell products and services which are made, used or sold by the government business or included in Stanford Telecom's plans for the government business as of date of the closing of the sale of the government business assets;

  . to prepare unaudited balance sheet data relating to the government business as of August 31, 1999 or such other date between the date of the asset purchase agreement and the closing date as Stanford Telecom may determine; and

  .  to comply with all bulk transfer laws at the request of ITT Industries.

 Employee Benefits

   With respect to each person employed full-time and part-time by the government business immediately prior to the closing date (other than persons absent from work due to long-term disability and persons on any unpaid leave of absence), ITT Industries will, effective as the closing, offer employment to each employee:

  .  at a salary at least equal to that employee's current salary; and

  . for a position (including seniority level) comparable to the employee's current position (except that the title of such positions will be in accordance with ITT Industries' usual and customary practice for similarly situated employees).

   Offers of employment by ITT Industries will include, effective as of the closing date, employee benefits substantially equivalent in the aggregate to those offered by Stanford Telecom to its similarly situated employees. If ITT Industries terminates a former government business employee for reasons other than cause within 180 days following the closing date, ITT Industries will pay the employee a severance amount set forth in the asset purchase agreement. Subject to the terms of the asset purchase agreement, ITT Industries will also pay severance amount to certain government business employees who decline to accept employment by ITT Industries at locations more than 70 miles from their current Stanford Telecom work site.

 Conditions to the Asset Purchase Agreement

   The respective obligations of ITT Industries and Stanford Telecom to complete the purchase of the government business assets are subject the satisfaction of the following conditions:

  . the representations and warranties of the parties were true and correct, in all material respects, as of the date of the asset purchase agreement and are true and correct as of the closing;

  . all covenants, conditions and other obligations under the asset purchase agreement which are to be performed or complied with by each party as of the closing shall have been fully performed and complied with at or prior to the closing;

  . each party has delivered an officer's certificate to evidence compliance with the conditions in the asset purchase agreement;

  . the waiting period applicable to the government business asset sale under the Hart-Scott-Rodino Act has expired or been terminated;

  .  the stockholders of Stanford Telecom have approved the asset sale; and

  . no writ, order, temporary restraining order, preliminary injunction or injunction has been enacted, entered, promulgated or enforced by any government body, which remains in effect and prohibits the consummation of the asset sale or otherwise makes it illegal, nor will any government body have instituted any action which remains pending and which seeks, and is reasonably likely to enjoin, restrain or prohibit the consummation of the asset sale in accordance with the terms of the asset purchase agreement.

   In addition, the obligation of ITT Industries to complete the purchase of the government business assets is subject to Stanford Telecom obtaining each of the consents or approvals listed in the asset purchase agreement.

   In addition, the obligation of Stanford Telecom to complete the purchase of the government business assets is subject to the merger agreement being either
(1) fully performed or (2) in full force and effect and Stanford Telecom having no knowledge of any event or circumstance that will prevent or materially delay the merger.


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

 Termination of the Asset Purchase Agreement

   The asset purchase agreement may be terminated at any time prior to the closing of the sale of the government business assets, whether before or after approval of the sale by the stockholders of Stanford Telecom:

  . by mutual written consent duly authorized by the boards of directors of ITT Industries and Stanford Telecom;

  . by either ITT Industries or Stanford Telecom if the asset sale has not closed by March 31, 2000 (provided that the right to terminate the asset purchase agreement will not be available to any party whose action or failure to act has proximately contributed to the failure to close the asset sale by March 31, 2000 and the action or failure to act constitutes a breach of the asset purchase agreement);

  .  by either ITT Industries or Stanford Telecom if:

    -- a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting consummation of the asset sale substantially on the terms contemplated by the asset purchase agreement;

    -- the U.S. government advises that it will not enter into a novation agreement with respect to any of the government contracts identified in the asset purchase agreement; or

    -- a court of competent jurisdiction or other government body has issued a final and non-appealable order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the asset sale substantially on the terms contemplated in the asset purchase agreement (provided that a party exercising the right to terminate has used its reasonable efforts to remove that order, decree, ruling or injunction);

  . by Stanford Telecom or ITT Industries upon breach by the other party of its representations and warranties in a manner that the closing conditions have not been met, if that breach has not been cured within 30 days after notice of the breach has been received by the party allegedly in breach; provided that neither party may terminate the agreement if it has breached in any material respect its obligations under the asset purchase agreement in any manner that proximately caused the breach by the other party; or

  . by ITT Industries or Stanford Telecom, if after the date of the asset purchase agreement, events occur or circumstances exist that will prevent satisfaction before March 31, 2000 of the conditions to the terminating party's obligations.

 Post-Termination Options To Purchase

   If the merger of Stanford Telecom with Newbridge is not completed and, as a result, the sale of the government business assets is not completed, and if prior to June 30, 2000 Stanford Telecom decides to sell the government business assets, in whole or in part, then before the assets may be sold to a third party ITT Industries would have the right to purchase the government business assets that Stanford Telecom decides to sell. If Stanford Telecom decides to sell all of the government business assets, then the terms of the sale, including the purchase price, would be substantially the same as in the current asset purchase agreement, provided that if Stanford Telecom receives a superior offer for the government business assets from a third party, then ITT Industries would have the right to purchase the government business assets on the terms of the superior offer.

   Stanford Telecom has agreed that, in the event the merger and the sale of the government business assets are not completed, neither it nor any of its employees, affiliates or other representatives will take specified actions prior to June 30, 1999 to encourage or induce a third party to offer to purchase any of the government business assets, unless the action is necessary in order for the Stanford Telecom board of directors to fulfill its fiduciary duties to the Stanford Telecom stockholders.

                          BUSINESS OF STANFORD TELECOM

   Stanford Telecom designs, manufactures, and markets advanced digital communications products and systems to establish or enhance communications via satellites, terrestrial wireless and cable. Our technical strengths include: system design, communication waveforms, modulation and demodulation techniques, ASIC design, Radio Frequency (RF) antennas and downconverters, software and firmware, Asynchronous Transfer Mode (ATM) design and advanced manufacturing techniques and processes.

   Stanford Telecom was incorporated in California in 1973 and reincorporated in Delaware in 1988.

Government Business

   Our government business is conducted through four divisions: Satcom Ground Systems, Communications Systems Integration, Applied Technology Operation and Advanced Communications Systems. Our ground equipment supports many of the Department of Defense high priority satellites including military communications satellites such as Defense Satellite Communications System (DSCS
III) and MILSTAR, as well as Global Positioning Systems (GPS), the military/civil navigation satellite system.

 DSCS Operational Control System

   We provide critical on-site operations and maintenance support, software support, integrated logistic support, training and depot support services for the U.S. Army's DSCS program under a five-year contract called DSCS Operations Control System Support Services (DOCS3). We have been performing critical services in support of DSCS for the U.S. government since 1981.

   The DOCS is a complex collection of network management and control subsystems that are used as tools for managing DSCS ground station and space communication payload assets. The DSCS must be operated and maintained at peak efficiency and maximum availability as it is often the only means of communication with deployed forces.

   Over the past two years, the U.S. government has issued individual task orders for system adaptation tasks. These tasks often require hardware and/or software enhancements and modifications to extend the life expectancy of the system. The addition of these tasks to the base contract makes DOCS3 our largest single contract.

 Global Broadcast Services

   The U.S. government counterpart to Direct Broadcast Satellite (DBS) television is the Global Broadcast Service. This military satellite system operates in the Ka- and Ku-bands using special payloads on UFO Follow-on Satellites. We provide the uplink terminals termed the Primary Injection Point
(PIP) and Tactical Injection Point (TIP) terminals.

   During the past year, we integrated and delivered two Global Broadcast Service (GBS) Primary Injection Points terminals, under subcontract to Raytheon Information Systems Company. We were awarded options to design, manufacture, and deliver the initial Transportable Injection Point for the GBS program. The TIP, comprised of a Transportable Satellite Broadcast Manager and a Transportable Theater Injection terminal, will be installed on High Mobility MultiWheeled Vehicles (HMMWV) and provide GBS uplink capability from deployed locations worldwide. Stanford Telecom anticipates additional TIP orders during fiscal 2000.

 Digital Satellites Terminals

   The DST satellite communications terminals differ from many other satellite terminals in that they operate with both military X-band satellites and commercial C- and Ku-band communications satellites. We design, manufacture and deliver commercial earth stations that offer highly reliable communications over military and commercial satellite systems operating in C-, X-, and Ku-bands.

 Replacement Satellite Configuration Control Element

   We have a production contract for the manufacture, test and installation of the Replacement Satellite Configuration Control Element (RSCCE), a critical component of the U.S. Army's Defense Satellite Communications System (DSCS). The RSCCE system we developed completed formal acceptance and operational testing in December 1998. Our RSCCE provides satellite commanding and telemetry monitoring and processing capabilities to the U.S. Army at the DSCS Operations Centers located worldwide. The production contract also includes an additional development phase during which the system will be enhanced to provide operational capabilities requested by the customer. This program is scheduled to last about four years and will culminate with the installation of 18 RSCCE systems in late 2002 and 2003.

 RBATSON Satellite Command Systems

   The U.S. Army Communications Electronics Command (CECOM) exercised a major production option on the Replacement BATSON (RBATSON) program during fiscal 1999. The RBATSON program, originally awarded to Stanford Telecom in December 1996, is a technology insertion effort, which replaces 1970's era BATSON cryptographic security equipment for DSCS ground control stations with new form, fit, and function replacement units. The RBATSON system (KI-34) consists of two components, the KIG-34 and the KIT-34, and new Maintenance Test Equipment (MTE), also known as the KT-43A.

   We are now under contract to produce and deliver 17 additional RBATSON units (KIG-34s and KIT-34s) and 2 KT-43, and their associated spares. CECOM also approved two engineering change proposals, which increase the capabilities of the MTE.

 GPS Block IIF Satellite Test System

   We are under contract to deliver a state-of-the-art factory test system to Boeing North American for use in factory testing of the next generation Global Positioning System (GPS) Block IIF satellites. The system consists of a combination of modern Commercial-Off-The-Shelf test equipment and Stanford Telecom designed GPS equipment. Specially developed Stanford Telecom software controls the equipment and digitally processes measurement data to provide extremely accurate determination of critical satellite parameters. The test set is fully automated to significantly reduce satellite test time and to reduce the effect of "human error" in the measurement process.

 Atmospheric Sensing Systems

   We have developed a new type of atmospheric turbulence monitoring instrument that measures the strength and rate of change of atmospheric turbulence. The measurements are essential for the design of systems with applications that depend on the ability to bring light to a sharp focus. In particular, the measurements are essential to those that use the technique known as adaptive optics to partially cancel the distorting effects of the atmosphere.

   We have a dedicated facility on the grounds of the George Washington University Northern Virginia Campus for the development and test of new optical and RF atmospheric sensing systems. This facility includes an astronomical observation center including a weather station and a local operations center for collection and processing of atmospheric data.

 Milstar Instrumented Calibration Terminal

   We recently delivered three transportable MILSTAR Instrumented Calibration Terminals to Lockheed Martin to conduct on-orbit tests of the MILSTAR satellites at various locations throughout the world. This terminal is based on our proprietary MILSTAR Transportable Terminal System. The terminal will be able to test both the current MILSTAR I and the soon to be launched next generation MILSTAR II satellites.

 Microwave Signal Products

   We are developing wide bandwidth, GHz-rate microwave products for high-data rate communications and high-resolution radars.

   We completed the first two production phases of the synthesizer for the Army's SCAMP Portable MILSTAR Satellite Terminal. The synthesizer is a key component of this satellite terminal. Since it will be used by soldiers in the field, the terminal must be lightweight and run on battery power for extended periods. Using cost effective commercial manufacturing practices, we were recently authorized to proceed with the third phase of the contract along with options, extending this contract though fiscal 2001.

 Direct Digital Chirp Synthesizer

   The STEL-2375 is being used to support customer requirements in diverse applications such as commercial automotive test equipment and state-of-the-art radars for missiles and aircraft. The chip is implemented in high-speed GaAs technology to run at a leading edge rate of 1 GHz clock rate.

 Direct Digital Synthesizer

   The STEL-9944 builds on our earlier success with our STEL-2373 DDS Synthesizer that has been designed into aircraft radars such as the F-18 and the newer F-22. The STEL-9944 developed for the SM-II Missile program is now in full production having successfully passed our engineering pre-production phase.

 NASA Tracking and Data Relay Satellites

   We support NASA in its major communications satellite program, the Tracking and Data Relay Satellite that provides communication to the Space Shuttle. We continue our 22 years of support to NASA's Tracking and Data Relay Satellite System including both systems engineering services and hardware and software development, which includes:

  . Low Power Programmable Transceiver (LPT), which utilizes innovative state-of-the-art technology to develop a multifunctional low power space based transceiver. One version of the LPT integrates GPS with the transceiver.

  . Software Programmable Advanced Receiver (SPAR), which applies advanced signal processing into a software-programmable radio that provides highly flexible communication support across a broad range of signaling formats, spread-spectrum operations, and integrated tone ranging. The SPAR has successfully supported two Titan IV-B launches where it is used to receive signals from the Inertial Upper Stage (IUS). On its last mission it stayed in lock and tracked telemetry though the thermal roll maneuvering of the rocket, a period when dropout of the signal due to antenna misalignment was expected to cause the SPAR to lose signal lock. The SPAR's performance has been highly praised by NASA.

  . Third Generation Beamforming System (TGBFS), which will provide low-cost, ground-based beamforming of TDRSS-phased array signals for emerging users of NASA's Demand Access System. The TGBFS applies state-of-the-art optical and digital processing with applicability to smart, adaptive antennas.

  . Space Station Early Communication System (ECOMM), which is an S-band receiver that provides a spread-spectrum, command and telemetry data link, and a high-rate video conferencing link for International Space Station astronauts. Two ECOMM terminals are currently deployed on the Space Station.

 Next Generation GPS Signal Design

   We also support the U.S. government in the Global Positioning System (GPS), the U.S. satellite navigation system. We are working with the Air Force through Boeing Corporation to investigate candidate signals for the next generation GPS signal structure. The U.S. Administration recently announced that the next generation GPS signal would include both new civil and military signals. Stanford Telecom is helping to design these signals.

 Federal Aviation Administration

   We have been supporting the FAA for the past 20 years. This past year we have provided support in the following areas:

  . Communication: Supported the development of requirements for the modernization of the FAA's Operation Network.

  . Automation: Supported planning and engineering for the upgrading of the Enroute Automation System.

  . Surveillance: Supported planning and engineering for the upgrading of the surveillance automation processing subsystem.

  . Security: Supported planning and engineering for the security of the NAS Automated System.

  .  Navigation: Supported the Satellite National Testbed.

   We also provide engineering support to the FAA's Telecommunications Integrated Product Team (TIPT). These engineering efforts will be focused on support to the continued effective operation of the existing networks as well as planning and supporting the implementation of network modernization to allow the FAA to meet the challenges of the 21st century. The FAA's TIPT is responsible for providing the communications infrastructure essential to the accomplishment of the FAA's mission.

Wireless Broadband Business

   There are two separate but closely related wireless broadband communications systems: Multichannel Multipoint Distribution System (MMDS), sometimes called wireless cable operating in the 2.5 GHz frequency band, and the wider bandwidth Local Multipoint Distribution System (LMDS) that operates in the 28-31 GHz frequency region. The FCC completed the auction of the LMDS frequencies in March 1998.

   We have increased our investment in the development of a product line of modems and service interface cards that will enable wireless delivery of high-speed data and telephony services to commercial and residential customers. Our product line supports a true point-to-multipoint architecture which uses large TDM downstream channels and smaller bandwidth-on-demand upstream channels to provide ATM transport of multimedia services to small-to-medium sized businesses and home offices. A complete product line has been developed which offers both data and a variety of telephony services. The simplest customer premise product suitable for the small office provides a single 10Mbps data line and two analog telephone connections. More sophisticated users can be provided with additional capability of up to two data lines and eight T1 (or
E1) connections for a single user. Our family of wireless broadband products are capable of operating over a wide range of frequencies with programmable data rates.

   Technology demonstrations and field trials using prototype hardware and software were successfully completed during fiscal 1999. At year-end, hardware development was essentially complete, with low volume production deliveries under way for initial deployments in Canada, Europe, and the United States. Our customers forecast a rapid acceleration of production orders in fiscal 2000. Software development is essentially complete, with a period of final testing and evaluation planned for the first quarter of fiscal 2000.

   Strong market interest continues in both the United States and offshore. We have responded to several opportunities with our partners and expect that we will see strong market expansion in Europe, Latin and South America, and Asia. In the U.S., a significant consolidation of spectrum holders took place after the completion of the auction process, and it now appears that the major LMDS spectrum holders are dedicated to begin nationwide deployment. On the MMDS front, two national interexchange carriers have acquired spectrum that will allow them to deploy wireless data and telephony networks in many regions throughout the U.S. This acquisition is seen as a very positive development for the MMDS industry and will likely result in deployment decisions later this year.

   We have developed an extensive and very flexible product line for LMDS and MMDS equipment to support both telephony and high-speed Internet access. These products include headend and subscriber equipment and network management systems.

General

 Manufacturing

   Our products are generally manufactured from standard components, our proprietary ASICs and other components or subsystems produced to our specifications. Most of our current products contain microprocessors for which proprietary software is designed and tested by our engineers. We do not have a semiconductor foundry or fabrication facility. For the production of ASICs, we contract with companies that have foundry capability.

   In many cases only a single source is available for specific components, and thus there is a risk of delay in delivering finished systems within contractual schedules. We attempt to minimize this risk by securing second sources, finding alternate technologies to perform the same function and maintaining adequate inventories of single source components. Many of our products are covered by a 90-day to one-year warranty under which we will repair or replace defective parts. To date, warranty expense has not been significant.

 Marketing and Customers

   We market our products and services to agencies of the U.S. government, prime contractors to these agencies and an increasing number of commercial customers. Our marketing is conducted by our management and technical staff, and in the case of our commercial business, domestic and international sales representatives are also utilized. Our marketing efforts for our government business consist of responding to requests for proposals and solicitations for bids from U.S. government agencies or prime contractors to these agencies and direct marketing of our off-the-shelf, standardized products. We also place advertisements for commercial products, particularly our Wireless Broadband (LMDS/MMDS) products, in a number of trade magazines and participate in trade shows and industry symposiums. In some cases, the major communication system integrators who are pursuing wireless broadband opportunities market our products directly to the service providers. We are requested to support these marketing activities from time to time.

 Competition

   Competition is intense among providers of digital telecommunications equipment, products and services. In the government base business, competitors include major defense contractors, telecommunications equipment and electronics firms, and systems integrators, most of which have significantly greater financial, marketing and operating resources than we do, as well as broader product lines and technological capabilities. As a result of reduced defense spending by the U.S. and other governments, competition has become more intense in the government base business. Although no single competitor competes with us in all of our product lines, a number of competitors such as Harris Corporation, Loral-Space, Lockheed-Martin, TRW, BDM, Hughes, and CSC compete with us in various market segments. Certain of our customers have technological capabilities in our product areas and could choose to develop and manufacture certain products themselves rather than purchase from us.

 Backlog and Bookings

   Funded backlog includes: (i) projects and orders covered by signed contracts for which the government has specifically allocated funding; and (ii) purchase orders from commercial customers. Our backlog is largely attributable to agencies of the U.S. government. In the case of certain long-term contract awards, the U.S. government typically makes the funds available over the life of the contract as opposed to the time of the contract award. In such cases we report as funded bookings only the amount of the funds specifically allocated and the resultant backlog as funded backlog. We do not include unexercised options in backlog. Our contracts typically contain contingency provisions permitting termination by the customer at any time. Cancellation of pending contracts or termination or reductions of contracts in progress may have a material adverse effect on our results of operations.

 Research and Development

   The telecommunications industry is characterized by rapid technological change, requiring a continuous effort to enhance existing products and develop new products. We conduct extensive research, development and engineering activities with the objective of developing products and systems that provide for cost-effective, digital wireless telecommunications and high-quality satellite communications. We have developed a number of innovative and proprietary digital telecommunications technologies through a combination of customer and internally funded research and development.

   Our revenues have historically been derived primarily from performing contract research and development and engaging in limited production contracts with agencies of the U.S. government and their prime contractors. As a result, a substantial portion of the digital telecommunications research and development we have performed has been funded by our customers.

 Employees

   As of September 30, 1999, we employed 1,019 full-time and 23 part-time employees and 19 professional consultants. Of the full-time employees, 603 are in technical operations, 113 in manufacturing operations, 130 in management, 105 professional non-technical, and 68 in support positions. The majority of our employees are highly skilled technical personnel. Several are nationally known leaders in the field of digital telecommunications. None of the employees are represented by a labor union and we have never had a work stoppage. We believe our employee relations to be good. Due to the nature of our business, a large number of our technical employees must obtain security clearances from the U.S. government, which limits the available pool of eligible candidates for such positions to those who can satisfy prerequisites for such clearances.

 Government Regulation

   Our operations are subject to compliance with regulatory requirements of federal, state and local authorities, including regulations concerning employment obligations and affirmative action, workplace safety and protection of the environment. In addition, many of our products and proposed products are or will be subject to various regulations including regulations promulgated by the FCC, the FAA and the Department of Defense.

   We must comply with detailed government procurement and contracting regulations and with U.S. government security regulations, including those necessary to maintain required facility clearances. Certain of these regulations carry substantial penalty provisions for nonperformance or misrepresentation in the course of negotiations. Failure to comply with our government procurement, contracting or security obligations could result in penalties or our suspension from government contracting, which would have a material adverse effect on our results of operations.

   We are required to maintain a U.S. government facility clearance at most of our locations. This clearance could be suspended or revoked if we are found not to be in compliance with applicable security regulations. Any such revocation or suspension would delay our delivery of our products to customers.

 Properties

   Our headquarters and principal engineering and manufacturing facilities are currently located in four adjacent buildings in Sunnyvale, California where we lease approximately 172,000 square feet. Our Sunnyvale facility leases will expire in December 2000. We also lease the following premises, primarily for the performance of study, system engineering and hardware contracts:

                                                               Appx.  Expiration
Location                                                      Sq. Ft.  of Lease
--------                                                      ------- ----------
Reston, Virginia.............................................  84,000    2008
Colorado Springs, Colorado................................... 100,000    2009
Ashburn, Virginia............................................  39,900    2008
Annapolis Junction, Maryland.................................  30,900    2003
Lowell, Massachusetts........................................  15,300    2001
Seabrook, Maryland...........................................  11,300    2001
Tinton Falls, New Jersey.....................................   8,000    2002
Washington, D.C..............................................  28,500    2004

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Company Overview

   Since our inception in 1973, revenues have been generated primarily from sales to agencies of the U.S. government, including the Department of Defense, the U.S. Air Force, Army and Navy, NASA and the FAA, or their prime contractors. Such revenues are generated from many contracts including programs requiring multi-year hardware and software development and limited production of products and systems. Our contracts often require the design, production, operation and maintenance of sophisticated equipment and systems and provision of system integration services in the digital telecommunications and satellite communications fields. A substantial portion of the digital telecommunications and satellite communications research and development we have performed since our inception has been funded by our customers and recorded by us as revenues. Accordingly, the cost of performing this customer-funded research and development is included in "Cost of Revenues" in our financial statements. Our government contracts are generally cost-reimbursement plus profit or fixed-price contracts. We generally recognizes revenues from our long-term government contracts on a percentage-of-completion basis.

   Commencing in the late 1980's, we began to pursue commercial opportunities utilizing the digital telecommunications technology we had developed and enhanced since our inception. Commercial revenues have risen from less than 6% of total revenues in fiscal year 1989 to approximately 36% of total revenues in fiscal year 1999. During the first six months of fiscal year 2000, commercial revenues from continuing operations amounted to approximately 34% of our total revenues reported and included approximately $17.8 million in licensing fees for certain patents and products associated with our cable modem technology. During fiscal year 1999, commercial revenues amounted to approximately $59.9 million and included: (i) contract manufacturing revenues from our contract manufacturing segment ($27.0 million); (ii) sales of ASICs, circuit boards and subsystems to the telecommunications industry ($11.4 million); (iii) wireless broadband products ($3.5 million) and (iv) other commercial systems and product business ($18.0 million). We include in commercial revenues sales of standardized or off-the-shelf products to any customers, including government customers.

   On October 29, 1999, we sold to Dii Semiconductor, Inc. substantially all of the assets of our contract manufacturing business. On November 15, 1999, we sold to Intel Corporation substantially all of the assets of our telecom component products business.

   Our operating results have from time to time been adversely affected by non-recoverable cost overruns on certain fixed-price contracts, primarily fixed-price development contracts which have included significant software and hardware development. We have instituted additional management controls to more closely monitor our bidding process and costs incurred on fixed-price development contracts, however, even with these controls in place, we still might incur losses on future fixed-price contracts or additional losses on existing contracts. We believe that development contracts are an important element in maintaining our technological leadership position in digital telecommunications. As a result, we may incur losses on certain fixed-price contracts. Such losses will be charged against results of operations in the period when they first become known, typically near the initiation of the contract and may have a material adverse effect on our results of operations.

Parent-Subsidiary Overview

   We have invested heavily in the development of a family of products to deliver telephone and data services over wireless broadband links. The high level of research and development expenses associated with the development of the wireless broadband family has impacted our earnings results over the past several years. During the first six months of fiscal year 2000, we delivered initial LMDS/MMDS production units and anticipate that production revenues will continue to increase as the demand in the broadband wireless market materializes. In order to provide further detail as to the level of revenues, cost of revenues, and operating expenses incurred by the base business and the corresponding financial performance of the broadband wireless business, we established a wholly owned subsidiary, Stanford Wireless Broadband, Inc., in June 1998. In addition to providing financial visibility, the establishment of the subsidiary allows our wireless broadband customers the benefit of working with a unique and separate entity dedicated to the development, manufacturing, sales and support of our broadband family of products.

   The table below provides a summary of the financial performance of our base business operations and Stanford Wireless Broadband, Inc. for the year ended March 31, 1999.

                                                        Base   Stanford Wireless
                                                      Business  Broadband, Inc.
                                                      -------- -----------------
                                                            (in thousands)
   Revenues from unaffiliated customers.............. $134,940     $ 30,465
   Cost of revenue...................................  101,868       29,443
                                                      --------     --------
   Gross profit......................................   33,072        1,022
                                                      --------     --------
   Expenses
     Research and development........................    4,323        9,782
     Marketing and administrative....................   13,150        6,776
                                                      --------     --------
     Total expenses..................................   17,473       16,558
                                                      --------     --------
   Operating income (loss)........................... $ 15,599     $(15,536)
                                                      ========     ========

   For fiscal year 1999, revenues for the base business segment consisted of $105.5 million of government revenues and $29.4 million of commercial revenues. For fiscal year 1999, revenues for Stanford Wireless Broadband, Inc. consisted of $27.0 million from our contract manufacturing segment and $3.5 million from our wireless broadband segment. Our wireless broadband subsidiary's operating loss for the twelve months of fiscal year 1999 was attributable to a continued high level of research and development in the wireless broadband family of products, high level of costs associated with activities necessary to support worldwide LMDS and MMDS field trials, and an operating loss associated with our contract manufacturing segment. Operating income from the base business segment of $15.6 million was essentially equal to the operating loss incurred by our wireless broadband subsidiary.

   The table shown below provides a summary of the financial performance of our base business operations and Stanford Wireless Broadband, Inc. for the six months ended September 30, 1999.

                                                        Base   Stanford Wireless
                                                      Business  Broadband, Inc.
                                                      -------- -----------------
                                                            (in thousands)
   Revenues from unaffiliated customers
     Products and services........................... $70,803       $ 3,274
     Licenses........................................  17,750           --
                                                      -------       -------
     Total revenues.................................. $88,553       $ 3,274
                                                      -------       -------
   Cost of revenue...................................  54,913         5,429
                                                      -------       -------
   Gross profit (loss)...............................  33,640        (2,155)
                                                      -------       -------
   Expenses
     Research and development........................   3,010         2,598
     Marketing and administrative....................   8,535         1,535
                                                      -------       -------
     Total expenses..................................  11,545         4,133
                                                      -------       -------
       Operating income (loss)....................... $22,095       $(6,288)
                                                      =======       =======

   For the first six months of fiscal year 2000, revenues of our base business operations consisted of $70.8 million and $17.8 million of products/services and licensing fees, respectively. The $70.8 million of revenues realized by the base business operations products/services consisted of $60.6 million and $10.2 million of government and commercial revenues, respectively. Operating income for the base business operations of $22.1 million was primarily derived from $17.8 million in licensing fees for certain patents and products associated with our cable modem technology. Our wireless broadband subsidiary's operating loss of $6.3 million for the first six months of fiscal year 2000 was attributable to lower margins on the initial LMDS product deliveries.

Business Segments Overview

   For fiscal years prior to fiscal year 2000, we classified our business into three reportable segments: base business, wireless broadband and contract manufacturing. On October 29, 1999, we sold to Dii Semiconductor, Inc. substantially all of the assets of our contract manufacturing business. As a result, information in this proxy statement relating to the first six months of fiscal year 2000 reflects the remaining two reportable segments: base business and wireless broadband. The base business segment primarily includes multi-year hardware and software engineering services for data and voice communications. The primary customer for the base business segment is the U.S. government, however, 22% of the revenues during fiscal year 1999 were derived from the sale of commercial products and services. During the first six months of fiscal year 2000, 32% of the base business revenues were derived from the sale of commercial products and services, including $17.8 million of licensing fees for certain patents and products associated with our cable modem technology. The wireless broadband segment develops and produces hardware for broadband wireless applications for the two-way, high-speed transmission of voice and data. Finally, the contract manufacturing segment was in the business of providing manufacturing services both for our products as well as products for other companies.

                                       Fiscal Years ended March 31,
                          -----------------------------------------------------------
                                   Revenue                Operating Income (loss)(1)
                          ----------------------------  -----------------------------
                            1999      1998      1997      1999       1998      1997
                          --------  --------  --------  ---------  --------  --------
                                              (in thousands)
Base Business...........  $138,777  $127,596  $133,997  $  15,599  $ 16,212  $ 14,980
Wireless Broadband......     3,543     2,571     2,047    (12,203)   (7,371)   (4,315)
Contract Manufacturing..    31,236    30,625    40,556     (3,333)   (3,178)      229
Less: Intra-Company
 Revenues...............    (8,151)   (7,532)   (9,598)       --        --        --
                          --------  --------  --------  ---------  --------  --------
Stanford
 Telecommunications,
 Inc....................  $165,405  $153,260  $167,002  $      63  $  5,663  $ 10,894
                          ========  ========  ========  =========  ========  ========

--------
(1) Operating income of $63 thousand, $5.7 million and $10.9 million in fiscal years 1999, 1998 and 1997 includes intra-company eliminations of profit of approximately $0.3 million, $0.5 million and $0.4 million, respectively, related to the contract manufacturing segment.

   Segment Revenues. The decrease in base business segment revenues from $134.0 million in fiscal year 1997 to $127.6 million in fiscal year 1998 was the result of a $3.0 million decrease in commercial catalog product sales and a $3.4 million decrease in other base business segment product and service revenues. The increase in the base business segment revenues from $127.6 million in fiscal year 1998 to $138.8 million in fiscal year 1999 was primarily attributable to a $16.5 million increase in other base business segment product and service revenues offset by a $5.0 million decrease in revenues from the sale of commercial cable and VSAT catalog products, and satellite personnel communications system design support.

   The increases in the wireless broadband segment revenues from fiscal year 1997 to fiscal year 1998 and from fiscal year 1998 to fiscal year 1999 resulted from increased sales associated with LMDS/MMDS field trials and deliveries of initial production hardware during the fourth quarter of fiscal year 1999. The decrease in the contract manufacturing segment revenues from $40.6 million in fiscal year 1997 to $30.6 million in fiscal year 1998 was primarily the result of an $8.6 million decrease in sales associated with the contract manufacturing of products for other companies. Sales to external customers increased by $1.5 million from fiscal year 1998 to fiscal year 1999, however, this was offset by a $0.9 million decrease in internal manufacturing sales.

   Segment Operating Income (Loss). The increase in operating income of the base business segment from $15.0 million in fiscal year 1997 to $16.2 million in fiscal year 1998 was primarily the result of higher gross margins realized on our government and commercial revenues. Operating income decreased from $16.2 million in fiscal year 1998 to $15.6 million in fiscal year 1999 primarily due to decreasing gross margins realized on government and commercial revenues. The decrease in operating income for fiscal year 1999 was also affected by an increase in administration and marketing expenses related to the pursuit of new opportunities in the government market and legal fees related to patent infringement litigation.

   The increase in operating loss of the wireless broadband segment from $4.3 million in fiscal year 1997 to $7.4 million in fiscal year 1998 was primarily the result of increased research and development costs and increased marketing and administrative costs. The increase in operating loss for the segment from $7.4 million in fiscal year 1998 to $12.2 million in fiscal year 1999 was mainly the result of increased research and development costs and lower gross margins realized due to the increased costs associated with activities to support worldwide LMDS and MMDS field trials.

   The contract manufacturing segment operating loss of $3.2 million in fiscal year 1998 compared to a fiscal year 1997 operating profit of $0.2 million was primarily attributable to the decrease in revenue of $9.9 million. The operating loss for fiscal year 1999 was approximately the same as experienced in fiscal year 1998.

Results of Operations

   Our revenues and results of operations are subject to fluctuation from period to period. Factors that could cause our revenues and operating results to vary from period to period include: underestimating costs on fixed-price contracts, particularly for software and hardware development, timing, bidding activity and delivery of significant contracts and orders, termination of contracts, mix of products and systems sold, and services provided, reduced levels of operation during the holidays which occur primarily in our third fiscal quarter, disruptions in delivery of components or subsystems, regulatory developments, and general economic conditions. Research and development expenses include both research and development costs as well as bid and proposal expenses. Bid and proposal expenses vary significantly from period to period based on the number of proposals being prepared at any time. These requests for proposals are not received evenly during the year or in any predictable pattern.

 Fiscal years ended March 31, 1999, 1998 and 1997

   The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of our total revenues:

                                                            Year Ended March
                                                                   31
                                                            -------------------
                                                            1999   1998   1997
                                                            -----  -----  -----
   Revenues................................................ 100.0% 100.0% 100.0%
   Cost of revenues........................................  79.4   76.1   76.3
     Gross profit..........................................  20.6   23.9   23.7
                                                            -----  -----  -----
   Expenses
     Research and development..............................   8.5    8.9    7.1
     Marketing and administrative..........................  12.1   11.3   10.1
                                                            -----  -----  -----
     Total expenses........................................  20.6   20.2   17.2
                                                            -----  -----  -----
   Operating income........................................   0.0    3.7    6.5
   Interest income, net....................................   1.2    1.2    0.8
                                                            -----  -----  -----
   Income before provision for income taxes................   1.2    4.9    7.3
   Provision for income taxes..............................   0.4    1.5    2.5
                                                            -----  -----  -----
   Net income..............................................   0.8%   3.4%   4.8%
                                                            =====  =====  =====

   Revenues. Our revenues were $167.0 million, $153.3 million, and $165.4 million in fiscal year 1997, 1998, and 1999, respectively, representing a year-to-year decrease of 8% in fiscal year 1998 and a year-to-year increase in fiscal year 1999 of 8%. The decrease in revenues from fiscal year 1997 to fiscal year 1998 was primarily the result of a decrease in revenues from our contract manufacturing segment amounting to $8.6 million and a decrease of $5.7 million in revenues from our base business segment. The increase in revenues from fiscal year 1998 to fiscal year 1999 was primarily attributed to a $9.8 million increase in revenues from our base business segment.

   We expect that commercial sales in our wireless broadband segment will increase during fiscal year 2000. In addition, as a result of strong bookings in the base business segment in fiscal year 1999, we anticipate growth in this segment primarily associated with sales to the government.

   Cost of Revenues. Cost of revenues were $127.4 million, $116.6 million and $131.3 million in fiscal year 1997, 1998 and 1999, respectively. The cost of revenues as a percentage of revenues was approximately 76% for fiscal years 1997 and 1998. The increase in cost of revenues as a percentage of revenues in fiscal year 1999 was attributable to lower gross margins experienced by our wireless broadband segment due to increased costs associated with worldwide LMDS and MMDS field trials, a decrease in gross margins for the base business segment, and increased operating costs within our contract manufacturing segment.

   Gross Profit. Gross profit was $39.6 million, $36.6 million and $34.1 million in fiscal year 1997, 1998 and 1998, respectively. The decrease in gross profit during fiscal year 1998 relative to fiscal year 1997 was primarily due to a lower revenue base. The decrease in gross profit during fiscal year 1999 relative to fiscal year 1998 was primarily due to decreases in gross profits of our base business segment and our wireless broadband segment in fiscal year 1999.

   Research and Development. Research and development expenses, including bid and proposal expenses were $11.9 million, $13.6 million and $14.1 million in fiscal year 1997, 1998 and 1999, respectively. We applied much of our research and development expenditures to commercial products and initiatives in the areas of wireless and cable broadband communications. We expect research and development expenses in fiscal year 2000 to decrease as a percentage of revenues compared to that experienced in fiscal year 1999, especially in the wireless broadband segment as the LMDS/MMDS products transition from development to full scale production. Our research and development expenses include bid and proposal expenses associated with government contracts and certain large commercial programs. Bid and proposal expenses comprised between 16% to 20% of the total research and development expenses during the past three fiscal years. Bid and proposal expenditures are largely the initial advanced technology development efforts directed toward a specific product or technical task for which we must show technical viability. We expect an increase in bid proposal expenses during the fiscal year 2000 resulting from increased business opportunities in the base business segment.

   Marketing and Administrative. Marketing and administrative expenses were $16.8 million, $17.3 million and $19.9 million in fiscal year 1997, 1998, and 1999, respectively. The increase in costs from fiscal year 1997 to fiscal year 1998 was the result of increased legal expenses primarily associated with a patent infringement case brought by us against Broadcom Corporation in December 1996 and increased marketing expenses in pursuit of commercial opportunities. The increased costs from fiscal year 1998 to fiscal year 1999 was the result of additional legal expenses associated with the patent infringement litigation which is scheduled for trial in May 1999. These legal fees associated with the patent litigation decreased after the completion of the trial. In addition, we experienced increased marketing expenses primarily associated with pursuit of opportunities in the base business segment.

   Operating Income. Operating income was $10.9 million, $5.7 million, and $0.1 million for fiscal year 1997, 1998 and 1999. The decrease in operating income from fiscal year 1997 to fiscal year 1998 was primarily the result of a decrease in revenues, an increase in research and development and an increase in marketing and administrative expenses. The decrease in operating income from fiscal year 1998 to fiscal year 1999 was the result of lower overall gross margins, an increase in marketing and administrative expenses, and an increase in research and development expenses.

   Interest Income. Interest income was $1.3 million, $1.9 million and $1.9 million in fiscal years 1997, 1998 and 1999 respectively. In fiscal years 1998 and 1999, we increased our interest income over previous periods as a result of maintaining a higher overall average balance in U.S. Treasury instruments and money market accounts.

   Provision for Income Taxes. Provision for income taxes was $4.2 million, $2.3 million and $0.6 million in fiscal years 1997, 1998 and 1999, respectively. This represents an effective tax rate of 34.5% for fiscal year 1997, 31% for fiscal year 1998 and 31% for fiscal year 1999. The decrease in the effective tax rate during fiscal year 1998 and 1999 compared to fiscal year 1997 results primarily from increased Research and Development (R&D) tax credits and other state income tax credits. We anticipate that our effective tax rate in fiscal year 2000 will be approximately the same as experienced in fiscal year 1999 assuming continued extension of the federal R&D tax credit.

   Bookings and Backlog. Funded bookings were $168.5 million, $163.0 million and $174.4 million in fiscal year 1997, 1998 and 1999, respectively. Government contract bookings were $103.5 million, $102.8 million and $120.1 million during fiscal years 1997, 1998 and 1999, respectively. Commercial contract bookings were $65.0 million, $60.2 million and $54.3 million during fiscal years 1997, 1998 and 1999, respectively. Our backlog increased from $83.9 million at the end of fiscal year 1997 to $93.6 million at the end of fiscal year 1998 and further increased to $102.6 million at the end of fiscal year 1999.

 Six months ended September 30, 1999 and 1998 for continuing operations

   Revenues. Revenues from continuing operations were $91.8 million for the six months ended September 30, 1999 and $69.7 million for the six months ended September 30, 1998, representing an increase of 32%. Base business operations revenues increased by 31% from $67.7 million in the first six months of fiscal year 1999 to $88.5 million in the first six months of fiscal year 2000. The increase in revenues for the base business operations was primarily the result of $17.8 million in licensing fees, and the sale of commercial telecommunication chip and board level products totaling $8.3 million for the first six months of fiscal 2000, up from $4.7 million achieved during the first half of the previous fiscal year. This increase was significantly offset by a $6.0 million decrease in commercial engineering services. The wireless broadband operations revenues increased from $2.0 million in the first six months of fiscal 1999 to $3.3 million in the first six months of fiscal 2000 primarily due to the second quarter shipment of $1.1 million of LMDS production hardware.

   Cost of Revenues. Cost of revenues was $60.3 million for the six months ended September 30, 1999 and $52.9 million for the six months ended September 30, 1998. Base business operations recorded cost of revenues of $54.9 million for the six months ended September 30, 1999 and $51.4 million for the six months ended September 30, 1998. The base business operations increase in cost of revenues during the first six months of fiscal year 2000 was the result of the recognition of costs on a higher revenue base. The wireless broadband operations increase in the cost of revenues in the first six months of fiscal year 2000 was the result of recognition of costs on a higher revenue base and higher cost of goods associated with initial LMDS production units.

   Research and Development. Research and development expenses, including bid and proposal expenses were $5.6 million for the six months ended September 30, 1999 and $7.1 million for the six months ended September 30, 1998. Excluding bid and proposal expenses, our research and development expenses applied to the development of products such as wireless broadband communications and telecommunication chip and board level products were $4.4 million for the six months ended September 30, 1999 and $6.2 million for the six months ended September 30, 1998. The decrease in research and development is mainly attributable to a decrease in expenses within the wireless broadband operations as the LMDS/MMDS products transition from development to production. Base business operations research and development expenses increased from $2.0 million in the first half of fiscal year 1999 to $3.0 million in the first half of fiscal year 2000. The increase in expenses is attributable to higher levels of expenditures in both research and development and bid and proposals associated with the government related opportunities in the base business operations.

   Marketing and Administrative. Marketing and administrative expenses were $10.1 million for the six months ended September 30, 1999 and $7.5 million for the six months ended September 30, 1998. The increase in cost was primarily in the base business operations as a result of increased legal expenses associated with a patent infringement case we brought against Broadcom Corporation and legal, consulting and other expenses related to the merger with Newbridge and the sale of certain business operations and increased marketing expenses in pursuit of government business. The patent infringement case was settled during the latter part of the first quarter of fiscal 2000. Marketing and administrative expenses for the wireless broadband operations for the first six months of fiscal year 2000 were substantially equal to the expenses recorded in the first six months of fiscal year 1999.

   Operating Income. Operating income was $15.8 million and $2.3 million for the first half of fiscal 2000 and 1999, respectively. The increase in operating income was primarily the result of recording $17.8 million in licensing fees for certain patents associated with the base business operations' cable modem technology, offset by increased costs in marketing and administrative expenses.

   Interest Income. Interest income for the six months of fiscal 2000 remained unchanged at approximately $0.9 million.

   Provision for Income Taxes. For continuing operations, provision for income taxes was $5.2 million for the first half of fiscal year 2000 and $1.0 million for the first half of fiscal year 1999. Discontinued operations had tax benefits of $0.4 for the first half of both fiscal years 2000 and 1999. These represent a provisional tax rate of 31.0% for the first half of fiscal year 2000 and 1999.

   Bookings and Backlog. Funded bookings of continuing operations were $91.1 million for the six months ended September 30, 1999 and $57.3 million for the six months ended September 30, 1998. Bookings were derived from both our commercial operations as well as our government business operations. At the end of the second quarter of fiscal 2000 and 1999, backlog for continuing operations stood at $89.9 million and $66.9 million, respectively. Our bookings and backlog are largely dependent upon the timing of funding by our government customers.

Liquidity and Capital Resources

   Our working capital increased from $66.4 million at March 31, 1999 to $83.7 million at September 30, 1999. The increase in working capital is attributable to cash generated from net income related to the revenues for licensing fees for certain patents and products associated with our cable modem technology. Licensing fees recognized during the first half of fiscal 2000 totaled $17.8 million.

   Net cash provided by operating activities for the years ended March 31, 1997, 1998 and 1999 was $18.6 million, $4.4 million and $0.3 million respectively. The decrease from fiscal year 1997 to fiscal year 1998 is the result of lower net income and an increase in inventories to support future delivery of commercial products. The decrease from fiscal year 1998 to fiscal year 1999 is the result of lower net income and an increase in receivables. During the six months ended September 30, 1999, $4.6 million of cash was provided by continuing operations compared to cash used in continuing operating activities of $3.2 million during the six months ended September 30, 1998. This increase resulted from the licensing fees collected and the decrease in accounts receivable, partly offset by estimated tax payments and reduced accounts payable. The decrease in accounts receivable is related to the payment of $2.5 million against a $3.9 million secured note receivable. Accounts receivable as of September 30, 1999 include the unpaid balance of $1.4 million against this secured note. We expect to recover the full value of the note receivable. Discontinued operations generated approximately $3.0 million for the first six months of fiscal years 2000 and 1999. We used cash for the purchase of property and equipment totaling $5.5 million, $5.9 million and $5.0 million in fiscal years 1997, 1998 and 1999, respectively. Capital expenditures in recent years are primarily attributable to increased investments in electronic test equipment to support both commercial and government activities. During fiscal years 1997, 1998 and 1999 $1.6 million, $1.6 million and $0.6 million, respectively, of net cash was provided by financing activities. These amounts represent primarily the proceeds from transactions under our stock plans.

   We have a bank credit commitment of $15.0 million, which we have used to augment cash flow needs and to secure term loans or standby letters of credit. Available borrowings under this line at September 30, 1999, were $15.0 million. Under this credit line, we must maintain certain financial covenants. We were in compliance with all covenants throughout fiscal year 1999 and the first six months of fiscal year 2000. At September 30, 1999, our long-term obligations (including current maturities) and capital lease obligations totaled approximately $0.1 million. At September 30, 1999, cash and cash equivalents of $7.8 million were held in money market accounts. In addition, short-term investments of $29.1 million were held in U.S. government treasury securities.

   We believe that our current cash position, funds generated from operations, and funds available from our existing bank credit agreement, will be adequate to meet our requirements for working capital, capital expenditure and debt service for fiscal year 2000.

Year 2000 Issue

   The "Year 2000 Issue", also known as "Y2K", exists because many computer programs store and process dates using only the last two digits of the year in the date field. If not corrected, many computer applications could create miscalculations or erroneous results causing disruptions of operations.

   We have made this issue a significant priority and has formed an Interdisciplinary Steering Committee, which has been meeting regularly since January 1998, dedicated to the evaluation and mitigation of any Y2K issues. The Committee is responsible for overseeing and providing guidelines to four task force committees whose function is to focus on specific areas of the Y2K issue, namely products, software, customers and suppliers. Our Y2K Plan has been presented to and approved by the Board of Directors.


   In March 1998, the Corporate Steering Committee implemented a remediation plan to address mission-critical software (mission-critical is defined as software or systems that can seriously impair our ability to conduct our business) and products impacted by the Y2K issue. This plan included Information Technology "IT" systems, and non-IT systems such as building security systems. Our Information Technology "IT" system is compliant and currently operating without any significant problems for our fiscal year 2000 which commenced on April 2, 1999. Other mission-critical software has been tested or is in the process of being tested, updated, or replaced. This was the first two phases of our plan. At this time the costs associated with these phases have been less than $100,000, and software that has been replaced has been done so in conjunction with planned changes not in connection with the Y2K issue.

   The third phase of our plan involved our assessment of our products that might be impacted by the Y2K issue. At this time 96% of our products over the last 10 years have been reviewed. The remaining 4% are being reviewed as well as our current products. We estimate that we will complete this review by the end of November 1999.

   The final phase of our plan is to draft and put into effect any contingency plan necessary to mitigate any Y2K issues. We have completed our contingency plan for our primary IT systems and expect to complete, if necessary, any other contingency plans during November 1999. This phase is expected to be completed by the end of November 1999.

   The above statements describing our plans and objectives for handling the Y2K Issue and the expected impact, involve risks and uncertainties that could cause actual results to differ from those discussed above, thereby having an adverse effect on our future results of operations. Uncertainties that might cause such a difference include, but are not limited to, delays in executing the plan or unforeseen costs associated with the implementation of the plan. Further, even if we successfully implement the plan, there is no assurance that we will not be adversely affected by the failure of others to become Year 2000 compliant.

Qualitative and Quantitative Disclosure About Market Risk

   Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of short-term investments, we have concluded that there is no material interest rate risk exposure. Therefore no quantitative tabular disclosures are provided.

                     OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of November 11, 1999, certain information with respect to the beneficial ownership of Stanford Telecom common stock by
(1) each stockholder known by Stanford Telecom to be the beneficial owner of more than 5% of Stanford Telecom stock, (2) each director of Stanford Telecom,
(3) the chief executive officer and the four other most highly compensated executive officers who were executive officers as of November 11, 1999, and (4) all directors and executive officers of Stanford Telecom as a group. The total number of shares of common stock shown includes shares subject to options exercisable within 60 days after November 11, 1999 as if such shares were outstanding on November 11, 1999.

                                               Shares subject to
                                              options exercisable
                                      Total    within 60 days of  Percentage of
Name of beneficial owner             number     record date(1)    common stock
------------------------            --------- ------------------- -------------
Newbridge Networks Corporation
 (2)..............................  5,228,356      2,642,841          32.8%
 600 March Road
 Kanata, Ontario, Canada K2K 2E6
Kopp Investment Advisors, Inc.;...  2,404,665            --           18.1%
 Leroy C. Kopp (3)
 7701 France Avenue South, Suite
  500
 Edina, Minnesota 55435
James J. Spilker, Jr., Chairman of
 the Board (4)....................  1,281,354         20,000           9.6%
 1221 Crossman Avenue
 Sunnyvale, California 94089
Michael Berberian, Director.......    822,850            --            6.2%
 1221 Crossman Avenue
 Sunnyvale, California 94089
Val P. Peline, President and Chief
 Executive Officer................    336,500        334,000           2.5%
Leonard Schuchman, Vice President
 and Director.....................    298,064         19,589           2.2%
John E. Ohlson, Vice President....    170,885         19,095           1.3%
Gary S. Wolf, Executive Vice
 President (5)....................    157,196         88,650           1.2%
John W. Brownie, Director (6).....     44,950            --              *
Ernest L. Dickens, Vice
 President........................     16,188         13,480             *
C. Jerome Waylan, Director........      1,000            --              *
Robert Calafell, Director.........        --             --            --
All directors and executive
 officers as a group (11
 persons).........................  3,151,682        516,189          22.8%

--------
 *  Less than 1%.

(1) In addition to the shares shown as exercisable within 60 days, upon the merger, all unvested options held by executive officers are expected to accelerate. As of November 11, 1999, the number of shares covered by unvested options held by Dr. Spilker, Dr. Peline, Mr. Schuchman, Dr. Ohlson, Mr. Wolf and Mr. Dickens were 5,500, 25,000, 11,875, 11,875, 37,750 and 19,500, respectively.
(2) Includes 2,642,841 shares issuable upon the exercise of a stock option to purchase shares of Stanford Telecom common stock. The stock option was issued pursuant to a Stock Option Agreement dated June 22, 1999 in connection with the merger. The remaining 2,585,515 shares are held of record by existing stockholders of Stanford Telecom who entered into voting agreements with Newbridge. See "The Merger Agreement--Stock Option Agreement" and "--Voting Agreements."
(3) According to Schedule 13G filed March 4, 1999 (the "Schedule 13G") filed with the SEC by (1) Kopp Investment Advisors, Inc., a Minnesota corporation and a registered investment advisor, (2) Kopp Holding Company, a Minnesota corporation and the parent corporation of Kopp Investment Advisors, and
    (3) LeRoy C. Kopp, the sole stockholder of Kopp Holding, Kopp Investment Advisors beneficially owns 2,226,665 shares of common stock and LeRoy Kopp beneficially owns 2,404,665 shares of common stock (including the shares beneficially owned by Kopp Investment Advisors). Kopp Holding, as the parent corporation of Kopp Investment Advisors reports indirect ownership of the common stock beneficially owned by Kopp Investment Advisors. Kopp Investment Advisors reports shared investment power with respect to all of the shares of common stock it beneficially owns (by virtue of limited powers of attorney and/or investment advisory agreements) and reports sole voting power with respect to 36,000 shares. LeRoy Kopp reports sole voting and sole investment power with respect to 178,000 shares of Stanford Telecom common stock he beneficially owns. Kopp Investment Advisors, Kopp Holding and LeRoy Kopp all have the same business address.
(4) Includes 96,316 shares as to which voting and investment power are shared with Dr. Spilker's wife.
(5) Includes 3,000 shares held by Mr. Wolf's minor daughter.
(6) Consists of shares held in trust for John W. and Alice Brownie.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The consolidated financial statements and schedule of Stanford Telecom as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999 included in this proxy statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report.

   A representative of Arthur Andersen LLP, the independent public accountants for Stanford Telecom for the current year and for the most recently completed fiscal year, is expected to be present at the Stanford Telecom special meeting. The representative of Arthur Andersen LLP who attends the special meeting will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

   If the merger is not completed, the next annual meeting of stockholders of Stanford Telecom will be held on or around June 2000. To be considered for presentation at the year 2000 annual meeting, a stockholder proposal must be received at the offices of Stanford Telecom not later than January 28, 2000, as provided in the proxy statement relating to annual meeting held on June 23, 1999. The proxies solicited by management for the year 2000 annual meeting will confer discretionary authority to vote on any stockholder proposal presented to that meeting unless Stanford Telecom is provided with notice of the stockholder proposal on or prior to April 13, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

   Stanford Telecom files annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document filed by Stanford Telecom at the SEC's public reference facilities:

     Washington D.C.                New York                  Chicago
     Judiciary Plaza        Seven World Trade Center  Citicorp Center500 West
  450 Fifth Street, N.W.           Suite 1300              Madison Street
        Room 1024              New York, NY 10048            Suite 1400
  Washington, D.C. 20549                               Chicago, IL 60661-2511

   You may call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. In addition, these SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." Reports, proxy statements and other information concerning Newbridge can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Stanford Telecom can be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                CONSOLIDATED ANNUAL AND QUARTERLY FINANCIAL DATA

                                                                            Page
                                                                            ----
Annual Financial Data

Report of Independent Public Accountants..................................  F-2
Consolidated Statements of Income for the three years ended March 31,
 1999, March 31, 1998 and March 31, 1997..................................  F-3
Consolidated Balance Sheets for the three years ended March 31, 1999,
 March 31, 1998 and March 31, 1997........................................  F-4
Consolidated Statements of Stockholders' Equity...........................  F-5
Consolidated Statements of Cash Flows for the three years ended March 31,
 1999, March 31, 1998 and March 31, 1997..................................  F-6
Notes to Consolidated Financial Statements................................  F-7
Consolidated Quarterly Results (Unaudited)................................  F-15
Quarterly Financial Data
Unaudited Condensed Consolidated Financial Statements.....................  F-16
Unaudited Condensed Consolidated Statements of Income for the three months ended September 30, 1999 and 1998 and the six months ended September 30,
 1999 and 1998............................................................  F-17
Condensed Consolidated Balance Sheets as at September 30, 1999 (unaudited)
 and March 31, 1999.......................................................  F-18
Unaudited Condensed Consolidated Statements of Cash Flows for the six
 months ended September 30, 1999 and 1998.................................  F-19
Unaudited Notes to Condensed Consolidated Interim Financial Statements
 dated September 30, 1999.................................................  F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Stanford Telecommunications, Inc.:

   We have audited the accompanying consolidated balance sheets of Stanford Telecommunications, Inc. (a Delaware Corporation) and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stanford Telecommunications, Inc. and subsidiaries as of March 31, 1999 and 1998 and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

San Jose, California
May 1, 1999

                       CONSOLIDATED STATEMENTS OF INCOME

                                                        Year ended March 31,
                                                     --------------------------
                                                       1999     1998     1997
                                                     -------- -------- --------
                                                     (In thousands, except for
                                                         per share amounts)
Revenues............................................ $165,405 $153,260 $167,002
Cost of revenues....................................  131,311  116,629  127,432
                                                     -------- -------- --------
    Gross profit....................................   34,094   36,631   39,570
                                                     -------- -------- --------
Expenses:
  Research and development..........................   14,105   13,647   11,868
  Marketing and administrative......................   19,926   17,321   16,808
                                                     -------- -------- --------
    Total expenses..................................   34,031   30,968   28,676
                                                     -------- -------- --------
Operating income....................................       63    5,663   10,894
Interest income.....................................    1,880    1,896    1,336
                                                     -------- -------- --------
Income before provision for income taxes............    1,943    7,559   12,230
Provision for income taxes..........................      602    2,343    4,219
                                                     -------- -------- --------
Net income.......................................... $  1,341 $  5,216 $  8,011
                                                     ======== ======== ========
  Earnings per share--basic and diluted............. $   0.10 $   0.40 $   0.61
                                                     ======== ======== ========
  Shares used in computing basic earnings per
   share............................................   12,992   12,902   12,775
                                                     ======== ======== ========
  Shares used in computing diluted earnings per
   share............................................   13,145   13,179   13,070
                                                     ======== ======== ========



   The accompanying notes are an integral part of these financial statements

                          CONSOLIDATED BALANCE SHEETS

                                                            Year ended March
                                                                  31,
                                                           -------------------
                                                             1999      1998
                                                           --------  ---------
                                                             (in thousands)
                          ASSETS
Current assets:
  Cash and cash equivalents............................... $ 19,400  $  13,914
  Short-term investments..................................    9,934     19,493
  Accounts receivable.....................................   30,086     26,958
  Unbilled receivables....................................   23,955     20,911
  Inventories.............................................   13,973     14,276
  Prepaid taxes and other.................................    3,963      1,919
                                                           --------  ---------
    Total current assets..................................  101,311     97,471
                                                           --------  ---------
Property and equipment at cost:
  Electronic test equipment...............................   50,557     46,768
  Furniture and fixtures..................................    4,021      3,887
  Leasehold improvements..................................    4,472      3,996
                                                           --------  ---------
                                                             59,050     54,651
  Less: Accumulated depreciation and amortization.........  (46,385)   (40,516)
                                                           --------  ---------
    Net property and equipment............................   12,665     14,135
                                                           --------  ---------
Other assets..............................................    1,087        535
                                                           --------  ---------
                                                           $115,063   $112,141
                                                           ========  =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term obligations............. $     40  $      44
  Accounts payable........................................   10,426     10,739
  Advance payments from customers.........................    2,738      1,909
  Accrued liabilities.....................................    7,801      8,218
  Accrued income taxes....................................    3,961      3,462
                                                           --------  ---------
    Total current liabilities.............................   24,966     24,372
                                                           --------  ---------
Long-term obligations, less current maturities............       73         41
                                                           --------  ---------
Other long-term liabilities...............................      595        855
                                                           --------  ---------
Commitments and contingencies (Notes 3 and 7)
Stockholders' equity:
  Common stock--par value $.01; 25,000 shares authorized;
   13,067 and 12,975 shares issued and outstanding in 1999
   and 1998, respectively.................................      131        130
  Paid-in capital.........................................   43,573     42,359
  Retained earnings.......................................   45,725     44,384
                                                           --------  ---------
    Total stockholders' equity............................   89,429     86,873
                                                           --------  ---------
                                                           $115,063  $ 112,141
                                                           ========  =========

   The accompanying notes are an integral part of these financial statements

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                Common Stock
                                --------------
                                                                     Total
                                               Paid-In  Retained  Stockholders'
                                Shares  Amount Capital  Earnings     Equity
                                ------  ------ -------  -------- --------------
                                               (in thousands)
Balance, March 31, 1996........ 12,656   $127  $38,305  $31,157     $69,589
  Sale of common stock under
   Employee Stock Purchase
   Plan........................     67    --       959      --          959
  Sale of common stock under
   Employee Stock Option Plan..    105      1      729      --          730
  Issuance of common stock as
   awards to employees.........      5    --       102      --          102
  Tax benefits from employee
   stock transactions..........    --     --       315      --          315
  Net income...................    --     --       --     8,011       8,011
                                ------   ----  -------  -------     -------
Balance, March 31, 1997........ 12,833    128   40,410   39,168      79,706
  Sale of common stock under
   Employee Stock Purchase
   Plan........................     91      1    1,198      --        1,199
  Sale of common stock under
   Employee Stock Option Plan..     49      1      417      --          418
  Issuance of common stock as
   awards to employees.........      2    --        50      --           50
  Tax benefits from employee
   stock transactions..........    --     --       284      --          284
  Net income...................    --     --       --     5,216       5,216
                                ------   ----  -------  -------     -------
Balance, March 31, 1998........ 12,975    130   42,359   44,384      86,873
  Sale of common stock under
   Employee Stock Purchase
   Plan........................    141      1    1,299      --        1,300
  Sale of common stock under
   Employee Stock Option Plan..     36      1      290      --          291
  Issuance of common stock as
   awards to employees.........      2    --        29      --           29
  Tax benefits from employee
   stock transactions..........    --     --       484      --          484
  Repurchases of common stock..    (87)    (1)    (888)     --         (889)
  Net income...................     --    --       --     1,341       1,341

                                ------   ----  -------  -------     -------
Balance, March 31, 1999........ 13,067   $131  $43,573  $45,725     $89,429
                                ======   ====  =======  =======     =======

   The accompanying notes are an integral part of these financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended March 31,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
                                                        (in thousands)
Operating activities:
  Net income..................................... $  1,341  $  5,216  $  8,011
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization................    6,417     5,807     5,558
    Issuances of stock to employees under award
     plans.......................................       29        50       102
    Change in provision for losses on
     receivables, contracts and inventories......   (1,020)   (2,041)    1,388
    Loss on disposition of property and
     equipment...................................       56        20       305
  (Increase) decrease in assets:
    Receivables billed and unbilled..............   (5,594)   (1,549)  (11,803)
    Inventories..................................      745    (6,934)   11,446
    Prepaid taxes and other assets...............   (2,112)    2,021       724
  Increase (decrease) in liabilities:
    Accounts payable, advance payments and
     accrued liabilities.........................      184     2,782     1,489
    Other long-term liabilities..................     (260)      (55)      (76)
    Accrued income taxes.........................      499      (954)    1,463
                                                  --------  --------  --------
      Net cash provided by operating activities..      285     4,363    18,607
                                                  --------  --------  --------
Investing activities:
  Proceeds from maturities of short-term
   investments...................................   43,117    33,793    33,746
  Purchases of short-term investments............  (33,558)  (28,212)  (44,693)
  Purchases of property and equipment............   (5,003)   (5,852)   (5,501)
  Proceeds from sale of property and equipment...      --          3        25
                                                  --------  --------  --------
      Net cash provided by (used
       in) investing activities..................    4,556      (268)  (16,423)
                                                  --------  --------  --------
Financing activities:
  Payments on capital lease obligations..........      (57)      (33)      (47)
  Repurchases of common stock....................     (889)      --        --
  Proceeds from transactions under stock plans...    1,591     1,617     1,689
                                                  --------  --------  --------
      Net cash provided by financing activities..      645     1,584     1,642
                                                  --------  --------  --------
Net increase in cash and cash equivalents........    5,486     5,679     3,826
Cash and cash equivalents at beginning of year...   13,914     8,235     4,409
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $ 19,400  $ 13,914  $  8,235
                                                  ========  ========  ========
Supplemental Cash Flow Information:
Cash paid for:
  Interest....................................... $      7  $     19  $      7
  Income taxes................................... $  1,878  $    942  $  1,736

   The accompanying notes are an integral part of these financial statements

                       STANFORD TELECOMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Company. Stanford Telecommunications, Inc. (the Company), incorporated in Delaware, designs, manufactures and markets advanced digital telecommunication products and systems to establish or enhance communications via satellites, terrestrial wireless and cable. The Company's technical strengths include: system design, communication waveforms, modulation and demodulation techniques, ASIC design Radio Frequency (RF) antennas and downconverters, software and firmware, Asynchronous Transfer Mode (ATM) design and advanced manufacturing techniques and processes. The Company's government revenues are generated from U.S. government contracts where the Company may be either the prime contractor or a subcontractor. The Company's commercial revenues include contract manufacturing revenues, sales of integrated circuits, circuit boards and subsystems, wireless broadband products, and development programs. In addition to the U.S. government, the principle markets for the Company's products include telecommunications and electronics markets primarily located in the U.S.

   Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

   Fiscal Year. The Company's fiscal year ending March 31, 1999 is comprised of one 14-week quarter (quarter ended June 30, 1998) and three 13-week quarters, each of which ends on the Thursday closest to the corresponding calendar quarter end. The Company's fiscal year 1998 consisted of four 13-week quarters. For convenience, the Company has presented its fiscal year as ending on March 31.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The Company prepares and evaluateson-going cost to complete estimates in order to monitor its project costs. These estimates form the basis for calculating revenues and gross margins for each project under the percentage-of-completion method of accounting. Due to uncertainties inherent in the estimation process, estimated total costs are subject to revision on an on-going basis as additional information becomes available. The estimates are subject to change and actual results could be materially different from these estimates.

   Cash Equivalents. The Company considers cash equivalents to be cash in the bank and money market accounts.

   Short-term Investments. The Company's short-term investments consist of U.S. Treasury securities that mature at various dates within one year. The Company classifies these securities as held-to-maturity and carries them at amortized cost. At March 31, 1999, the fair value of the Company's investments approximated amortized costs and, as such, unrealized holding gains were insignificant. At March 31, 1998 unrealized holding gains totaled $270,000.

   Receivables. Accounts receivable as of March 31, 199, included a $3.9 million secured note receivable from one of the Company's customers. In January 1999, due to the customer's liquidity condition, the Company agreed to exchange it's trade receivables for a note receivable secured by an interest in certain of the customer's equipment with a historical cost of $13.4 million. The note bears interest at 10% per annum and matured on May 1, 1999. The Company's customer has paid $500,000 on May 1, 1999 and asked for an extension on the balance of this note. The Company is considering the requested extension. The Company provides a reserve for doubtful accounts where circumstances indicate that one is necessary. As of March 31, 1999 and 1998 the Company's reserve for doubtful accounts was $533,000 and $711,000, respectively.

                       STANFORD TELECOMMUNICATIONS, INC.

   Unbilled Receivables. Unbilled receivables represent differences between billings and revenues recognized. At March 31, 1999, approximately 62% of the unbilled receivables represent revenues recognized on fixed price contracts under the percentage-of-completion method of accounting which exceed the amounts that are billable according to contract terms and are expected to be significantly collected within one year. In general, the Company is authorized to bill between 75% to 100% of the costs expended on a contract. The remaining portion of unbilled receivables at March 31, 1999 represents timing differences for billings and revenues recognized on cost type contracts and differences between actual indirect rates and government approved billing rates. The indirect rates are not billable until approval of final indirect rates by the respective governmental agencies. The Company has received final indirect rate approval for charges through fiscal 1995.

   Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market. Cost includes materials, labor and related indirect expenses. General and administrative costs are only included in inventory for government contracts, as such costs are reimbursed by the government. Work-in-process mainly represents costs incurred on short-term contracts. The components of inventory are as follows:

                                                                 Year ended
                                                                  March 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
                                                               (in thousands)
Work-in-process............................................... $11,250  $11,176
Finished goods................................................   2,696    3,066
Allocated general and administrative costs....................      83      136
Less: Progress billings.......................................     (56)    (102)
                                                               -------  -------
                                                               $13,973  $14,276
                                                               =======  =======

   The Company purchases certain inventories that have long purchase lead times and may be single sourced. Although there are a limited number of manufacturers of these particular inventory items, management believes that other suppliers could provide similar inventory on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which may affect operating results adversely.

   Depreciation and Amortization. Depreciation and amortization are provided over the estimated useful lives of the assets (3 to 7 years or the term of the lease if shorter), using the straight-line method.

   Accrued Liabilities. Accrued liabilities consist of the following:

                                                                   Year ended
                                                                    March 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
                                                                       (in
                                                                   thousands)
Compensation and employee benefits............................... $6,500 $6,543
Accrued contract cost............................................    573    956
Other............................................................    728    719
                                                                  ------ ------
                                                                  $7,801 $8,218
                                                                  ====== ======

   Revenue Recognition. The Company principally uses the percentage-of-completion method of accounting for contract revenues. The percentage-of-completion method is based on total costs incurred to date compared with estimated total costs upon completion of contracts. Certain contracts provide for milestone billings which are recorded as revenues when the defined milestones are met. The Company recognizes revenues for standard, off-the-shelf products and certain commercial products upon shipment to the customer. The Company charges all losses on contracts to cost of sales in the period when the loss is known. The principal government agencies to which the Company sells are the Department of Defense (DoD), NASA and the FAA. The DoD accounted

                       STANFORD TELECOMMUNICATIONS, INC.

for 34%, 33%, and 33% of total revenues in 1999, 1998 and 1997, respectively. The Company has a contract with another company whose Chief Executive Officer is a Board member of the Company. In fiscal year 1999, the Company has recognized $580,000 in revenues and $467,000 in cost of revenues related to this contract

   Earnings Per Share. Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding. Diluted EPS is computed by dividing net income by the diluted weighted average number of common shares outstanding. Diluted EPS reflects the potential dilution that could occur upon exercise of outstanding stock options.

   The following is a summary of the calculation of the number of shares used in calculating basic and diluted EPS:

                                                             1999   1998   1997
                                                            ------ ------ ------
                                                               (in thousands)
   Shares used to compute basic EPS.......................  12,992 12,902 12,775
   Add effect of dilutive securities:
     Stock options........................................     153    277    295
                                                            ------ ------ ------
   Shares used to compute diluted EPS.....................  13,145 13,179 13,070
                                                            ====== ====== ======

   Options to purchase 679,000, 86,000 and 75,000 weighted shares outstanding during fiscal years 1999, 1998 and 1997, respectively were excluded from the computation of diluted EPS because the options' exercise prices were greater than the average market price of the Company's common stock during those years.

   Comprehensive Income. Effective April 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130") "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. For fiscal years 1999, 1998 and 1997, the Company's net income was equal to comprehensive income as defined in SFAS 130.

   Concentration of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, short-term investments, and trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to a balanced mix of receivables due from the U.S. government and other customers which are dispersed across different industries and geographic regions.

   Classification. Consistent with industry practice, assets and liabilities relating to government long-term contracts are classified as current although a portion of these amounts is not expected to be realized within one year.

NOTE 2. LINE OF CREDIT

   On December 18, 1998, the Company amended its bank line agreement extending the expiration date until December 17, 1999. The Company has $15,000,000 in credit under this line, all of which is available at March 31, 1999. Under this line of credit the Company must maintain certain financial covenants. As of March 31, 1999, the Company was in compliance with all such covenants.

NOTE 3. COMMITMENTS

   The Company leases its buildings and other equipment under noncancelable operating lease agreements that expire at various dates through 2009. The Company also leases certain office equipment under capital leases which expire during 2004. The terms of several of the Company's leases provide for deferral of cash rental payments over various periods. Rental expense under these agreements is recognized on a straight-line

                       STANFORD TELECOMMUNICATIONS, INC.

basis. As of March 31, 1999 the Company has accrued approximately $518,000 in related expense which is included in other long-term liabilities in the accompanying consolidated balance sheets. Approximate future minimum lease payments under these leases are as follows (in thousands):

   Year Ending March 31,                         Operating Leases Capital Leases
   ---------------------                         ---------------- --------------
   2000.........................................     $ 5,098           $ 39
   2001.........................................       4,976             26
   2002.........................................       3,501             25
   2003.........................................       3,553             24
   2004.........................................       3,045              4
   Thereafter...................................       9,631            --
                                                     -------           ----
   Total minimum lease payments.................     $29,804            118
                                                     =======
   Less: interest...............................                         (5)
                                                                       ----
                                                                        113
                                                                        (40)
   Less: current portion .......................                       $ 73
                                                                       ====

   Lease payments and other rental expenses charged to operations totaled approximately $5,675,000, $4,676,000, and $4,279,000 for the years ended March 31, 1999, 1998 and 1997, respectively. During 1999, 1998, and 1997 the Company acquired equipment under capital leases in the amounts of $85,000, $41,000, and $30,000, respectively.


NOTE 4. RETIREMENT PLAN

   The Company maintains a defined contribution plan covering substantially all employees. Amounts contributed are based on a percentage of eligible employees annual compensation. Percentages contributed equaled 3% in 1999, 3% in 1998 and 4% in 1997. The Company's contributions totaled approximately $1,645,000 in 1999, $1,403,000 in 1998, and $1,566,000 in 1997. The Plan also permits eligible employees to make voluntary before-tax salary deferral contributions.

NOTE 5. INCOME TAXES

   The provision for income taxes charged to operations was comprised of the following:

                                                         Year ended March 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------  ------  ------
                                                            (in thousands)
   Provision for (benefit from) income taxes:
   Current
     Federal............................................ $1,140  $1,570  $3,602
     State..............................................    111     176     555
   Deferred, net
     Federal............................................   (772)    647      96
     State..............................................    123     (50)    (34)
                                                         ------  ------  ------
       Net tax provision................................ $  602  $2,343  $4,219
                                                         ======  ======  ======

                       STANFORD TELECOMMUNICATIONS, INC.

   The provision for income taxes for the three years ended March 31, 1999 differs from the U.S. statutory rate principally as follows:

                                                         Year ended March 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------  ------  ------
                                                            %       %       %
   Statutory Federal income tax rate....................   34.0    34.0    35.0
   State income taxes, net of Federal benefit...........    1.5     1.5     2.8
   Research and development credits.....................   (3.8)   (7.3)   (3.6)
   Other................................................   (0.7)    2.8     0.3
                                                         ------  ------  ------
   Effective income tax rate............................   31.0    31.0    34.5
                                                         ======  ======  ======

   The major components of deferred tax assets and liabilities consisted of the following:

                                                               Year ended
                                                                March 31,
                                                              --------------
                                                               1999    1998
                                                              ------  ------
                                                                   (in
                                                               thousands)
   Reserves and accruals not currently deductible for tax
    purposes................................................. $3,134  $3,235
   Tax credits...............................................    520     373
   Accelerated depreciation..................................    729     223
                                                              ------  ------
     Total deferred tax asset................................  4,383   3,831
   Percentage of completion contract accounting..............   (513)   (610)
                                                              ------  ------
     Net deferred tax asset.................................. $3,870  $3,221
                                                              ======  ======

   The $3,870,000 net deferred tax asset as of March 31, 1999 was allocated on the accompanying consolidated balance sheets with $729,000 included in other assets, and $3,141,000 included in prepaid taxes and other.

NOTE 6. COMMON STOCK

   In August 1998, the Board of Directors authorized a plan to repurchase the Company's common stock in open-market transactions. The plan authorizes the purchase of up to 1,000,000 shares of STII Common Stock. Since the authorization of this plan, the Company repurchased 86,500 shares in open market transactions at an average price of $10.27 per share.

   On January 29, 1997, the Company's Board of Directors declared a two-for-one split of the Company's common stock effected in the form of a 100% stock dividend distributed on February 28, 1997 to stockholders' of record as of February 10, 1997. Approximately 6.4 million shares of common stock were issued in connection with the split. The stated par value of each share was not changed from $.01. A total of $64,000 was reclassified from the Company's paid-in capital account to the Company's common stock account. All share and per share amounts included in these financial statements have been restated to retroactively reflect the stock split.

   On May 9, 1995, the Board of Directors adopted a Stockholder's Rights Plan and declared a dividend of one Common Share Purchase Right (the "Right") for each share of the Company's common stock outstanding on May 25, 1995. Each Right entitles the holder thereof to purchase one share of the Company's common stock for $30. The Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock. Upon such acquisition, each Right (other than those held by the acquiring person or group) will

                       STANFORD TELECOMMUNICATIONS, INC.

be exercisable for the number of shares of the Company's common stock having a market value at that time of twice the exercise price of the Right. If the Company subsequently enters into certain business combinations, each Right (other than those held by the acquiring person or group) will be exercisable for that number of shares of common stock of the other party to the business combination having a market value of two times the exercise price of the Right. The Rights are subject to redemption at the option of the Board of Directors at a price of $.01 per Right. The Rights expire on May 9, 2005.

   The Company's Stock Option Plan provides for the issuance of either incentive or non-qualified options to employees and certain non-employee directors. Incentive options can be granted at an exercise price not less than fair market value of the stock on the date of grant. Non-qualified options can be granted at an exercise price not less than 85% of the fair market value of the stock on the date of the grant. Options granted under the Plan generally vest 25% one year after the date of grant and ratably thereafter over three years and options generally expire ten years from the date of grant. The Plan will expire in the year 2001.

   Information with respect to this plan is as follows:

                                                     Stock Option Plan
                                            ------------------------------------
                                            Available                 Average
                                            for Grant  Outstanding Option Prices
                                            ---------  ----------- -------------
Balance at March 31, 1996.................. 1,143,830     697,366     $ 7.49
Granted....................................  (375,300)    375,300     $16.54
Exercised..................................       --      (64,534)    $ 7.65
Terminated.................................    45,711     (45,711)    $10.39
                                            ---------   ---------     ------
Balance at March 31, 1997..................   814,241     962,421     $10.92
Granted....................................  (167,900)    167,900     $16.57
Exercised..................................       --      (49,409)    $ 8.51
Terminated.................................    45,222     (45,222)    $13.08
                                            ---------   ---------     ------
Balance at March 31, 1998..................   691,563   1,035,690     $11.85
Granted....................................  (558,350)    558,350     $14.91
Exercised..................................       --      (35,812)    $ 8.11
Terminated.................................    35,400     (35,400)    $15.67
                                            ---------   ---------     ------
Balance at March 31, 1999..................   168,613   1,522,828     $12.97
                                            =========   =========     ======

   Under the Stock Option Plan the options outstanding on March 31, 1999 were as follows:

                                      Options Outstanding                      Options Exercisable
                                      -------------------                  ----------------------------
                                       Weighted Average
                                           remaining      Weighted Average             Weighted Average
                            Number     Contractual Life       Exercise       Number        Exercise
Range of Exercise Prices  Outstanding      In Years            Price       Exercisable      Price
------------------------  ----------- ------------------- ---------------- ----------- ----------------
$ 2.50--$ 7.38..........     322,870         4.52              $ 6.85        309,199        $ 6.82
$ 7.88--$13.63..........     235,008         3.18              $ 9.65        198,508        $ 9.14
$14.25--$14.25..........     342,100         9.99              $14.25            --            --
$14.38--$16.00..........     382,250         8.13              $15.46        102,350        $14.84
$16.75--$31.50..........     240,600         7.65              $18.66        160,300        $19.37
                           ---------         ----              ------        -------        ------
  Total.................   1,522,828         6.94              $12.97        770,357        $11.10
                           =========                                         =======

                       STANFORD TELECOMMUNICATIONS, INC.

   Pro Forma Information. The Company applies APB No.25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for the stock compensatory plans (the Plans) described above. Accordingly, no compensation cost has been recognized for the Plans.

   If compensation cost for the Plans had been determined consistent with SFAS No.123 "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below):

                                                           1999    1998   1997
                                                          ------  ------ ------
                                                          (in thousands except
                                                             per share data)
Net income as reported................................... $1,341  $5,216 $8,011
Pro forma (loss) net income.............................. $  (32) $4,037 $6,755
Basic and diluted earnings per share as reported......... $ 0.10  $ 0.40 $ 0.61
Pro forma basic and diluted (loss) earnings per share.... $(0.00) $ 0.31 $ 0.52

   Because the method of accounting prescribed by SFAS No.123 has not been applied to options granted prior to April 1, 1995, and because the Black-Scholes option valuation model was developed for traded options and requires the input of subjective assumptions, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The fair value of each option grant is estimated based on the date of grant using the Black-Scholes option pricing model with the following assumptions used for fiscal years 1999, 1998 and 1997: risk-free interest rates of approximately 5.3% for 1999, 6.6% for 1998 and 6.0% for 1997, dividend yields of 0%, volatility factor of the expected market price of the Company's common stock of 74%, and a weighted average expected life of an option of approximately three years. The weighted average fair values of options granted in fiscal years 1999, 1998 and 1997 respectively were $8.03, $8.33 and $7.34.

   Under an Employee Stock Purchase Plan, the Company makes offerings of its common stock to its employees at such time and of such duration as its Board determines. A total of 700,000 shares of common stock has been reserved for issuance. In fiscal years 1999, 1998 and 1997, the Company has sold
140,883 shares, 90,631 shares and 66,512 shares. The weighted average fair value of such shares for fiscal years 1999, 1998 and 1997 were $3.88, $4.88 and $5.27 respectively. As of March 31,1999, 234,318 shares remained available for purchase.

NOTE 7. LITIGATION AND CONTINGENCIES

   The Company is contingently liable with respect to lawsuits and other matters which arise in the normal course of business. The Company must comply with detailed government procurement and contracting regulations. The Company has prepared and presented documentation and support to a customer addressing its post-award audit recommendations. Management believes that the outcome of such contingencies will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 8. SEGMENT REPORTING

   On March 31, 1999 Stanford Telecommunications, Inc. adopted statement of Financial Accounting Standard (SFAS) Number 131 "Disclosures about segments of an Enterprise and Related Information." SFAS 131 establishes standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly

                       STANFORD TELECOMMUNICATIONS, INC.

by the chief operating decision maker when deciding how to allocate resources and when assessing performance. The Company's chief operating decision making group is the Executive Staff, which is comprised of the Chief Executive Officer and Executive Vice Presidents. The adoption of SFAS 131 did not have a material effect on the Company's primary financial statements, but has expanded the disclosure of segment information contained elsewhere herein.

   The Company classifies its business into three operating segments: base business, wireless broadband and contract manufacturing. Base business consists of multiyear hardware and software engineering services for data and voice communications systems. Wireless broadband consists of the development and production of products for two-way transmission of high-speed digital data and voice. Contract manufacturing provides manufacturing services for both the Company's products as well as products for other companies. Stanford Wireless Broadband Inc., consists of contract manufacturing and wireless broadband segments.

   Information as to the operation of the Company in different business segments is set forth below based on the nature of the products and services offered. The Company evaluates performances based on several functions of which the primary financial measure is business segment operating income. The accounting polices of the segments are the same as those described in the summary of significant accounting policies within the notes within the consolidated financial statements. Intersegment sales are generally accounted for at cost.

   The following summarize selected financial information by segment:

                                                              Non Segment
                           Base    Wireless     Contract    Property, Plant
                         Business  Broadband  Manufacturing   & Equipment    Total
                         --------  ---------  ------------- --------------- --------
Operating Segments                              (in thousands)
1999
Revenues before
 elimination............ $138,777  $  3,543      $31,236                    $173,556
Revenues--Other
 segments...............   (3,837)      (58)      (4,256)                     (8,151)
Revenues--Unaffiliated
 customers..............  134,940     3,485       26,980                     165,405
Operating Income (loss)
 (1)....................   15,599   (12,203)      (3,333)                         63
Net Property Plant and
 Equipment..............    7,153     2,423        2,301         $ 788        12,665
Capital Expenditures....    3,183     1,297          130           393         5,003
1998
Revenues before
 elimination............  127,596     2,571       30,625                     160,792
Revenues--Other
 segments...............   (2,423)      --        (5,109)                     (7,532)
Revenues--Unaffiliated
 customers..............  125,173     2,571       25,516                     153,260
Operating Income (loss)
 (1)....................   16,210    (7,371)      (3,176)                      5,663
Net Property Plant and
 Equipment..............    7,747     2,079        3,464           845        14,135
Capital Expenditures....    2,834     1,209        1,457           352         5,852
1997
Revenues before
 elimination............  133,997     2,047       40,556                     176,600
Revenues--Other
 segments...............   (3,136)      --        (6,462)                     (9,598)
Revenues--Unaffiliated
 customers..............  130,861     2,047       34,094                     167,002
Operating Income (loss)
 (1)....................   14,980    (4,315)         229                      10,894
Net Property Plant and
 Equipment..............    8,331     1,452        3,370           960        14,113
Capital Expenditures.... $  3,086  $    636      $ 1,126         $ 653      $  5,501

--------
(1) Operating Income of $63,000, $5.7 million and $10.9 million in fiscal years 1999, 1998 and 1997 include intra-company eliminations of profit of approximately $0.3 million, $0.5 million and $0.4 million, respectively, related to the contract manufacturing segment.

                       STANFORD TELECOMMUNICATIONS, INC.

   The Company's assets are located in the United States. Through March 31, 1999, the Company has derived its revenues primarily from customers located in the United States.

                         Consolidated Quarterly Results

   Statements of Operations Data. The following table presents the Company's consolidated financial results by quarter for fiscal years 1999, 1998 and 1997. These consolidated quarterly financial results are unaudited. In the opinion of management, however, they have been prepared on the same basis as the audited financial information and include all adjustments necessary for a fair presentation of the information set forth therein. The consolidated operating results for any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                    1999
                               -----------------------------------------------
                               1st Quarter 2nd Quarter 3rd Quarter 4th Quarter
                               ----------- ----------- ----------- -----------
                                    (in thousands except per share data)
Revenues......................   $44,362     $40,705     $37,132     $43,206
Gross profit..................     9,443       7,981       7,276       9,394
Net income (loss).............     1,039         342        (479)        439
Earnings (loss) per share--
 basic and diluted............   $  0.08     $  0.03     $ (0.04)    $  0.03
                                                    1998
                               -----------------------------------------------
Revenues......................   $35,331     $36,838     $40,713     $40,378
Gross profit..................     8,901       9,373       9,935       8,422
Net income....................     1,382         928       1,577       1,329
Earnings per share--basic and
 diluted......................   $  0.11     $  0.07     $  0.12     $  0.10
                                                    1997
                               -----------------------------------------------
Revenues......................   $40,843     $41,058     $42,028     $43,073
Gross profit..................     8,850      10,169       9,723      10,828
Net income....................     1,888       1,911       1,960       2,252
Earnings per share--basic and
 diluted......................   $  0.14     $  0.15     $  0.15     $  0.17

                       STANFORD TELECOMMUNICATIONS, INC.

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

   The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes the disclosures which are made are adequate to make the information presented not misleading. Further, the condensed consolidated financial statements have been prepared in all material respects in conformity with the standards of accounting measurement set forth in Accounting Principles Board Opinion No. 28 and reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods indicated.

   It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Stanford Telecommunications, Inc. 1999 Annual Report.

   The results of operations for the first six months of fiscal year 2000 ended September 30, 1999 are not necessarily indicative of results to be expected for the entire year ending March 31, 2000.

                       STANFORD TELECOMMUNICATIONS, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                  (UNAUDITED)

                                            Three months       Six months
                                           ended September   ended September
                                                 30,               30,
                                           ----------------  ----------------
                                            1999     1998     1999     1998
                                           -------  -------  -------  -------
Revenues
  Products and services................... $36,503  $33,443  $74,077  $69,743
  Licenses................................     --       --    17,750      --
                                           -------  -------  -------  -------
    Total revenues........................ $36,503  $33,443  $91,827  $69,743
Cost of revenues..........................  28,850   25,563   60,342   52,859
                                           -------  -------  -------  -------
    Gross profit..........................   7,653    7,880   31,485   16,884
                                           -------  -------  -------  -------
Expenses
  Research and development................   2,854    3,417    5,608    7,126
  Marketing and administrative............   4,836    3,643   10,070    7,493
                                           -------  -------  -------  -------
    Total expenses........................   7,690    7,060   15,678   14,619
                                           -------  -------  -------  -------
Operating income (loss)...................     (37)     820   15,807    2,265
Interest income...........................     538      417      931      901
                                           -------  -------  -------  -------
Income from continuing operations before
 provision for income taxes...............     501    1,237   16,738    3,166
Provision for income taxes................    (155)    (383)  (5,188)    (981)
                                           -------  -------  -------  -------
Income from continuing operations.........     346      854   11,550    2,185
                                           -------  -------  -------  -------
Discontinued operations...................
Operating loss from discontinued
 operations before income tax benefits....    (348)    (741)  (1,320)  (1,165)
Income tax benefits.......................     108      229      409      361
                                           -------  -------  -------  -------
Loss from discontinued operations.........    (240)    (512)    (911)    (804)
                                           -------  -------  -------  -------
    Net income............................ $   106  $   342  $10,639   $1,381
                                           =======  =======  =======  =======
Earnings (loss) per share
   Shares used in computing basic earnings
    per share.............................  13,214   12,993   13,177   12,984
   Basic earnings (loss) per share
    Continuing operations................. $  0.03  $  0.07    $0.88    $0.17
    Discontinued operations...............   (0.02)   (0.04)   (0.07)   (0.06)
                                           -------  -------  -------  -------
                                           $  0.01  $  0.03  $  0.81  $  0.11
                                           =======  =======  =======  =======
   Shares used in computing diluted
    earnings (loss) per share.............  13,721   13,122   13,608   13,146
   Diluted earnings (loss) per share
    Continuing operations................. $  0.03  $  0.07    $0.85    $0.17
    Discontinued operations...............   (0.02)   (0.04)   (0.07)   (0.06)
                                           -------  -------  -------  -------
                                           $  0.01  $  0.03  $  0.78  $  0.11
                                           =======  =======  =======  =======

    Accompanying notes are an integral part of these condensed consolidated statements.

                       STANFORD TELECOMMUNICATIONS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amount)

                                                        September 30,  March
                                                            1999      31, 1999
                                                        ------------- --------
                                                         (Unaudited)
                        ASSETS
Current assets:
  Cash and cash equivalents............................   $  7,767    $ 19,400
  Short-term investments...............................     29,149       9,934
  Accounts receivable..................................     21,966      25,414
  Unbilled receivables.................................     24,825      23,955
  Inventories, net of related progress billings........      6,494       6,782
  Prepaid taxes and other..............................      9,843       3,859
                                                          --------    --------
      Total current assets.............................    100,044      89,344
                                                          --------    --------
Property and equipment at cost:
  Electronic test equipment............................     44,114      43,740
  Furniture and fixtures...............................      4,169       3,584
  Leasehold improvements...............................      4,613       4,472
                                                          --------    --------
                                                            52,896      51,796
  Less: Accumulated depreciation and amortization          (42,664)    (41,327)
                                                          --------    --------
      Net property and equipment.......................     10,232      10,469
                                                          --------    --------
Other assets...........................................        832       1,087
                                                          --------    --------
Net assets of discontinued operation...................      8,164      12,089
                                                          --------    --------
                                                          $119,272    $112,989
                                                          ========    ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term obligations..........   $     28    $     40
  Accounts payable.....................................      4,407       9,276
  Advance payments from customers......................      1,649       2,051
  Accrued liabilities..................................      6,572       7,567
  Accrued income taxes.................................      3,685       3,961
                                                          --------    --------
      Total current liabilities........................     16,341      22,895
                                                          --------    --------
Long-term obligations, less current maturities.........         62          73
                                                          --------    --------
Other long-term liabilities............................        485         592
                                                          --------    --------
Shareholders' equity:
  Common shares--par value $.01; 25,000 shares
   authorized
   Outstanding   --13,264 shares at September 30,
   1999................................................        133         131
           --13,067 shares at March 31, 1999
  Paid-in capital......................................     45,887      43,573
  Retained earnings....................................     56,364      45,725
                                                          --------    --------
      Total shareholders' equity.......................    102,384      89,429
                                                          --------    --------
                                                          $119,272    $112,989
                                                          ========    ========

    Accompanying notes are an integral part of these condensed consolidated statements.

                       STANFORD TELECOMMUNICATIONS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (in thousands)

                                                             Six months ended
                                                               September 30,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
Operating activities:
  Income from continuing operation.........................  $ 11,550  $  2,185
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation and amortization..........................     2,557     1,748
    Change in provision for losses on receivables,
     contracts and inventories.............................     1,319      (520)
    Other..................................................        42        53
  (Increase) decrease in assets:
    Receivables billed and unbilled........................     2,027    (3,798)
    Inventories............................................      (480)     (692)
    Prepaid taxes and other assets.........................    (5,729)   (2,837)
  Increase (decrease) in liabilities:
    Accounts payable, advance payments, and accrued
     liabilities...........................................    (6,266)     (128)
    Other long-term liabilities............................      (107)     (160)
    Accrued income taxes...................................      (276)      894
                                                             --------  --------
      Net cash provided by (used in) operating activities..     4,637    (3,255)
                                                             --------  --------
Investing activities:
  Proceeds from maturities of short-term investments.......     9,934    25,363
  Purchases of short-term investments......................   (29,149)  (13,738)
  Purchases of property and equipment......................    (2,338)   (3,078)
                                                             --------  --------
      Net cash (used in) provided by investing activities..   (21,553)    8,547
                                                             --------  --------
Financing activities:
  Payments on capital lease obligations....................       (23)      (33)
  Common stock repurchases.................................         0      (598)
  Proceeds from transactions under stock plans.............     2,292       712
                                                             --------  --------
      Net cash provided by financing activities............     2,269        81
                                                             --------  --------
Net (decrease) increase in cash and cash equivalents from
 continuing operations                                        (14,647)    5,373
Net increase in cash and cash equivalents from discontinued
 operations                                                     3,014     3,506
                                                             --------  --------
Cash and cash equivalents at beginning of period...........    19,400    13,914
                                                             --------  --------
Cash and cash equivalents at end of period.................  $  7,767  $ 22,793
                                                             ========  ========

    Accompanying notes are an integral part of these condensed consolidated statements.

                       STANFORD TELECOMMUNICATIONS, INC.

          NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                  (Unaudited)
                               September 30, 1999

   1. Basis of Presentation: The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information.

   2. Fiscal Year: The Company's fiscal year ending March 31, 2000 is comprised of four 13-week quarters. Fiscal year ended March 31, 1999 was comprised of one 14-week quarter (quarter ended June 30, 1998) and three 13-week quarters.

   3. Inventories: Inventories are stated at the lower of cost (first-in, first-out) or market. Cost includes materials, labor and related indirect expenses. General and administrative costs are only included in inventory for government contracts, as such costs are reimbursed by the government.

   The components of inventory are as follows (in thousands):

                                             September 30, 1999 March 31, 1999
                                             ------------------ --------------
   Work-in-progress.........................       $3,257           $4,059
   Finished goods...........................        3,209            2,696
   Allocated general and administrative
    costs...................................          105               83
   Less: progress billings..................          (77)             (56)
                                                   ------           ------
                                                   $6,494           $6,782
                                                   ======           ======

   4. Earnings (loss) per share: Basic earnings per share (EPS) of continuing operations is computed by dividing net income of continuting operations by the weighted average number of common shares outstanding. Diluted EPS of continuing operations is computed by dividing net income of continuing operations by the diluted weighted average number of common shares outstanding. Diluted EPS reflects the potential dilution that could occur upon exercise of outstanding stock options. Loss per share of discontinued operations is computed using the weighted average number of common shares outstanding during the period.

   The following is a summary of the calculation of the number of shares used in calculating basic and diluted EPS (in thousands):

                                Second Quarter          First Half Ended
                             --------------------- ---------------------------
                                                   September 30, September 30,
                             of FY 2000 of FY 1999     1999          1998
                             ---------- ---------- ------------- -------------
   Shares used to compute
    basic EPS...............   13,214     12,993      13,177        12,984
   Add effect of dilutive
    securities:
     Stock options..........      507        129         431           162
                               ------     ------      ------        ------
   Shares used to compute
    diluted EPS.............   13,721     13,122      13,608        13,146
                               ======     ======      ======        ======

   Options to purchase approximately 5,000 and 686,000 weighted shares outstanding during the first six months of fiscal years 2000 and 1999 respectively were excluded from the computation of diluted EPS because the options' exercise prices were greater than the average market price of the Company's common stock during those periods.

   5. Comprehensive Income: Effective April 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130") "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. For the first six months of fiscal years 2000 and 1999, the Company's net income was equal to comprehensive income as defined in SFAS 130.

                       STANFORD TELECOMMUNICATIONS, INC.

   6. Segment reporting: On March 31, 1999 Stanford Telecommunications, Inc. adopted statement of Financial Accounting Standard (SFAS) Number 131 "Disclosures about segments of an Enterprise and Related Information." SFAS 131 establishes standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker when deciding how to allocate resources and when assessing performance. The Company's chief operating decision making group is the Executive Staff, which is comprised of the Chief Executive Officer and Executive Vice Presidents. The adoption of SFAS 131 did not have a material effect on the company's primary financial statements, but has expanded the disclosure of segment information contained elsewhere herein.

   The Company classifies its business into two reportable segments: base business and wireless broadband. The base business segment primarily includes multi-year hardware and software engineering services for data and voice communications. The primary customer for the base business segment is the U.S. government, however, 30.5% of the revenues during the first six months of fiscal year 2000 were derived from the sale of commercial products and services including $17.8 million of licensing fees for certain patents and products associated with the Company's cable modem technology. The wireless broadband segment develops and produces hardware for broadband wireless applications for the two-way, high-speed transmission of voice and data.

   Information as to the operation of the Company in different business segments is set forth below based on the nature of the products and services offered. The Company evaluates performances based on several functions of which the primary financial measure is business segment operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies within the notes within the consolidated financial statements. Intersegment sales are generally accounted for at cost.

   The following summarize selected financial information of continuing operations by segment for the six months ended September 30, 1999 and 1998:

                                                               Non
                                                             Segment
                                          Base    Wireless  Property &
Operating Segments                      Business  Broadband Equipment   Total
------------------                      --------  --------- ---------- -------
                                                   (in thousands)
September 30, 1999
Revenues before elimination............ $90,892    $ 3,274             $94,166
Revenues--Other segments...............  (2,339)       --               (2,339)
Revenues--Unaffiliated customers.......  88,553      3,274              91,827
Operating Income (loss)................  22,095     (6,288)             15,807
Net Property and Equipment.............   7,731      1,992     $509     10,232
Capital Expenditures...................   1,631        653       54      2,338
September 30, 1998
Revenues before elimination............  69,487      2,050              71,537
Revenues--Other segments...............  (1,794)       --               (1,794)
Revenues--Unaffiliated customers.......  67,693      2,050              69,743
Operating Income (loss)................   8,416     (6,151)              2,265
Net Property and Equipment.............   8,379      2,306      726     11,411
Capital Expenditures................... $ 1,697    $   847     $534    $ 3,078


   The Company's assets are located in the United States. Through September 30, 1999, the Company has derived its revenues primarily from customers located in the United States.

                       STANFORD TELECOMMUNICATIONS, INC.

   7. On June 22, 1999 the Company entered into an agreement and plan of merger with Newbridge which provided for the acquisition of the Company by Newbridge in a tax-free, stock-for-stock exchange valued at approximately $490 million. On November 10, 1999 the boards of directors of Newbridge and the Company approved a renegotiated agreement and plan of merger ("Amended Merger Agreement"), which provides for the acquisition of the Company by Newbridge in a taxable, cash-for-stock transaction. Under the Amended Merger Agreement, Newbridge will pay Stanford Telecom stockholders $34.22 for each share of common stock of Stanford Telecom that they own. Newbridge will pay for the acquisition from its existing cash balance.

   Consummation of the merger is subject to approval by the Company's stockholders at a special meeting of Standford Telecom stockholders which is expected to be scheduled for the second week of December 1999. The exact date will be announced once regulatory authorities clear the proxy statement.

   Pursuant to the merger agreement, the Company has granted Newbridge an option to acquire a non-exclusive license to the Company's wireless broadband technology (the "Technology Option Agreement"), which option would be exercisable at $69 million if a third party acquired control of the Company. Also pursuant to the merger agreement, the Company has granted Newbridge an option to purchase shares of the Company's common stock equal to 19.9% of its issued and outstanding common stock at the time the option becomes exercisable (the "Stock Option Agreement"). The option becomes exercisable only in specified circumstances that could result in termination of the merger agreement. The option has an exercise price of $35 per share.

   Certain officers and directors of the Company have entered into voting agreements with Newbridge providing that they will vote, in their capacity as stockholders, in favor of the adoption of the merger agreement and approval of the merger.

   The foregoing summaries of the Amended Merger Agreement, Technology Option Agreement, Stock Option Agreement and Voting Agreements are not complete and are qualified in their entirety by reference to the agreements.

   8. On September 22, 1999 the Company entered into a definitive Asset Purchase Agreement (the "ITT Agreement") with ITT Industries, Inc., an Indiana corporation. Pursuant to the ITT Agreement, ITT will purchase substantially all of the assets of Stanford Telecom's government business for $191 million in cash, subject to adjustment for an increase or decrease in the net book value of the assets and liabilities of the government business between March 31, 1999 and the closing, which is expected to take place in December 1999. Completion of the asset purchase is subject to the satisfaction of certain conditions, including the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, approval of the asset purchase by the stockholders of Stanford Telecom and consummation of the pending merger with Newbridge. The Hart-Scott-Rodino waiting period was terminated on October 15, 1999.

   9. Subsequent events--On October 29, 1999 Stanford Wireless Broadband, Inc., a wholly owned subsidiary of the Company, sold to Dii Semiconductor, Inc. substantially all of the assets of Stanford Wireless Broadband's contract manufacturing business ("MQA") and associated supply agreement with Newbridge. Because the disposition plans were finalized before the Company's Form 10-Q was filed for the second quarter, the Company's consolidated condensed financial statements and notes included herein reflect MQA as a discontinued operation in accordance with Accounting Principle Board Opinion No. 30.

                       STANFORD TELECOMMUNICATIONS, INC.

   Net revenue and loss from MQA operations, which include results through September 30, 1999, are summarized below. The sale proceeds of MQA are expected to exceed the net asset value of the discontinued operation.

                                              Three months      Six months
                                                 ending           ending
                                              September 30,    September 30,
                                              --------------  ----------------
                                               1999    1998    1999     1998
      (in thousands)                          ------  ------  -------  -------
      Net Revenues                            $5,145  $7,262  $10,817  $15,324
      Operating loss                            (348)   (741)  (1,320)  (1,165)
      Income tax benefits                        108     229      409      361
                                              ------  ------  -------  -------
      Net loss from discontinued operations,
       net of tax                             $ (240) $ (512) $  (911) $  (804)
                                              ======  ======  =======  =======

   Net assets of MQA discontinued operations as of September 30, 1999 and March 31, 1999 are summarized below:

                                              September 30, 1999 March 31, 1999
       (in thousands)                         ------------------ --------------
       Assets:
       Total current assets                        $10,055           $11,967
       Net property and equipment                    1,582             2,196
       Liabilities:
       Total current liabilities                    (3,470)           (2,071)
       Long term obligations                            (3)               (3)
                                                   -------          --------
       Net loss from discontinued operations       $ 8,164          $ 12,089
                                                   =======          ========

   On November 15, 1999, the Company sold to Intel Corporation substantially all of the assets of the Company's telecom component products business, which is a component of the Company's base business operations. The purchase price was $37.5 million, and the Company realized an after-tax gain of approximately $20 million.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         NEWBRIDGE NETWORKS CORPORATION

                            SATURN ACQUISITION CORP.

                                      AND

                       STANFORD TELECOMMUNICATIONS, INC.

                         Dated as of June 22, 1999 and

                  amended and restated as of November 10, 1999

                                  DEFINITIONS

"Accounts Receivable"..................................... Section 3.19(a)
"Acquisition Proposal".................................... Section 5.2(c)
"Acquisition Transaction"................................. Section 5.2(c)
"Action".................................................. Section 3.12(a)
"Antitrust Division"...................................... Section 5.5
"Cash Consideration"...................................... Section 2.1(a)
"CERCLA".................................................. Section 3.24(a)(iii)
"CFIUS"................................................... Section 5.5
"Certificate of Merger"................................... Section 1.2
"Closing"................................................. Section 1.2
"Closing Date"............................................ Section 1.2
"COBRA"................................................... Section 3.15(b)
"Code".................................................... Section 3.22(b)(vi)
"Confidentiality Agreement"............................... Section 5.3
"Contractor".............................................. Section 3.24(a)(i)
"Delaware Law"............................................ Section 1.1
"Dissenting Shares"....................................... Section 2.5
"Dissenting Stockholder".................................. Section 2.5
"Effective Time".......................................... Section 1.2
"End Date"................................................ Section 8.1(b)
"Employee Benefit Plans".................................. Section 3.23(a)
"Environment"............................................. Section 3.24(a)(ii)
"Environmental Law"....................................... Section 3.24(a)(iii)
"Environmental Permit".................................... Section 3.24(a)(iv)
"ERISA"................................................... Section 3.23(a)
"ERISA Affiliate"......................................... Section 3.23(a)
"Exchange Act"............................................ Section 3.3
"Exon-Florio Amendment"................................... Section 3.3
"Foreign Plan"............................................ Section 3.23(n)
"FTC"..................................................... Section 5.5
"GAAP".................................................... Section 3.8
"Government Bid".......................................... Section 3.17(a)(ii)
"Government Contract"..................................... Section 3.17(a)(iii)
"Government Entity"....................................... Section 3.3
"Government Body"......................................... Section 3.17(a)(i)
"Group Health Plan"....................................... Section 3.23(k)
"Hazardous Material"...................................... Section 3.24(a)(v)
"Holder".................................................. Section 2.3(c)
"HSR Act"................................................. Section 3.3
"Indemnified Parties"..................................... Section 5.8(b)
"IRS"..................................................... Section 3.22(b)(iii)
"law"..................................................... Section 9.11
"Legal Requirement"....................................... Section 3.17(a)(iv)
"Merger".................................................. Recitals
"Merger Sub".............................................. Preamble
"Merger Sub Common Stock"................................. Section 2.1(d)
"Newbridge"............................................... Preamble
"Newbridge Disclosure Statement".......................... Article IV
"Newbridge Exchange Options".............................. Section 2.2(a)

"Newbridge Material
 Adverse Effect"........  Section 4.1(a)
"Newbridge Material
 Subsidiaries"..........  Section 4.1(a)
"Non-core Assets".......  Section 5.18
"Non-core Asset Sale"...  Section 5.18
"Notice of Superior
 Proposal"..............  Section 5.4(c)
"Option Exchange
 Ratio".................  Section 2.2(a)
"Paying Agent"..........  Section 2.3(a)
"Pension Benefit
 Plans".................  Section 3.23(a)
"Person"................  Section 2.1(g)
"Potential Acquiror"....  Section 5.2(a)
"Proxy Statement".......  Section 3.3
"Real Property".........  Section 3.24(b)(iv)
"Reference Date"........  Section 3.8
"Returns"...............  Section 3.22(b)(i)
"Stel"..................  Preamble
"Stel Balance Sheet"....  Section 3.8
"Stel Certificate"......  Section 2.3(c)
"Stel Common Stock".....  Recitals
"Stel Contract".........  Section 3.14(b)
"Stel Disclosure
 Statement".............  Article III
"Stel Financial
 Statements"............  Section 3.8
"Stel IP Rights"........  Section 3.18(a)
"Stel Material Adverse
 Effect"................  Section 3.1(a)
"Stel Options"..........  Section 2.2(a)
"Stel Purchase Plan"....  Section 2.2(c)
"Stel Rights"...........  Section 3.4
"Stel Rights Plan"......  Section 3.4
"Stel SEC Reports"......  Section 3.7(a)
"Stel Special Meeting"..  Section 5.4(a)
"Stel Stock Plans"......  Section 2.2(a)
"Stel Triggering
 Event".................  Section 8.1(i)
"SEC"...................  Section 3.7(a)
"Securities Act"........  Section 3.7(a)
"Stock Option
 Agreement".............  Recitals
"Subsidiary"............  Section 2.1(g)
"Superior Proposal".....  Section 5.2(d)
"Surviving
 Corporation"...........  Section 1.1
"Tax or Taxes"..........  Section 3.22(a)
"Technology Option
 Agreement".............  Recitals
"Termination Fee".......  Section 8.3(b)(i)
"Third Party"...........  Section 5.2(c)
"Voting Agreements".....  Recitals
"Welfare Benefit
 Plans".................  Section 3.23(a)
"Year 2000 Compliant"...  Section 3.30

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 22, 1999, amended as of August 20, 1999 and amended and restated as of November 10, 1999 by and among Newbridge Networks Corporation, a Canadian corporation ("Newbridge"), Saturn Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Newbridge ("Merger Sub"), and Stanford Telecommunications, Inc., a Delaware corporation ("Stel"), with respect to the following facts:

   A. The respective boards of directors of Newbridge, Merger Sub and Stel have approved and declared advisable the merger of Merger Sub with and into Stel (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions are fair to, and in the best interests of, their respective stockholders.

   B. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Newbridge's and the Merger Sub's willingness to enter into this Agreement, Newbridge is entering into a Stock Option Agreement dated the date hereof in the form of Exhibit A (the "Stock Option Agreement") with Stel, pursuant to which Stel is granting to Newbridge the right and option to purchase shares of Stel Common Stock, $.01 par value ("Stel Common Stock") from Stel equal to up to 19.9% of issued and outstanding Stel Common Stock.

   C. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Newbridge's and the Merger Sub's willingness to enter into this Agreement, Newbridge is entering into the Wireless Broadband Products Technology License Option Agreement in the form of Exhibit B
(the "Technology Option Agreement") with Stel.

   D. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Newbridge's and the Merger Sub's willingness to enter into this Agreement, Newbridge is entering into Voting Agreements in the form of Exhibit C with certain directors and officers of Stel in their respective capacities as stockholders of Stel (the "Voting Agreements").

   E. For the purpose of this Agreement, the date of this Agreement and the date of the execution and delivery of this Agreement shall be deemed to be June 22, 1999.

   The parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (the "Delaware Law"),
(i) Merger Sub shall be merged with and into Stel, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) Stel shall be the surviving corporation. Stel as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Articles VI and VII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the

Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit D (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

   1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Stel and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Stel and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

   (a) Subject to Section 5.8, from and after the Effective Time, the certificate of incorporation of Stel, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until changed or amended as provided by law.

   (b) Subject to Section 5.8, from and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

   1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

   2.1 Conversion of Stock. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or other securities of Stel or Merger Sub:

   (a) As of the Effective Time each share of Stel Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Stel Common Stock to be canceled pursuant to Section 2.1(c) or as provided in
Section 2.5 with respect to shares of Stel Common Stock as to which appraisal rights have been exercised under Delaware Law) shall be automatically converted into the right to receive in cash without interest an amount equal to U.S. $34.22 (the "Cash Consideration").

   (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Stel Common Stock shall cease to have any rights with respect thereto, except the right to receive a cash payment equal to the number of shares represented by such Stel Certificate multiplied by the Cash Consideration.

   (c) As of the Effective Time, each share of Stel Common Stock held of record immediately prior to the Effective Time by Stel, Merger Sub, Newbridge or any wholly-owned subsidiary of Stel or of Newbridge shall be canceled and extinguished without any conversion thereof.

   (d) As of the Effective Time, each share of Common Stock, $0.01 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.01 par value, of the Surviving Corporation.

   (e) For purposes of this Agreement, the term "Subsidiary", when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "Person" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

   2.2 Stel Options; Stock Purchase Plan.

   (a) As of the Effective Time, Newbridge shall, to the full extent permitted by applicable law, assume all of the stock options of Stel outstanding immediately prior to the Effective Time under the Stel Stock Plans (as defined below) (the "Stel Options"). For purposes of this Agreement, "Stel Stock Plans" means Stel's 1982 Stock Option Plan, and 1991 Stock Option Plan. Each Stel Option, whether or not exercisable at the Effective Time, shall, to the full extent permitted by applicable law, be assumed by Newbridge in such a manner that it shall be exercisable upon the same terms and conditions as under the Stel Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder; provided that:

     (i) each such option shall thereafter be exercisable for the number of shares of Newbridge Common Stock (rounded down to the nearest whole share) equal to the product obtained from multiplying the number of shares of Stel Common Stock covered by such option immediately prior to the Effective Time by a fraction (the "Option Exchange Ratio"), the numerator of which is the Cash Consideration and the denominator of which is the average of the daily averages of the high and low per share prices of Newbridge Common Stock as reported on the New York Stock Exchange Composite Tape on the five trading days ending on the second trading day immediately preceding the Stel Special Meeting; and

     (ii) the option price per share of Newbridge Common Stock thereafter shall be equal to the quotient (rounded up to the nearest whole cent) obtained from dividing the option price per share of Stel Common Stock subject to such option in effect immediately prior to the Effective Time by the Option Exchange Ratio.

Stel Options assumed in the manner described in this Section are referred to in this Agreement as the "Newbridge Exchange Options". Prior to the Effective Time, Stel shall make all adjustments provided for in the Stel Stock plan with respect to the Stel Options to facilitate the implementation of the provisions of this Section 2.2(a).

   (b) Notwithstanding the provisions of clause (a) above, the holders of Stel Options which are vested or will be vested as of the Effective Time shall have the ability to exercise such options effective as of the Effective Time on a "cash-out" basis. Newbridge and Stel will provide a mechanism whereby, after the Effective Time, each such Stel Option holder who has so exercised will receive a cash payment equal to (i) the product of (A) the number of shares of Stel Common Stock exercised and (B) the excess of the Cash Consideration over the exercise price per share of Stel Common Stock, less (ii) any applicable withholding or employment taxes.

   (c) All the purchase rights under Stel's 1992 Employee Stock Purchase Plan ("Stel Purchase Plan") shall terminate following the purchase of shares in respect of the Participation Period (as defined in the Stel Purchase Plan) beginning on or about June 30, 1999 and no Participation Period shall be commended thereafter. All funds contributed to the Stel Purchase Plan that have not been used to purchase shares of Stel Common Stock by the termination date of the Stel Purchase Plan shall be returned after such termination date in accordance with Section 8 of the Stel Purchase Plan.

   2.3 Paying Agent.

   (a) At or prior to the Effective Time, Newbridge shall enter into an agreement with a bank or trust company selected by Newbridge to act as the paying agent for the Merger (the "Paying Agent").

   (b) At or prior to the Effective Time, Newbridge shall supply or cause to be supplied to or for the account of the Paying Agent in trust for the benefit of the holders of Stel Common Stock the funds necessary to make the payments contemplated by Section 2.1. Such funds shall be invested by the Paying Agent as directed by Newbridge in accordance with Newbridge's investment policy.

   (c) Promptly after the Effective Time, Newbridge shall mail or shall cause to be mailed to each Holder a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stel Certificates shall pass, only upon proper delivery of the Stel Certificates to the Paying Agent) and instructions for surrender of the Stel Certificates. Upon surrender to the Paying Agent of a Stel Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor a cash payment equal to the number of shares represented by such Stel Certificate multiplied by the Cash Consideration, and such Stel Certificate so surrendered shall forthwith be canceled. No cash payment will be issued to a Person who is not the registered owner of a surrendered Stel Certificate, unless (i) the Stel Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each Stel Certificate shall be deemed to represent the right to receive a cash payment equal to the number of shares represented by such Stel Certificate multiplied by the Cash Consideration. For purposes of this Agreement, "Stel Certificate" means a certificate which immediately prior to the Effective Time represented shares of Stel Common Stock, and "Holder" means a person who holds one or more Stel Certificates as of the Effective Time.

   (d) Any portion of the funds supplied to the Paying Agent which remains undistributed to the former stockholders of Stel for twelve (12) months after the Effective Time shall be delivered to Newbridge, upon demand of Newbridge, and any such former stockholders who have not theretofore complied with this
Section 2.3 shall thereafter look only to Newbridge (subject to abandoned property, escheat and other similar laws) only as general creditors of Newbridge with respect to any consideration set forth in Section 2.1 that may be payable upon surrender of their Stel Certificates.

   (e) Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Newbridge, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Stel Common Stock for any consideration set forth in Section 2.1 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   2.4 Lost, Stolen or Destroyed Certificates. In the event that any Stel Certificates shall have been lost, stolen or destroyed, the Paying Agent shall make in respect of such lost, stolen or destroyed Stel Certificates, upon the making of an affidavit of that fact by the holder thereof, a cash payment equal to the number of shares represented by such Stel Certificate multiplied by the Cash Consideration; provided, however, that Newbridge may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Stel Certificate to deliver a bond in such sum as Newbridge may reasonably direct as indemnity against any claim that may be made against Newbridge or the Paying Agent with respect to the Stel Certificates alleged to have been lost, stolen or destroyed.

   2.5 Appraisal Rights; Dissenting Shares. Any issued and outstanding shares of Stel Common Stock held by a person who has properly demanded an appraisal and perfected the right to dissent under Delaware Law and who has not effectively withdrawn or lost such rights as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent the right to receive the Cash Consideration, and the holders thereof shall be entitled only to such rights as are granted by Delaware Law. Stel shall give Newbridge prompt notice upon receipt by Stel of any such written demands for payment of the fair value of such shares of Stel Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Delaware Law (any stockholder duly making such demands being hereafter called a "Dissenting Stockholder"). Any payments made in respect of Dissenting Shares shall be made by Newbridge. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of Stel Common Stock shall be converted into a right to receive the Cash Consideration in accordance with the applicable provisions of this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF STEL

   Stel makes to Newbridge and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof (the "Stel Disclosure Statement". The Stel Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the Stel Disclosure Statement shall qualify only the corresponding Section of this Article III.

   3.1 Organization, Etc.

   (a) Each of Stel and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Stel and its Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Stel Material Adverse Effect. For the purposes of this Agreement, "Stel Material Adverse Effect" means any change, event or effect that is materially adverse to either
(i) the business, operations or assets of Stel's wireless broadband products division or its telecom products components division, or (ii) the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of Stel and its Subsidiaries taken as a whole.

   (b) Stel is not in violation of any provision of its certificate of incorporation or bylaws. None of Stel's Subsidiaries is in violation of its certificate of incorporation or other charter document or in material violation of its bylaws. Schedule 3.1(b) of the Stel Disclosure Statement sets forth (i) the full name of each Subsidiary of Stel, its capitalization and the ownership interest of Stel and each other Person (if any) therein, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which Stel and each Subsidiary of Stel is qualified to do business as a foreign Person, (iv) a brief summary of the business and material operations of each Subsidiary of Stel, and (v) the names of the current directors and officers of Stel and of each Subsidiary of Stel. Stel has made available to Newbridge accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of Stel and each of its Subsidiaries.

   3.2 Authority Relative to This Agreement. Stel has full corporate power and authority to (i) execute and deliver this Agreement, (ii) execute and deliver the Stock Option Agreement, (iii) execute and deliver the Technology Option Agreement, (iv) consummate the transactions contemplated by the Stock Option Agreement and Technology Option Agreement, and (v) assuming the approval of the Merger and the approval of the sale of Stel's government business assets by a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement, and the consummation of the Merger, the sale of the government business assets and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the unanimous vote of the board of directors of Stel, and no other corporate proceedings on the part of Stel are necessary to authorize this Agreement, the Stock Option Agreement and the Technology Option Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby (other than, (a) with respect to the Merger, the approval of the Merger by a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment or postponement thereof in accordance with the Delaware Law or (b) with respect to the sale of the government business assets, the approval of such sale by a majority of the outstanding shares of Stel Common Stock). Each of this Agreement, the Stock Option Agreement and the Technology Option Agreement has been duly and validly executed and delivered by Stel and, assuming due authorization, execution and delivery by Newbridge and, in the case of this Agreement, by Merger Sub, constitutes a valid and binding agreement of Stel, enforceable against Stel in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

   3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of Stel for the consummation by Stel of the Merger and the other transactions contemplated hereby and by the Stock Option Agreement and the Technology Option Agreement, or for the exercise by Newbridge and the Surviving Corporation of full rights to own and operate the business of Stel and its Subsidiaries as presently being conducted, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the "Exchange Act") including the filing of a proxy statement on Schedule 14A (the "Proxy Statement"), state securities or "blue sky" laws and state takeover laws, (iii) any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (iv) the voluntary notice to be filed under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment"). Neither the execution and delivery of this Agreement, the Stock Option Agreement, and the Technology Option Agreement nor the consummation of the Merger and the other transactions contemplated hereby and thereby nor compliance by Stel with all of the provisions hereof and thereof, nor the exercise by Newbridge and the Surviving Corporation of full rights to own and operate the business of Stel and its Subsidiaries as presently being conducted will, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of Stel or any of its Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Stel, or any of its Subsidiaries, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Stel or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Schedule 3.3 of the Stel Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby or by the Stock Option Agreement or Technology Option Agreement under any of Stel's or any of its Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would have a Stel Material Adverse Effect.

   3.4 Board Recommendation. The board of directors of Stel has unanimously (i) approved and adopted this Agreement, the Stock Option Agreement and the Technology Option Agreement (ii) determined that this Agreement is fair to and in the best interests of the stockholders of Stel, (iii) resolved to recommend approval of this Agreement to the stockholders of Stel, (iv) resolved that Stel take all action necessary to exempt the execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state antitakeover statutes and regulations, including, but not limited to, Section 203 of the Delaware Law, and (v) amended the Stel Rights Agreement (the "Stel Rights Plan") dated as of May 9, 1995 between Stel and the First National Bank of Boston to render the rights issued thereunder (the "Stel Rights") inapplicable to the Merger, this Agreement, the Stock Option Agreement and the Technology Option Agreement and the other transactions contemplated hereby, and to terminate the Stel Rights Plan as of the Effective Time.

   3.5 Fairness Opinion. Stel has received the opinion of Ferris, Baker, Watts dated June 21, 1999, as amended on November 10, 1999, to the effect that the consideration to be received by the Stel stockholders in the merger is fair the Stel stockholders from a financial point of view, and has provided a copy of the written opinion to Newbridge.

   3.6 Capitalization.

   (a) The authorized capital stock of Stel consists of 25,000,000 shares of Stel Common Stock. As of June 16, 1999, there were (i) 13,152,959 shares of Stel Common Stock outstanding, and (ii) no treasury shares.

   (b) Other than the Stel Common Stock, there are no equity securities of any class of Stel, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. Except for the Stel Options, Stel Rights, and purchase rights under the Stel Purchase Plan there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Stel to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Stel, or obligating Stel to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of Stel, except for the Voting Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Stel.

   (c) True and complete copies of each Stel Stock Plan and the Stel Purchase Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Newbridge. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

   (d) Schedule 3.6(d) of the Stel Disclosure Statement sets forth the following information with respect to Stel Options outstanding as of June 16, 1999: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each Stel Option was granted in accordance with the terms of the Stel Stock Plan applicable thereto. The terms of each of the Stel Stock Plans do not prohibit the assumption of the Stel Options as provided in Section 2.2(a). Consummation of the Merger will accelerate vesting of all Stel Options, except those which have been outstanding for less than one year as of the Effective Time.

   3.7 SEC Filings.

   (a) Stel has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since April 1, 1996 are referred to herein as the "Stel SEC Reports"). All of the Stel SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act. Accurate and complete copies of the Stel SEC Reports have been made available to Newbridge. As of their respective dates, the Stel SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Stel has been advised by each of its officers and directors that each such person and such persons affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

   3.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Stel SEC Reports (the "Stel Financial Statements"), (a) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented the consolidated financial position of Stel and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Stel, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Stel contained in Stel's Annual Report to Stockholders for the year ended March 31, 1999 (the "Reference Date") is hereinafter referred to as the "Stel Balance Sheet".

   3.9 Absence of Undisclosed Liabilities. Neither Stel nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Stel Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Stel Material Adverse Effect, and (iii) liabilities under this Agreement, the Stock Option Agreement and the Technology Option Agreement.

   3.10 Absence of Changes or Events. Except as contemplated by this Agreement, since the Reference Date no Stel Material Adverse Effect has occurred and, in addition, Stel and its Subsidiaries have not, directly or indirectly:

   (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Stel or any of its Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Stel or a wholly owned Subsidiary of Stel);

   (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Stel or its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Stel or its Subsidiaries, other than pursuant to and in accordance with the Stel Stock Plans;

   (c)(i) created or incurred any indebtedness for borrowed money exceeding U.S. $100,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding U.S. $100,000 in the aggregate, (iii) entered into any oral or written material agreement or any commitment or transaction or incurred any liabilities material to Stel and its Subsidiaries taken as a whole, or involving in excess of U.S. $100,000;

   (d) instituted any change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the Stel Financial Statements;

   (e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the Stel Balance Sheet;

   (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $250,000;

   (g)(i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Stel Options;

   (h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties, (including intangibles, real, personal or mixed);

   (i) amended its certificate of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

   (j) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Stel and its Subsidiaries in such calendar month resulted in such capital expenditures exceeding U.S. $250,000 in the aggregate;

   (k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

   (l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

   (m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

   3.11 Capital Stock of Subsidiaries. Stel is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries (other than qualifying shares, the ownership of which is set forth in Schedule 3.11 of the Stel Disclosure Statement). All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Stel free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Stel or any Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. Stel does not directly or indirectly own any interest in any Person except the Subsidiaries.

   3.12 Litigation.

   (a) There is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("Action") pending or, to the knowledge of Stel, threatened against Stel or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not have a Stel Material Adverse Effect. There is no Action pending or, to the knowledge of Stel, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, the Stock Option Agreement or the Technology Option Agreement.

   (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which Stel, any Subsidiary of Stel, or any of their assets is or was a party or by which Stel, any Subsidiary of Stel, or any of their assets is bound.

   3.13 Insurance. Schedule 3.13 of the Stel Disclosure Statement lists all insurance policies (including without limitation workers compensation insurance policies) covering the business, properties or assets of Stel and its Subsidiaries, the premiums and coverages of such policies, and all claims in excess of U.S. $50,000 made against any such policies since April 1, 1996. All such policies are in effect, and true and complete copies of all such policies have been made available to Newbridge. Stel has not received notice of the cancellation or threat of cancellation of any of such policy.

   3.14 Contracts and Commitments.

   (a) Except as filed as an exhibit to Stel's SEC Reports, neither Stel nor its Subsidiaries is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

     (i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

     (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the Stock Option Agreement or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement;

     (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of material assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

     (iv) agreements, contracts or commitments (A) relating to the acquisition, transfer, development, sharing, license (to or by Stel), or use of any Stel IP Right (except for any contract pursuant to which any Stel IP Right is licensed to Stel under any third party software license generally available to the public), or (B) with respect to the manufacturing, distribution or marketing of any products of Stel;

     (v) agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or which are with sole or single source suppliers, other than those which if terminated would not constitute a Material Adverse Effect;

     (vi) guarantees or other agreements, contracts or commitments under which Stel or any of its Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than Stel or its Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than Stel or its Subsidiaries);

     (vii) powers of attorney authorizing the incurrence of a material obligation on the part of Stel or its Subsidiaries;

     (viii) agreements, contracts or commitments which limit or restrict (A) where Stel or any of its Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Stel or any of its Subsidiaries;

     (ix) agreements, contracts or commitments containing any agreement with respect to a change of control of Stel or any of its Subsidiaries;

     (x) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by Stel or any of its Subsidiaries to customers in the ordinary course of business and consistent with past practice); and

     (xi) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

   (b) Neither Stel nor any of its Subsidiaries, nor to Stel's knowledge any other party to a Stel Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which Stel or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (any such agreement, contract or commitment, a "Stel Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not have a Stel Material Adverse Effect.

   (c) Each Stel Contract is a valid, binding and enforceable obligation of Stel and to Stel's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have a Stel Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors rights governing or by general principles of equity.

   (d) An accurate and complete copy of each Stel Contract has been made available to Newbridge.

   3.15 Labor Matters; Employment and Labor Contracts.

   (a) None of Stel or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Stel or any of its Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of Stel and its Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not have a Stel Material Adverse Effect.

   (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Stel or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Stel or any of its Subsidiaries who are not currently organized. Neither Stel nor any of its Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have, individually or in the aggregate, a Stel Material Adverse Effect. There are no controversies pending or, to the knowledge of Stel or any of its Subsidiaries, threatened, between Stel or any of its Subsidiaries and any of their respective employees, which controversies would have, individually or in the aggregate, a Stel Material Adverse Effect.

   (c) Neither Stel nor any of its Subsidiaries is a party to or bound by any employment agreements or arrangements that are not terminable at will by Stel or its Subsidiaries.

   3.16 Compliance with Laws. Neither Stel nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a Stel Material Adverse Effect. Stel and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   3.17 Government Contracts.

   (a) For purposes of this Agreement:

     (i) "Government Body" shall mean any: (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; or (C) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

     (ii) "Government Bid" shall mean any quotation, bid or proposal submitted to any Government Body or any proposed prime contractor or higher-tier subcontractor of any Government Body.

     (iii) "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Government Body or any prime contractor or higher-tier subcontractor, or under which any Government Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     (iv) "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government Body.

   (b) Since April 1, 1996, except as set forth in Schedule 3.17 of the Stel Disclosure Statement:

     (i) neither Stel nor any Subsidiary has had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

     (ii) neither Stel nor any Subsidiary has failed to comply in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

     (iii) neither Stel nor any Subsidiary has, in obtaining or performing any Government Contract, violated any applicable procurement law or regulation or other material Legal Requirement;

     (iv) all facts set forth in or acknowledged by Stel or any Subsidiary in any certification, representation or disclosure statement submitted by Stel or any Subsidiary with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

     (v) neither Stel nor any Subsidiary has, nor to the best of Stel's knowledge, have any of their respective employees been debarred or suspended from doing business with any Government Body, nor have any proceedings been initiated against Stel, any Subsidiary or, to the best of Stel's knowledge, any employee of Stel or any Subsidiary that might result in such debarment or suspension;

     (vi) no negative determination of responsibility has been issued against Stel or any Subsidiary in connection with any Government Contract or Government Bid;

     (vii) no direct or indirect costs incurred by Stel or any Subsidiary have been questioned or disallowed as a result of a finding or determination of any kind by any Government Body;

     (viii) no Government Body, or prime contractor or higher-tier subcontractor of any Government Body, has withheld or set off, or threatened to withhold or set off, any amount due to Stel or any Subsidiary under any Government Contract;

     (ix) there have been no material irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or have a reasonable prospect of leading to (A) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving Stel, any Subsidiary or any of their employees, (B) the questioning or disallowance of any costs submitted for payment by Stel or any Subsidiary, (C) the recoupment of any payments previously made to Stel or any Subsidiary, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of Stel or any Subsidiary, or
  (E) the assessment of any penalties or damages of any kind against Stel or any Subsidiary;

     (x) there are not nor have there been any (A) outstanding claims against Stel or any Subsidiary by, or dispute involving Stel or any Subsidiary with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) facts known by Stel upon which any such claim may be based or which may give rise to any such dispute, (C) final decisions of any Government Body against Stel or any Subsidiary;

     (xi) neither Stel nor any Subsidiary is undergoing, or has undergone an audit, and Stel has no knowledge of any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

     (xii) neither Stel nor any Subsidiary has entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

     (xiii) no payment has been made by Stel or any Subsidiary or by any Person acting on Stel's or any Subsidiary's behalf to any Person (other than to any bona fide employee or agent of Stel or any Subsidiary) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

     (xiv) Stel's and each of its Subsidiaries cost accounting system is in material compliance with applicable regulations and other applicable Legal Requirements, and has not has been determined by any Government Body not to be in material compliance with any Legal Requirement;

     (xv) to the best of Stel's knowledge, Stel and its Subsidiaries have complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other intellectual property;

     (xvi) neither Stel nor any Subsidiary has made any disclosure to any Government Body pursuant to any formal agency disclosure program;

     (xvii) Stel and its Subsidiaries have reached agreement with the cognizant government representatives approving and closing all indirect costs charged to Government Contracts;

     (xviii) the responsible government representatives have agreed with Stel and each Subsidiary on the forward pricing rates that Stel or such Subsidiary is charging on cost-type Government Contracts and including in Government Bids; and

     (xix) with the exception of potential novation or change-of-name agreement that may be required by a Government Body under applicable Legal Requirements, neither Stel nor any Subsidiary is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Government Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement and the Technology Option Agreement.

   3.18 Intellectual Property Rights.

   (a) Stel and its Subsidiaries own or have the right to use all intellectual property used in or necessary to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "Stel IP Rights").

   (b) Schedule 3.18 of Stel Disclosure Statement sets forth, with respect to all Stel IP Rights registered with any Government Body or for which an application has been filed with any Government Body, (i) a brief description of such Stel IP Rights, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 3.18 of Stel Disclosure Statement identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Stel IP Right that is licensed or otherwise made available to Stel by any Person (except for any Stel IP Right that is licensed to Stel under any third party software license generally available to the public), and identifies the agreement under which such Stel IP Right is being licensed or otherwise made available to Stel. Stel has good, valid and marketable title to all of Stel IP Rights (except for licensed rights), free and clear of all encumbrances, except (i) as set forth in Schedule 3.18 of the Stel Disclosure Statement, (ii) for any lien for current taxes not yet due and payable, and
(iii) for minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the rights subject thereto or materially impair the operations of Stel. To Stel's knowledge, Stel has a valid right to use, license and otherwise exploit all Stel IP Rights. Except as set forth in Schedule 3.18 of Stel Disclosure Statement, Stel has not developed jointly or does not jointly own or have joint rights with any other Person any Stel IP Right that is material to the business of Stel. Except as set forth in Schedule 3.18 of the Stel Disclosure Statement, there is no agreement or arrangement pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Stel IP Rights.

   (c) Stel has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Stel IP Rights (except Stel IP Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Stel IP Rights.

   (d) To the knowledge of Stel, Stel is not misappropriating or making any unlawful use of, and Stel has not at any time misappropriated or made any unlawful use, of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any intellectual property rights owned or used by any other Person. Stel is not aware that any Person is misappropriating, or making unlawful use of any of the Stel IP Rights.

   (e) Stel has not licensed any of the Stel IP Rights to any Person on an exclusive basis.

   (f) The execution, delivery and performance of this Agreement, the Stock Option Agreement or the Technology Option Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Stel IP Rights, and will not (i) cause the modification of any terms of any licenses or agreements relating to any Stel IP Rights, (ii) cause the forfeiture or termination of any Stel IP Rights,
(iii) give rise to a right of forfeiture or termination of any Stel IP Rights or (iv) materially impair the right of Stel, the Surviving Corporation or Newbridge to use, sell or license any Stel IP Rights or portion thereof.

   (g) Neither the manufacture, marketing, license, sale nor intended use of any product or technology currently licensed or sold or under development by Stel or any of its Subsidiaries (i) violates in any material respect any license or agreement between Stel or any of its Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Stel IP Rights, or asserting that any Stel IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Stel products, conflicts or will conflict with the rights of any other party.

   (h) Stel has provided to Newbridge a true and complete copy of its standard form of employee confidentiality agreement and taken all commercially reasonably necessary steps to ensure that all employees have executed such an agreement. All consultants or third parties with access to proprietary information of Stel have executed appropriate non-disclosure agreements which adequately protect the Stel IP Rights.

   (i) Neither Stel nor any of its Subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employees or consultants best efforts to promote the interests of Stel and its Subsidiaries or that would conflict with the business of Stel as presently conducted or proposed to be conducted. Neither Stel nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of Stel or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. All current and former employees of Stel or any of its Subsidiaries, and all current and former consultants of Stel or any of its Subsidiaries who have provided services related to Stel IP Rights, have signed valid and enforceable written assignments to Stel or its Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Stel, and Stel and its Subsidiaries possess signed copies of all such written assignments by such employees and consultants.

   3.19 Accounts Receivable; Inventories.

   (a) Except as set forth in the Stel Balance Sheet, (i) each account receivable of Stel and its Subsidiaries (the "Accounts Receivable") represents a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and Stel and its Subsidiaries have performed all of their obligations to produce the goods or perform the services to which such Accounts Receivable relate, other than amounts recorded as deferred revenue, and (ii) no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof.

   (b) Subject to amounts reserved therefor on the Stel Balance Sheet, the values at which all inventories are carried on the Stel Balance Sheet reflect the historical inventory valuation policy of Stel and its Subsidiaries set forth in the Stel SEC Reports. Stel and its Subsidiaries have good and marketable title to the inventories free and clear of all liens and encumbrances. The inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving beyond amounts reserved on the Stel Balance Sheet. The inventories do not consist of any items held on consignment. Neither Stel nor any of its Subsidiaries is under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business and consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since the Stel Reference Date. Subject to the amounts reserved therefor on the Stel Balance Sheet, the inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.

   3.20 Order Backlog. Schedule 3.20 of the Stel Disclosure Statement contains a list of the aggregate orders for the products of Stel and its Subsidiaries as of the Stel Reference Date and as of April 30, 1999, and identifies each customer included in the backlog and the range of products and prices by customer constituting the backlog. Except as set forth on Schedule 3.20, all such orders have been included in backlog on a basis consistent with Stel's historical practices and Stel is not aware of any customer who has placed an order included in such backlog having refused or who intends to refuse delivery of any ordered products in accordance with the terms of such orders.

   3.21 Product and Service Warranties. The standard written forms of product and service warranties and guarantees utilized by Stel and its Subsidiaries as of the date of this Agreement have been provided to Newbridge. Except as set forth on Schedule 3.21 of the Stel Disclosure Statement, during a period of three years prior to the date of this Agreement, neither Stel nor any Subsidiary or any of their affiliates have made any other written material warranties (which remain in effect) with regard to products and/or services supplied by Stel or its Subsidiaries.

   3.22 Taxes.

   (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local, foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts described in clause (i) as a result of being a successor to or transferee of any individual or entity or a member of an affiliated, consolidated or unitary group for any period (including pursuant to Treas. Reg. (S)1.1502-6 or comparable provisions of state, local or foreign tax law); and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under agreements or arrangements with any Person.

   (b)(i) Stel and each of its Subsidiaries have filed all material returns, estimates, information statements and reports relating to Taxes ("Returns") required to be filed by them prior to Closing, and such Returns are true and correct and completed in accordance with applicable law. Schedule 3.22 of the Stel Disclosure Statement lists all jurisdictions in which Returns are required to be filed by Stel and its Subsidiaries (or have been required since April 1, 1996 of the Stel) and the types of Returns required to be filed in each such jurisdiction.

     (ii) Stel and each of its Subsidiaries have (A) timely paid all Taxes due and payable by them as shown on the Returns, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on the Stel Financial Statements, described in paragraph (iii), below, and being contested in good faith by appropriate proceedings), (C) accrued on the Stel Financial Statements all Taxes attributable to periods covered by such statements that are not yet due and payable, and (D) properly reserved, in accordance with GAAP, for all Taxes not yet due but which are expected to become due and payable in the future.

     (iii) Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes in writing, or to the actual knowledge of the executive officers of Stel, is threatening to assert any claims for Taxes. No Tax deficiency notice or notice of assessment of collection has been received in writing by Stel except as described on Schedule 3.22 of the Stel Disclosure Statement. No audit or, to Stel's knowledge, other examination of any Return of Stel or any of its Subsidiaries is presently in progress, nor have Stel or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No power of attorney to deal with Tax matters or waiver of any statute of limitations with respect to Taxes has been granted by Stel or its Subsidiaries. Except as described on Schedule 3.22 of the Stel Disclosure Statement the relevant statute of limitations for the assessment or proposal of a deficiency for Taxes has expired for all years before fiscal year 1995. None of Stel or its Subsidiaries has availed itself of any Tax Amnesty, tax holiday or similar relief in any jurisdiction.

     (iv) Stel and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected with respect to their operations, including withholdings on payments to Stel or its Subsidiaries for sales and use taxes or payments by Stel or its Subsidiaries to employees or independent contractors on account of federal, state, and foreign income Taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act.

     (v) There are no liens for Taxes upon the assets of Stel or any of its Subsidiaries (other than liens for property Taxes that are not yet due or delinquent).

     (vi) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Stel or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Internal Revenue Code of 1986, as amended (the "Code").

     (vii) None of Stel nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Stel.

     (viii) Neither Stel nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Stel.

     (ix) Neither Stel nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treas. Reg. (S)1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

     (x) Stel has made available to Newbridge true copies of all Returns that Stel or its Subsidiaries have filed since April 1, 1996 and true copies of all correspondence and other written submissions to or communications with any Tax authorities.

     (xi) None of the assets of Stel is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (xii) Stel has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

     (xiii) Except as set forth in Schedule 3.22 of the Disclosure Statement, Stel is not and has not been a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

     (xiv) None of Stel nor any of its Subsidiaries has indemnified any person against Tax in connection with any arrangement for the leasing of real or personal property, except for indemnity with respect to acts of Stel or its Subsidiaries.

     (xv) None of Stel and its Subsidiaries has or has had operations or assets outside of the United States taxable as a branch by the United States or as a permanent establishment by any foreign country.

     (xvi) None of Stel and its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of
  Section 368(a) of the Code.

   3.23 Employee Benefit Plans; ERISA.

   (a) Except as set forth on Schedule 3.23 of the Stel Disclosure Statement, there are no employee pension benefit plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), welfare benefit plans as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by Stel or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined) or to which Stel or any of its Subsidiaries or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of Stel, its Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in
Section 414(b), (c), (m) or (o) of the Code, including without limitation Stel or a Subsidiary.

   (b) Stel and each of its Subsidiaries, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   (d) All of Stel's Pension Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

   (e) To the best of Stel's knowledge, there are no (i) investigations pending by any Government Entity involving the Pension Plans or Welfare Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension or Welfare Plan, against the assets of any of the trusts under any Pension or Welfare Plan or against any fiduciary of any Pension or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a Stel Material Adverse Effect. To the best of Stel's knowledge, there are no facts which would give rise to any liability under this Section 3.24(e) except for those which would not, individually or in the aggregate, have a Stel Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

   (f) None of Stel, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other party in interest or disqualified person with respect to the Pension Plans or Welfare Plans, has engaged in a prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), other than such transactions that would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   (g) None of Stel, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

   (h) Neither Stel nor any Subsidiary of Stel nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

   (i) Neither Stel, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of
Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

   (j) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to
Newbridge: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans,
(iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

   (k) None of the Welfare Plans maintained by Stel or any of its Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. Stel and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   (l) No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Stel or any of its Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

   (m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Stel or any of its Subsidiaries under any Employee Benefit Plan.

   (n) Schedule 3.23(n) of the Stel Disclosure Statement lists each Foreign Plan (as hereinafter defined). Stel and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, have a Stel Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit plan has a fair market value of plan assets that is greater than the plans liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Stel or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

   (o) To the best of Stel's knowledge, there are no claims, suits or facts concerning the operation or benefits of any Employee Benefit Plan other than a Pension or Welfare Plan except for those which would not, individually or in the aggregate, give rise to any liability which would have a Stel Material Adverse Effect.

   (p) Each of the Employee Benefit Plans and the Foreign Plans can be terminated by Stel within a period of 30 days following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan.

   3.24 Enviromental Matters.

   (a) For purposes of this Agreement:

     (i) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which Stel formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce any product or substance on behalf of Stel.

     (ii) "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

     (iii) "Environmental Law" means any law or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the Environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the Environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 USC 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., the Federal Food Drug and Cosmetic Act 21 USC, 136 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent state and local ordinances and statutes, and statutes and ordinances in countries other than the United States of America.

     (iv) "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

     (v) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

   (b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Stel Material Adverse Effect:

     (i) Each of Stel and its Subsidiaries possesses all Environmental Permits required under applicable Environmental Laws to conduct its current business and to use and occupy the Real Property for its current business. All Environmental Permits are in full force and effect and Stel and each of its Subsidiaries are, and to Stels knowledge have, at all times been in compliance with the terms and conditions of such Environmental Permits.

     (ii) There are no facts or circumstances indicating that any Environmental Permits possessed by Stel or any of its Subsidiaries would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any Environmental Permits possessed by Stel or any of its Subsidiaries relating to their current business and the Real Property has been taken. There are no facts or circumstances indicating that any Environmental Permits possessed by Stel or any of its Subsidiaries would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any Environmental Permits possessed by Stel or any of its Subsidiaries relating to their current business and the Real Property has been taken.

     (iii) The execution and delivery of this Agreement and the Stock Option Agreement and the consummation by Stel of the Merger and other transactions contemplated hereby (and thereby) and the exercise by Newbridge and the Surviving Corporation of rights to own and operate the business of Stel and its Subsidiaries and use and occupy the Real Property and carry on its business substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by Stel or any of its Subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

     (iv) Stel and each of its Subsidiaries and, to the knowledge of Stel, all previous owners, lessees and occupants of the real property now or previously owned, leased or occupied by Stel and its Subsidiaries (the "Real Property"), are in compliance with, and within the period of all applicable statutes of limitation, have complied with all applicable Environmental Laws and have not received notice of any liability under any Environmental Law; and neither Stel or any of its Subsidiaries nor any portion of the Real Property is in violation of any Environmental Law.

     (v) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to make good, repair, reinstate, sample, investigate or clean up any of the Real Property, including but not limited to ground water beneath such Real Property. There is no act, omission, event or circumstance giving rise or likely to give rise in the future to any such action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding, or request or any such liability or other liabilities (A) against Stel or any of its Subsidiaries, or (B) against any person or entity, including but not limited to any Contractor, in connection with which liability could reasonably be imputed or attributed by law or contract to Stel or any of its Subsidiaries.

     (vi) No property or facility presently or formerly owned operated or leased by Stel or any of its present or former Subsidiaries or by any respective predecessor in interest is listed or proposed for listing, nor are there are any facts or circumstances which would or might give rise to such an entry on the National Priorities List or the CERCLA Information System ("CERCLIS"), both under the CERCLA or on any comparable list established under any state or local Environmental Law of a country other than the United States of America, nor has Stel or any of its Subsidiaries received any notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state or local law.

     (vii) There has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by Stel, any of its Subsidiaries, or respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by Stel, its Subsidiaries, any predecessor in interest, or any Contractor, and there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial, or corrective action by Stel or any of its Subsidiaries or that would reasonably likely result in liability of, or costs in excess of, U.S. $250,000, individually or in the aggregate, to Stel or any of its Subsidiaries under any Environmental Law.

     (viii)(A) Other than cleaning and office supplies normally used in the operation of an office, Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released on any Real Property or, any property adjoining any Real Property; (B) Stel and its Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Law and Environmental Permits; and (C) neither Stel nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or country list or which is the subject of any environmental claim.

     (ix) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any Real Property owned, leased or operated by Stel, any of its Subsidiaries, or respective predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation;

     (x) Stel and its Subsidiaries have taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Stel or any of its Subsidiaries (or any of their respective agents) thereunder.

   (c) After a reasonable investigation made by Stel, Stel has made available to Newbridge all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of Stel and its Subsidiaries concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by Stel or any present or former Subsidiary or predecessor in interest, or concerning compliance by Stel and its Subsidiaries with, or liability under, any Environmental Law.

   3.25 [Reserved].

   3.26 [Reserved].

   3.27 Finders or Brokers. Except for Ferris, Baker Watts, Incorporated, whose fees have been disclosed to Newbridge, neither Stel nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

   3.28 Proxy Statement. The information supplied by Stel for inclusion in the Proxy Statement to be sent to the stockholders of Stel in connection with the Stel Special Meeting, at the date the Proxy Statement is first mailed to stockholders, at the time of the Stel Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Stel or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Stel.

   3.29 Title to Property. Stel and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Stel Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Stel Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens which would not, individually or in the aggregate, have a Stel Material Adverse Effect. Schedule 3.29 of the Stel Disclosure Statement identifies each parcel of real property owned or leased by Stel or any of its Subsidiaries.

   3.30 Year 2000 Compliance. All of Stel's products (including products sold to date, products currently being sold or products under development), both individually and when operating in conjunction with all other systems or products with which they are designed to interface, and all computer software and hardware (including microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and noncomputer equipment) contained in Stel's products (including products sold to date, products currently being sold or products under development) are Year 2000 Compliant. "Year 2000 Compliant" means that such hardware or software will: (a) process date data from at least the years 1900 through 2101 without error or interruption; (b) maintain functionality with respect to the introduction, processing, or output of records containing dates falling on or after January 1, 2000; and (c) be interoperable with other software or hardware which may deliver records to, receive records from, or interact with such hardware or software in the course of conducting the business of Stel, including processing data and manufacturing the products of Stel. All of Stel's internal computer systems are, both individually and in conjunction with all other systems with which they interface, Year 2000 Compliant. Stel has made inquiries of its manufacturers, suppliers and customers and, to its knowledge, Stel is not relying on any third party whose systems are not Year 2000 Compliant. Stel does not have any material expenses or other material liabilities associated with securing Year 2000 Compliance, or making contingency arrangements to address Year 2000 Compliance issues, with respect to Stel's products (including products sold to date, products currently being sold or products under development), internal computer systems or the computer systems or products or services of Stel's manufacturers, suppliers or customers.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF NEWBRIDGE AND MERGER SUB

   Newbridge and Merger Sub make to Stel the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by Newbridge to Stel in connection with the execution of this Agreement (the "Newbridge Disclosure Statement"). The Newbridge Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any schedule of the Newbridge Disclosure Statement shall qualify only the corresponding Section of this Article IV.

   4.1 Organization, Etc.

   (a) Each of Newbridge, its material subsidiaries listed on Section 4.1(a) of the Newbridge Disclosure Statement (the "Newbridge Material Subsidiaries") and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Newbridge and the Newbridge Material Subsidiary are each duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have an Newbridge Material Adverse Effect. None of Newbridge or any Newbridge Material Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. For the purposes of this Agreement, "Newbridge Material Adverse Effect" means any change, event or effect that is materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of Newbridge and the Newbridge Material Subsidiaries taken as a whole.

   (b) Neither Newbridge, the Newbridge Material Subsidiaries nor Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.

   4.2 Authority Relative to This Agreement. Each of Newbridge and Merger Sub has full corporate power and authority to execute and deliver this Agreement, the Stock Option Agreement and the Technology Option Agreement, as applicable, and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of each of Newbridge and Merger Sub, as applicable, and no other corporate proceedings on the part of either Newbridge or Merger Sub are necessary to authorize this Agreement, the Stock Option Agreement or the Technology Option Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. Each of this Agreement, the Stock Option Agreement and the Technology Option Agreement has been duly and validly executed and delivered by Newbridge and Merger Sub, as applicable, and, assuming due authorization, execution and delivery by Stel, constitutes a valid and binding agreement of each of Newbridge and Merger Sub as applicable, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

   4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Newbridge or Merger Sub for the consummation by Newbridge or Merger Sub of the Merger or the other transactions contemplated hereby, and by the Stock Option Agreement and the Technology Option Agreement, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) the applicable requirements of the Exchange Act, state or Canadian provincial securities or "blue sky" laws, state takeover laws and the listing requirements of the NYSE and the Toronto Stock Exchange, (iii) any filings required under and in compliance with the HSR Act, and (iv) the voluntary notice under the Exon-Florio Amendment. Neither the execution and delivery of this

Agreement, the Stock Option Agreement and the Technology Option Agreement, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, nor compliance by Newbridge and Merger Sub with all of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Newbridge or any Newbridge Material Subsidiary, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Newbridge, any Newbridge Material Subsidiary or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Newbridge or any Newbridge Material Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

   4.4 Proxy Statement. The information supplied by Newbridge for inclusion in the Proxy Statement as it relates to Newbridge or Merger Sub, at the time the Proxy Statement is first mailed to stockholders, at the time of the Stel Special Meeting and at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Newbridge or any Newbridge Material Subsidiary shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Stel.

   4.5 Litigation. Except as set forth in the Newbridge's forms, reports, registration statements and documents required to be filed with the SEC, there is no Action pending or, to the knowledge of Newbridge, threatened against Newbridge or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, would not have an Newbridge Material Adverse Effect. There is no Action pending or, to the knowledge of Newbridge, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

   4.6 Financial Resources. As of November 10, 1999, Newbridge has the financial resources to consummate the transactions contemplated by this Agreement and to pay the consideration in the Merger set forth in Article II.

                                   ARTICLE V

                                   COVENANTS

   5.1 Conduct of Business During Interim Period. Except as contemplated or required by this Agreement or as expressly consented to in writing by Newbridge, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Stel and its Subsidiaries will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and
(iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Technology Option Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither Stel nor any of its Subsidiaries will, without the prior written consent of Newbridge, directly or indirectly, do any of the following:

   (a) enter into, violate, amend or otherwise modify or waive any of the terms of, (i) any license or partnership, joint venture, or other agreement relating to the joint development or transfer of technology or

Stel IP Rights; or (ii) any other agreements, commitments or contracts, except in the ordinary course of business and consistent with past practice;

   (b)(i) with respect to Stel's wireless broadband and satellite personal communications products, accept any new or incremental work orders from current customers or enter into any new contractual obligations with customers other than Newbridge and, (ii) with respect to Stel's telcom component products, agree to undertake research and development work for any third party with a term extending beyond May 31, 2000;

   (c) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

   (d) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Newbridge;

   (e) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

   (f) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

   (g) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

   (h) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

   (i) split, combine or reclassify any shares of its capital stock;

   (j) issue any capital stock or other options, warrants or rights to purchase or acquire capital stock or change the terms of any such outstanding securities, except that Stel may (i) issue capital stock upon the exercise of options, warrants or rights outstanding as of the date of this Agreement and
(ii) accelerate those Stel Options that are not to be assumed or substituted with equivalent options or other economic benefits by Newbridge or by the purchasers of Stel's Non-core Assets;

   (k) waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than (i) for the routine collection of bills, (ii) the settlement of the litigation with Cabletron Systems, Inc.,
(iii) in such cases where Stel determines in good faith that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that Stel consults with Newbridge prior to the filing of such a suit, or (iv) for a breach of this Agreement;

   (l) in respect of any Taxes, make or change any material election change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

   (m) take or agree to take, any of the actions described in Section 3.10, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

   5.2 No Solicitation.

   (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Stel and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates, agents or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.2(c)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined in Section 5.2(c)). Notwithstanding anything to the contrary contained in this Section 5.2 or in any other provision of this Agreement, Stel and its board of directors (i) may participate in discussions or negotiations with or furnish non-public information to any third party that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") and/or
(ii) subject to the provisions of Section 5.4(c), may approve or accept an unsolicited Acquisition Proposal, in each case only if the board of directors of Stel determines in good faith (A) after receiving written advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined in Section 5.2(d) hereof), and (B) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve or accept an Acquisition Proposal would violate the board's fiduciary duties under applicable law. Stel may not furnish any non-public information to a Potential Acquiror unless it is furnished pursuant to a confidentiality agreement containing provisions at least as favorable to Stel as the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.3) and is simultaneously provided to Newbridge. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.2(a) by any officer, director or employee of Stel or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Stel or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2.

   (b) In addition to the obligations of Stel set forth in Section 5.2(a), Stel as promptly as practicable, and in any event within 24 hours, shall advise Newbridge orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which Stel reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Stel will keep Newbridge informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

   (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal made by a Third Party (as defined below) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (i) any purchase from Stel or acquisition by any Person (or any group of Persons acting in concert for the specific purpose of allowing Stel to evade the provisions of this Section 5.2) other than Newbridge, Stel or Merger Sub or any affiliate thereof (a "Third Party") of 15% or more of the total interest in the total outstanding voting securities of Stel or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Person (or its shareholder) beneficially owning 15% or more of the total outstanding voting securities of Stel or any of its Subsidiaries;
(ii) any merger, consolidation, business combination or similar transaction involving Stel or any of its Subsidiaries; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of a material portion of the assets of Stel (excluding the Non-core Assets); (iv) any liquidation or dissolution of

Stel; or (v) the acquisition by a Third Party (or potential acquisition upon the completion of a transaction or series of related transactions) of control of the board of directors of Stel or the election or appointment of nominees of a Third Party (or the ability of a Third Party to elect or appoint its nominees) to a majority of the seats on the board of directors of Stel.

   (d) The term "Superior Proposal" means any bona fide Acquisition Proposal, made in writing and not initiated, solicited or encouraged in violation of
Section 5.2(a) of this Agreement, on terms which the board of directors of Stel determines in good faith to be more favorable to Stel and its stockholders or to its stockholders than the Merger (after receiving the written advice from Stel's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of Stel, after receiving written advice from its financial advisor, is reasonably capable of being financed by the Potential Acquiror.

   5.3 Access to Information. From the date of this Agreement until the Effective Time, Stel will afford Newbridge and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Newbridge and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time request, subject to the restrictions set forth in the Confidentiality Agreement (as defined below). Newbridge and Merger Sub agree that each of them will treat any such information in accordance with the Confidentiality Agreement, effective as of March 1, 1999, between Newbridge and Stel (the "Confidentiality Agreement"), which Confidentiality Agreement, except for the standstill provisions, shall remain in full force and effect in accordance with its terms.

   5.4 Special Meeting; Board Recommendation.

   (a) Promptly after the date hereof, Stel will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of Stel's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Stel Special Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the expiration of the 10-day waiting period on the preliminary Proxy Statement or, if Stel receives SEC comments on the Proxy Statement, the date that all such comments are cleared with the SEC. Subject to Section 5.4(c), Stel will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Stel may adjourn or postpone the Stel Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Stel's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stel Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Stel Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stel Special Meeting. Stel shall ensure that the Stel Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Stel in connection with the Stel Special Meeting are solicited, in compliance with the Delaware Law, Stel's certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements. Stel's obligation to call, give notice of, convene and hold the Stel Special Meeting in accordance with this Section 5.4(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Stel of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of Stel with respect to the Merger and/or this Agreement.

   (b) Subject to Section 5.4(c), (i) the board of directors of Stel shall unanimously recommend that Stel's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stel Special Meeting; (ii) Stel shall cause the Proxy Statement to include a statement to the effect that the board of directors of Stel has unanimously recommended that Stel's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Stel Special Meeting; and (iii) neither the board of directors of Stel nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Newbridge, the unanimous recommendation of the board of directors of Stel that Stel's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the board of directors shall be deemed to have been modified in a manner adverse to Newbridge if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any board of directors or committee thereof shall be unanimous if each member of such board of directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

   (c) Nothing in Section 5.4(b) shall prevent the board of directors of Stel from withholding, withdrawing, amending or modifying its unanimous recommendation that Stel stockholders vote in favor of and adopt and approve this Agreement and approve the Merger if (i) a Superior Proposal is made to Stel and is not withdrawn, (ii) Stel shall have provided written notice to Newbridge (a "Notice of Superior Proposal") advising Newbridge that Stel has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal, (iii) Newbridge shall not have, within five business days of Newbridge's receipt of the Notice of Superior Proposal, made an offer that the board of directors of Stel by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to Stel's stockholders as such Superior Proposal (it being agreed that the board of directors of Stel shall convene a meeting to consider any such offer by Newbridge promptly following the receipt thereof), (iv) after such board meeting, the board of directors of Stel shall have concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the board of directors of Stel to comply with its fiduciary obligations to Stel's stockholders under applicable law and (v) Stel shall not have violated any of the restrictions set forth in
Section 5.2 or this Section 5.4(c). Subject to applicable laws, nothing contained in this Section 5.4(c) shall limit Stel's obligation to hold and convene the Stel Special Meeting (regardless of whether the unanimous recommendation of the board of directors of Stel shall have been withheld, withdrawn, amended or modified). If the Stel board has withheld, withdrawn, amended or modified its recommendation as provided in this Section 5.4(c), Stel shall not be required to solicit proxies from its stockholders to vote in favor of and approve and adopt this Agreement and the Merger; provided that Stel shall use its commercially reasonable efforts to solicit a sufficient number of proxies (without regard to the manner in which votes are cast by those proxies) to ensure the presence of a quorum of stockholders at the Stel Special Meeting.

   (d) Nothing contained in this Agreement shall prohibit Stel or its board of directors from complying with the requirements of Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

   (e) As promptly as practicable after the execution of this Agreement, Stel and Newbridge shall mutually prepare, and Stel shall file with the SEC, a preliminary form of the Proxy Statement. As promptly as practicable following receipt of SEC comments on such preliminary Proxy Statement, Newbridge and Stel shall mutually prepare a response to such comments. Newbridge and Stel shall use all commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC. Newbridge and Stel shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.4(e). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing made pursuant to this Section 5.4(e),

Newbridge or Stel, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of Stel such amendment or supplement.

   5.5 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, Newbridge, Merger Sub and Stel shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (b) promptly filing a notification with the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Amendment and responding as promptly as practicable to any inquiries received from CFIUS for additional information or documentation, including, without limitation, taking such actions as may be required by the U.S. Department of Defense to mitigate foreign ownership, control or influence with respect to the performance of classified Government Contracts; (c) obtaining all necessary governmental and private party consents, approvals or waivers, and (d) lifting any legal bar to the Merger and the exercise of the option granted in the Stock Option Agreement. Newbridge shall cause Merger Sub to perform all of its obligations under this Agreement and shall not take any action which would cause Stel to fail to perform its obligations hereunder. Stel shall not take any action which would cause Newbridge or Merger Sub to fail to perform their obligations hereunder.

   5.6 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Newbridge, Merger Sub and Stel agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or by the rules and regulations of or listing agreement with the NYSE, the Nasdaq, The Toronto Stock Exchange or as may otherwise be required by of the NYSE, Nasdaq, the SEC or Canadian securities authorities.

   5.7 Notification of Certain Matters. Each of Stel and Newbridge shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of Stel and Newbridge shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

   5.8 Indemnification.

   (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Newbridge shall cause the Surviving Corporation to fulfill and honor, the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Stel as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors and officers of Stel, unless such modification is required by law.

   (b) After the Effective Time the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's certificate of incorporation or bylaws, shall hold harmless, (i) each present director or officer of Stel and each of its Subsidiaries, and (ii) each person identified on Schedule 5.8(b) as presently serving at the request of Stel or any Subsidiary of Stel as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Stel arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to Newbridge, (ii) after the Effective Time, Newbridge shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) Newbridge shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither Newbridge nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims; and provided, further, that nothing in this Section 5.8 shall impair any rights or obligations of any present or former directors or officers of Stel. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event Newbridge or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of Newbridge and the Surviving Corporation assume the obligations of such party set forth in this
Section 5.8 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

   (c) For a period of six years after the Effective Time, Newbridge shall or shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Stel's directors' and officers' liability insurance policy on terms comparable to those applicable under the policy of directors' and officers' liability insurance currently maintained by Stel; provided, however, that in no event shall Newbridge or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Stel for such coverage, and that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated instead to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

   (d) Newbridge shall cause the Surviving Corporation to perform its obligations under this Section 5.8 and shall, in addition, guarantee, as co-obligor with the Surviving Corporation, the performance of such obligations by the Surviving Corporation.

   5.9 [Reserved].

   5.10 Listings. Newbridge shall use commercially reasonable efforts to list on the NYSE, upon official notice of issuance, the shares of Newbridge Common Stock to be issued upon exercise of the Newbridge Exchange Options. Newbridge shall use commercially reasonable efforts to list on the Toronto Stock Exchange, subject to the satisfaction of customary conditions, the shares of Newbridge Common Stock issued upon exercise of the Newbridge Exchange Options.

   5.11 Resignation of Directors and Officers. Prior to the Effective Time, Stel shall deliver to Newbridge the resignations of such directors and officers of Stel and its Subsidiaries as Newbridge shall specify at least ten business days prior to the Closing, effective at the Effective Time.

   5.12 Form S-8. No later than ten business days after the Effective Time, Newbridge shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act to register the

Newbridge Common Stock issuable upon exercise of the Newbridge Exchange Options. Newbridge shall use commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

   5.13 Stel SEC Filings. Stel will deliver promptly to Newbridge true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Newbridge or Merger Sub, as to which Stel makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of Stel and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

   5.14 Employee Matters. Newbridge agrees to make severance payments to persons who are Stel employees immediately prior to the Effective Time and who are terminated on or within 90 days of the Effective Time and to pay the other benefits as set forth in Schedule 5.14.

   5.15 Termination of Stel Purchase Plan. Stel, acting through its board of directors, shall take all action necessary to discontinue the Stel Purchase Plan effective upon purchase of Stel Common Stock for the Participation Period ending September 30, 1999.

   5.16 Stock Option Agreement. Stel agrees not to take any action that would impede, bar, restrict or otherwise interfere in any manner with Newbridge's rights under the Stock Option Agreement.

   5.17 Technology Option Agreement. Stel agrees not to take any action that would impede, bar, restrict or otherwise interfere in any manner with Newbridge's rights under the Technology Option Agreement.

   5.18 Non-core Asset Sale. Stel shall use its best efforts to cause the sale or sales (the "Non-core Asset" Sale) of all assets (or the shares of the legal entity or entities to which they belong) of all Stel's current operating divisions other than its wireless broadband products division, its telecom component products division and its satellite personal communications division (the "Non-core Assets") for an aggregate purchase price which will result in after-tax net cash proceeds of not less than U.S. $102,000,000. Newbridge agrees that the Non-core Asset Sale may include net cash generated by the Non-core Assets subsequent to March 31, 1999. Stel agrees that it will inform Newbridge of any proposals, discussions or negotiations concerning the sale of such divisions and that it will include Newbridge and Newbridge's advisors, including CIBC World Markets, in all such discussions and negotiations regarding the Non-core Asset Sale. Newbridge and Stel agree to use commercially reasonable efforts to maximize the proceeds of the Non-core Asset Sale.

   5.19 Assumption of Options. The parties will use all commercially reasonable efforts to obtain the agreement of purchasers of the Non-core Assets to assume or substitute equivalent options or other economic benefits for the unvested Stel Options that would not qualify for accelerated vesting pursuant to Stel's Stock Option Plan as of the Effective Time held by Stel employees to be hired by such purchasers.

   5.20 Transitional Contract-Manufacturing Arrangement. Stel and Newbridge will use all commercially reasonable efforts to enter into a transitional contract manufacturing arrangement with the contract manufacturing facility that will be sold as part of the Non-core Asset Sale.

   5.21 Stel IP Rights. Stel will use all commercially reasonable efforts to amend any agreements giving any Third Party rights to Stel IP Rights as a result of the execution and delivery of this Agreement, the Stock Option Agreement, the Technology Option Agreement or the consummation of the Merger and the other transactions contemplated hereby or thereby.

   5.22 Appraisal Rights. Stel and Newbridge will take all necessary and appropriate action to enable the holders of Stel Common Stock to exercise appraisal rights under Section 262 of the Delaware Law and otherwise to comply with the terms of such statute.

                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

   The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

   6.1 [Reserved].

   6.2 Stockholder Approval. The approval of the holders representing a majority of the outstanding shares of Stel Common Stock for adoption of the Merger Agreement and approval of the Merger shall have been obtained at the Stel Special Meeting or any adjournment or postponement thereof.

   6.3 [Reserved].

   6.4 Government Clearances. The waiting periods applicable to consummation of the Merger under the HSR Act and Exon-Florio Amendment shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with prior to the Effective Time would be reasonably likely to have a Stel Material Adverse Effect or a Newbridge Material Adverse Effect shall have been obtained or filed.

   6.5 Statute or Decree. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

                                  ARTICLE VII

              CONDITIONS TO THE OBLIGATIONS OF STEL AND NEWBRIDGE

   7.1 Additional Conditions To The Obligations Of Stel. The obligations of Stel to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Stel:

   (a) The representations and warranties of Newbridge and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) for such inaccuracies as, in the aggregate, would not reasonably be expected to have a Newbridge Material Adverse Effect.

   (b) Newbridge and Merger Sub shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

   (c) Newbridge and Merger Sub shall have furnished certificates of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

   7.2 Additional Conditions To The Obligations Of Newbridge And Merger
Sub. The obligations of Newbridge and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Newbridge:

   (a) The representations and warranties of Stel contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except, (i) for changes related to the balance sheets or assets of the Non-core Assets, (ii) for changes in the prospects of Stel's constellation project, (iii) for other changes specifically permitted by the terms of this Agreement, (iv) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (v) for such inaccuracies as, in the aggregate, would not have a Stel Material Adverse Effect.

   (b) Stel shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

   (c) Stel shall have furnished certificates of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

   (d) Any consents, approvals, notifications, disclosures, and filings and registrations listed in Schedule 3.3 of the Stel Disclosure Statement shall have been obtained or made.

   (e) Stel shall have entered into binding agreements reasonably acceptable to Newbridge with respect to the Non-core Asset Sale for an aggregate purchase price which will result in after-tax net cash proceeds to Stel of not less than U.S. $102,000,000.

   (f) Stel shall have delivered to Newbridge a statement that the interest in Stel is not a United States real property interest as contemplated by Section 1.1445-2(c)(3) of the regulations promulgated under the Code.

   (g) Stel shall have entered into employment agreements or achieved retention arrangements which are satisfactory to Newbridge with Stel employees listed on
Schedule 7.1(h).

   (h) Stel shall have delivered to Newbridge the resignations of such directors and officers of Stel and its Subsidiaries as Newbridge shall specify at least ten days prior to the Closing, effective at the Effective Time.

   (i) The aggregate number of shares of Stel Common Stock demanding or purporting to demand appraisal rights under Section 262 of the Delaware Law shall not exceed 10% of the outstanding shares of Stel Common Stock immediately prior to the Effective Time.

   (j) There shall not have occurred, since the date hereof, any Stel Material Adverse Effect, except for the occurrence of conditions specifically excepted in clauses (i) and (ii) of Section 7.2(a) hereof.

                                  ARTICLE VIII

                                  TERMINATION

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Stel:

   (a) by mutual written consent duly authorized by the boards of directors of Newbridge, Stel and Merger Sub;

   (b) by either Stel or Newbridge if the Merger shall not have been consummated by January 31, 2000 (the "End Date"), which date may be extended by mutual consent of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has proximately contributed to the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

   (c) by either Stel or Newbridge if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or
(ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby, and such order, decree, ruling, injunction or other action shall have become final and non-appealable; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless such party shall have used its reasonable efforts to remove such order, decree, ruling or injunction;

   (d) by either Stel or Newbridge if the required approval of the stockholders of Stel contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Stel stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Stel where (i) Stel shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to obtain such stockholder approval (it being specifically understood that a withholding, withdrawal, amendment or modification of the board of directors recommendation to Stel stockholders to vote in favor of and approve and adopt this Agreement and approve the Merger in accordance with the conditions of Section 5.4(c) is not a breach of this Agreement) or (ii) such failure was caused by a breach of any Voting Agreement by a party thereto other than Newbridge;

   (e) by Newbridge if a Stel Triggering Event (as defined below) shall have occurred;

   (f) [Reserved].

   (g) by Stel, if there exists a breach or breaches of any representation or warranty of Newbridge or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then Stel shall not be permitted to terminate this Agreement pursuant to this Section 8.3(g) unless Stel shall have delivered to Newbridge written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to Newbridge of such written notice; provided, further, that Stel shall not be permitted to terminate this Agreement pursuant to this Section 8.3(g) if Stel shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Newbridge; or

   (h) by Newbridge, if there exists a breach or breaches of any representation or warranty of Stel contained in this Agreement such that the Closing condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then Newbridge shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) unless Newbridge shall have delivered to Stel written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to Stel of such written notice; provided, further that Newbridge shall not be permitted to terminate this Agreement pursuant to this Section 8.2(h) if Newbridge shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Stel.

   (i) For the purposes of this Agreement, a "Stel Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Stel or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Newbridge its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Stel shall have failed to include or maintain in the Proxy Statement the unanimous recommendation of the board of directors of Stel in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of Stel shall have failed to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five days after Newbridge requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Stel or any committee thereof shall have failed to reject any Acquisition Proposal; (v) Stel shall have entered into any letter or intent or similar document or any agreement or commitment contemplating or otherwise relating to an Acquisition Proposal; (vi) subject to Stel's ability to adjourn or postpone a meeting pursuant to the third sentence of Section 5.4(a), Stel shall have failed to hold the Stel Special Meeting as promptly as practicable and in any event (to the extent permissible under applicable law) within 45 days after the expiration of the 10-day waiting period on the preliminary Proxy Statement or, if Stel receives SEC comments on the Proxy Statement, the date that all such comments are cleared with the SEC; (vii) a tender or exchange offer relating to securities of Stel shall have been commenced by a Person unaffiliated with Newbridge and Stel shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the board of directors of Stel recommends rejection of such tender or exchange offer; or (viii) Stel shall have breached any of its obligations under Section 5.2 of this Agreement.

   8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in the last sentence of Section 5.3, this Section 8.2, Section 8.3, Sections 9.4, 9.5, 9.6, 9.10, 9.11 and 9.12, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, the Stock Option Agreement or the Technology Option Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   8.3 Fees and Expenses.

   (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Newbridge and Stel shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement (including any preliminary materials related thereto) and any registration statement (including financial statements and exhibits) and any amendments or supplements thereto.

   (b) Stel Payments.

     (i) In the event that this Agreement is terminated by Newbridge pursuant to Section 8.1(e), Stel shall promptly, but in no event later than ten business days after the date of such termination, pay Newbridge a nonrefundable fee equal to U.S. $25 million in immediately available funds (the "Termination Fee").

     (ii) In the event that this Agreement is terminated by Newbridge or Stel, as applicable, pursuant to Section 8.1 (b) or (d), (A) Stel shall pay Newbridge the Termination Fee only if following the date hereof and prior to the termination of this Agreement, a Third Party has publicly announced an Acquisition Proposal and within 12 months following the termination of this Agreement, Stel executes with a Third Party an agreement providing for an Acquisition Transaction or an Acquisition Transaction has been consummated and (B) such payment shall be made promptly, but in no event later than ten business days after the execution of such agreement.

     (iii) In the event that this Agreement is terminated by Newbridge or Stel pursuant to Section 8.1(d) and Stel is not required to pay Newbridge the Termination Fee, Stel shall reimburse Newbridge for all documented expenses incurred by Newbridge in connection with this Agreement, the Stock Option Agreement, the Technology Option Agreement and the transactions contemplated hereby (the "Newbridge Expenses") in immediately available funds not later than ten business days after the first anniversary of the execution of this Agreement.

     (iv) In the event that this Agreement is terminated by Newbridge pursuant to Section 8.1(h) because the Closing condition set forth in
  Section 7.2(b) is not satisfied, Stel shall promptly, but in no event later than ten business days after the date of such termination, reimburse Newbridge for the Newbridge Expenses in immediately available funds.

     (v) Stel acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Newbridge would not enter into this Agreement; accordingly, if Stel fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Newbridge makes a claim that results in a judgment against Stel for the amounts set forth in this Section 8.3(b), Stel shall pay to Newbridge its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

   9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Newbridge, Merger Sub and Stel at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of Stel, no such amendment or modification shall change the amount or form of the consideration to be received by Stel's stockholders in the Merger.

   9.2 Waiver of Compliance; Consents. Any failure of Newbridge or Merger Sub, on the one hand, or Stel, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Stel or Newbridge or Merger Sub, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

   9.3 Survival; Investigations. The respective representations and warranties of Newbridge, Merger Sub and Stel contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

   9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

       if to Stel, to:  Stanford Telecommunications, Inc.
                        1221 Crossman Avenue
                        P.O. Box 3733
                        Sunnyvale, California 94089
                        Telephone: (408) 735-0818
                        Facsimile: (408) 745-2410
                        Attention: Gary Wolf

       with a copy to:  Thelen Reid & Priest LLP
                        333 West San Carlos Street, 17th Floor
                        San Jose, California 95110-2701
                        Telephone: (408) 292-5800
                        Facsimile: (408) 287-8040
                        Attention: Jay L. Margulies

       if to Newbridge,
       or Merger Sub, to:
                        Newbridge Networks Corporation
                        600 March Road, P.O. Box 13600
                        Kanata, Ontario, Canada K2K 2E6
                        Telephone: (613) 591-3600
                        Facsimile: (613) 599-3672
                        Attention: Peter Nadeau

       with a copy to:  Heller Ehrman White & McAuliffe
                        525 University Avenue
                        Palo Alto, California 94301
                        Telephone: (650) 324-7000
                        Facsimile: (650) 324-0638
                        Attention: Stephen C. Ferruolo
                        (Matter #21969-0009)

   9.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto, with respect only to Section 5.8, the officers and directors of Stel, or as otherwise expressly provided herein.

   9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

   9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   9.8 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

   9.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

   9.10 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

   9.11 Definition of "law". When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

   9.12 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

   IN WITNESS WHEREOF, Newbridge Networks Corporation, Saturn Acquisition Corp. and Stanford Telecommunications, Inc. have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          NEWBRIDGE NETWORKS CORPORATION

                                          By:        /s/ Peter Nadeau
                                            ___________________________________
                                            Title: Corporate Vice President,
                                                    General Counsel

                                          By:         /s/ John Farmer
                                            ___________________________________
                                            Title:  Corporate Secretary

                                          SATURN ACQUISITION CORP.

                                          By:        /s/ Peter Nadeau
                                            ___________________________________
                                            Title: President, Treasurer and
                                                    Secretary

                                          STANFORD TELECOMMUNICATIONS, INC.

                                          By:        /s/ Val P. Peline
                                            ___________________________________
                                            Title: President and Chief Executive
                                                    Officer
v
                                          By:    /s/ James J. Spilker, Jr.
                                            ___________________________________
                                            Title: Chairman of the Board

                                                                     APPENDIX B

                          WIRELESS BROADBAND PRODUCTS

                      TECHNOLOGY LICENSE OPTION AGREEMENT

BETWEEN

                       STANFORD TELECOMMUNICATIONS INC.
       a Delaware Corporation having its principal place of business at 1221 Crossman Avenue, P.O. Box 3733, Sunnyvale, California 94089
                                   ("Stel")

AND

                        NEWBRIDGE NETWORKS CORPORATION
       a Canadian Corporation having its principal place of business at
        600 March Road, P.O. Box 13600, Kanata, Ontario, Canada K2K 2E6
                                 ("Newbridge")

   This Agreement is made effective as of the 22nd day of June 1999 (the "Effective Date").

                                  BACKGROUND

   A. Stel designs, manufactures and markets advanced digital communications products and systems to establish or enhance communications via satellites, terrestrial wireless and cable.

   B. Newbridge designs, manufactures, markets and services a comprehensive family of networking products and systems.

   C. Pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") executed concurrently herewith by Stel and Newbridge (each a "Party" and collectively "Parties") and Saturn Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Newbridge ("Merger Sub"), as a condition and as a inducement to Newbridge and the Merger Sub to enter the Merger Agreement, Stel is providing an option to license Stel's wireless broadband products technology upon the terms and subject to the conditions set forth in this Agreement.

THEREFORE THE PARTIES AGREE:

   1. Definitions. The following capitalized terms shall have these meanings ascribed to them:

   1.1 "Affiliate" means any person that controls, is controlled by or is under common control with a Party

   1.2 "Agreement" means this Wireless Broadband Products Technology License Option Agreement.

   1.3 "Change of Control" means an "Acquisition Transaction", as such term is defined in the Merger Agreement; provided, however, that the spin-off of the WBP business of Stel by distribution to Stel's stockholders shall not constitute a Change of Control, unless subsequent to such spin-off and during the Option Period an Acquisition Transaction occurs involving the new company conducting the WBP business.

   1.4 "Escrow Agreement" means an escrow agreement to be entered into by the parties and an escrow agent (the "Escrow Agent") selected by the parties within 30 days of the Effective Date, which rovides under the circumstances described in Section 3.2 the release to Newbridge of the Stel Designs and related information for the Stel Intellectual Property.

   1.5 "Intellectual Property" means patents, copyrights, mask work rights, trade secrets and any other intellectual or industrial properties as may be recognized around the world, including without limitation, applications and registrations for any of the foregoing.

   1.6 "License" has the meaning set forth in Section 2.3

   1.7 "Licensed Patents" means: (i) the patent and patent applications specified in Exhibit A attached hereto; (ii) the resulting patents, reissues, reexaminations, and continuations, continuations-in-part and divisionals of any of the foregoing; and (iii) corresponding foreign patent applications and resulting patents of any of the foregoing.

   1.8 "Licensed Products" are products that incorporate or are produced by the practice of subject matter of Stel Intellectual Property or whose manufacture, use, sale, export, or offer for sale would constitute an infringement of Stel Intellectual Property but for the License granted under this Agreement.

   1.9 "Option" has the meaning set forth in Section 2.1

   1.10 "Option Period" means the period beginning on the Effective Date and ending on the earlier of: (i) May 24, 2001; (ii) nine months after the termination by Newbridge of the Merger Agreement pursuant to Section 8.1(h) thereof; (iii) twelve months after the termination by either Party of the Merger Agreement pursuant to Section 8.1(b) or 8.1(c) thereof; and (iv) the date of termination if the Merger Agreement is terminated by Stel pursuant to
Section 8.1(f) or Section 8.1(g) thereof.

   1.11 "Stel Designs" means the designs for Stel's WBP specified in Exhibit B attached hereto, including without limitation, the schematics, net lists, mask works, test data, simulations and specifications therefore.

   1.12 "Stel Intellectual Property" means all Intellectual Property owned or sublicensable by Stel at any time during the Term relating to, or otherwise used by its WBP business, including without limitation, the Licensed Patents and the Stel Designs, and Stel's written technical information and know-how therefor.

   1.13 "Term" means the period beginning on the Effective Date and ending upon: (i) the end of the Option Period, if Newbridge does not exercise the Option by such time; or (ii) the expiration of the last of Licensed Patents, otherwise.

   1.14 "WBP" means wireless broadband products.

   2. License Option and Grant; Technology Transfer

   2.1 Option Grant. Stel hereby grants to Newbridge an option (the "Option") to acquire the license specified in Section 2.3.

   2.2 Exercise of Option. The Option shall be exercisable by Newbridge upon a Change of Control. In order to exercise the Option, Newbridge shall: (i) provide Stel notice of its exercise of the Option; and (ii) pay Stel the option fee specified in Section 4.1.

   2.3 License. Effective upon Newbridge's exercise of the Option, Stel hereby grants to Newbridge a perpetual, nonexclusive, nontransferable, worldwide, irrevocable, fully paid-up and royalty-free license (the "License") without the right to sublicense except as set forth below to make, have made, import, use, sell and have sold Licensed Products covered by Stel Intellectual Property. Newbridge shall have the right to sublicense the rights set forth in this
Section 2.3 to its Affiliates, third party OEMs and end-users of the Licensed Products.

   2.4 License of "Intellectual Property". All rights and licenses granted under or pursuant to this Agreement by Stel to Newbridge with respect to the Stel Intellectual Property are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that Newbridge, as a licensee of such rights and licenses, shall retain and may fully exercise, provided it abides by the terms of this Agreement, all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event that any proceeding shall be instituted by or against Stel seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or Stel shall take any action to authorize any of the foregoing actions (each a "Proceeding"), Newbridge shall have the right to retain and enforce its rights under this Agreement including, but not limited to, the right obtain the License for the Stel Intellectual Property in accordance with the terms of this Agreement.

   2.5 Technology Transfer. Upon the effectiveness of the License in accordance with Section 2.3, (i) Stel shall provide Newbridge all reasonably applicable information pertinent to the manufacture of Stel Designs or otherwise to exploit the Stel Intellectual Property; and (ii) for a period of one year after the exercise of the Option, Stel shall make available to Newbridge at least three engineers that are thoroughly familiar with the Stel Intellectual Property for the purposes of facilitating the technology transfer required to fully exploit the License, including without limitation, applying the Stel Designs to Licensed Products.

   3. Escrow

   3.1 Deposit. Stel shall deposit in a timely manner into escrow with the Escrow Agent all reasonably applicable information pertinent to the manufacture of Stel Designs or otherwise to exploit the Stel Intellectual Property (the "Escrow Materials"), in accordance with the Escrow Agreement. Stel shall periodically update the Escrow Materials based on any improvements to the Stel Intellectual Property made during the Term. The Escrow Agent fees shall be borne by Stel.

   3.2 Release Events. The Escrow Materials shall be released only under the following circumstances:

   (a) To Newbridge, due to the failure of Stel or Stel's successor-in-interest after a Change of Control to carry out the technology transfer under
Section 2.5;

   (b) To Newbridge, at its option, due to Stel's bankruptcy, liquidation or winding up of its business; or

   (c) To Stel, due to the expiration of the Option Period, without the Option being exercised in accordance with Section 2.2.

   3.3 Post-Release Use. Provided the Escrow Materials have been rightfully released by the Escrow Agent to Newbridge in accordance with Section 3.2, the Escrow Materials shall be subject to the License.

   4. Payments

   4.1 Option Fee. Upon exercising the Option, Newbridge shall pay Stel the sum of $69 million in consideration of the License and the technology transfer specified in Section 2.5, including without limitation, the salaries, travel, lodging and other expenses of the Stel personnel involved.

   4.2 Payment Terms. Newbridge shall pay Stel by check or wire transfer in immediately available funds within ten business days of notice of Newbridge's exercise of the Option.

   5. Confidentiality

   Newbridge and Stel agree that each of them shall treat any confidential information disclosed hereunder in accordance with the Confidentiality Agreement effective as of March 1, 1999 between the Parties, which Confidentiality Agreement, except with respect to the standstill provisions thereof, shall remain in full force and effect in accordance with its terms.

   6. Ownership

   6.1 Newbridge. As between Newbridge and Stel, Newbridge shall retain ownership of all right, title and interest in and to any and all Intellectual
Property: (i) held by Newbridge as of the Effective Date; or

(ii) solely developed by Newbridge following exercise of the Option using the Stel Intellectual Property. Any and all Intellectual Property jointly developed by the Parties pursuant to Section 2.5 shall be jointly owned.

   6.2 Stel. Subject to the License granted hereunder, Stel shall retain ownership of all right, title and interest in and to the Stel Intellectual Property.

   7. Representations, Warranties and Indemnification

   7.1 Representations and Warranties. Stel represents, warrants and covenants that:

   (a) Other than the Licensed Patents and Stel Designs scheduled on Exhibit A and Exhibit B, respectively, there are no other Intellectual Property rights:
(i) used in the WBP business or (ii) required to exploit the License;

   (b) Stel owns and shall continue to own the Stel Intellectual Property free and clear of any liens or encumbrances; and

   (c) Stel is able and shall remain able to grant the License specified in
Section 2.3 for the Term and shall not commit any acts, or through inaction allow any events to occur, which would impair such ability.

   7.2 Indemnification. Stel shall indemnify, hold harmless, and defend Newbridge, its officers, employees, and agents against any claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of the License granted under this Agreement or any breach of any representation or warranty hereunder. Stel shall pay all costs incurred by Newbridge to enforce this indemnification, including reasonable attorneys' fees.

   8. Term and Survival

   8.1 Term. This Agreement shall be in effect for the Term.

   8.2 Survival. Upon the expiration of this Agreement, the provisions of Articles 1, 5 and 6, Section 7.2, this Section 8.2, Section 9.4, Section 9.13 and Section 9.14 shall survive and continue into perpetuity.

   9. Miscellaneous

   9.1 Waiver. No provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is made in writing and signed by the Party to have waived or consented. Failure on the part of either Party to exercise or enforce any right of such Party under this Agreement shall not be a waiver by such Party of any right, or operate to bar the enforcement or exercise of the right at any time thereafter.

   9.2 Assignability. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and assigns. Newbridge's rights and obligations hereunder shall survive any change in the status of Stel, including without limitation, Change of Control, bankruptcy or receivership.

   9.3 Notices. Any report, payment, notice, or other communication that either party receives must be in writing and shall be properly given and effective on the date of delivery if delivered in person, or the fifth day after mailing if mailed by first-class certified mail, postage paid, to the addresses given below (or to an address designated by written notice to the other party):

                            In the case of Newbridge:

                            Newbridge Networks Corporation
                            600 March Road, P.O. Box 13600
                            Kanata, Ontario, Canada K2K 2E6
                            Phone: (613) 591-3600
                            Fax: (613) 599-3672
                            Attention: Peter Nadeau

                            In the case of Stel:

                            Stanford Telecommunications, Inc.
                            1221 Crossman Avenue, P.O. Box 3733
                            Sunnyvale, California 94089
                            Telephone:(408) 735-0818
                            Facsimile:(408) 745-2410
                            Attention: Gary Wolf

   9.4 Governing Law. This Agreement and performance hereunder shall be governed by the laws of the State of California, without regard to its conflict of laws provisions. The Parties hereby acknowledge and agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

   9.5 Export Control. Newbridge shall observe all applicable United States and foreign laws and regulations concerning the transfer of Licensed Products and related technical data, including International Traffic in Arms Regulations
(ITAR) and Export Administration Regulations. The foregoing notwithstanding, Stel shall be responsible for obtaining any export permits hereunder for the License that may be exercised hereunder.

   9.6 Force Majeure. This Agreement is not breached and no liability is created when a Party fails to perform an obligation under this Agreement if the failure or omission arises from a cause beyond the reasonable control of such Party. These causes include, but are not limited to, the following: acts of God; acts or omissions of any government or governmental agency; compliance with requirements, rules, regulations, or order of any governmental authority or any office, department, agency, or instrumentality thereof; fire, storm, flood, earthquake; accident; acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion; quarantine, restriction; transportation embargoes; or failures or delays in transportation.

   9.7 Interpretation. The Section headings contained in this Agreement are solely for purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

   9.8 Amendments. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Newbridge and Stel.

   9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   9.10 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a Party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

   9.11 No Agency. Neither Party is an agent of the other and neither shall have any power to contract for the other Party for any purpose.

   9.12 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, and the Merger Agreement, including the exhibits thereto and the documents and instruments referred to therein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.

   9.13 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the Agreement.

   9.14 Jury Waiver. The Parties irrevocably waive trial by jury.

   IN WITNESS WHEREOF, the Parties have executed this Agreement, on the date first above written.

                                          NEWBRIDGE NETWORKS CORPORATION

                                                    /s/ Alan G. Lutz
                                          By: _________________________________
                                                        Alan G. Lutz
                                               President and Chief Operating
                                                          Officer

                                                   /s/ Peter Nadeau
                                          By: _________________________________
                                                        Peter Nadeau
                                                 Vice President and General
                                                          Counsel

                                          STANFORD TELECOMMUNICATIONS, INC.

                                                   /s/ Val P. Peline
                                          By: _________________________________
                                                       Val P. Peline
                                               President and Chief Executive
                                                          Officer

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

   THIS STOCK OPTION AGREEMENT is made and entered into as of June 22, 1999 (the "Agreement") by and between Newbridge Networks Corporation, a Canadian corporation ("Newbridge"), and Stanford Telecommunications, Inc., a Delaware corporation ("Stel"), with respect to the following facts:

   A. Concurrently with the execution and delivery of this Agreement, Newbridge, Stel and Stel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Newbridge ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Newbridge and Stel will to enter into a business combination transaction (the "Merger").

   B. As a condition and inducement to Newbridge's willingness to enter into the Merger Agreement, Newbridge has requested that Stel agree, and Stel has so agreed, to grant to Newbridge an option to acquire shares of Stel's Common Stock, par value $.01 per share ("Stel Shares"), upon the terms and subject to the conditions set forth herein.

   C. Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the respective meanings ascribed thereto in the Merger Agreement.

   The parties agree as follows:

   1. Grant of Option.

   Stel hereby grants to Newbridge an irrevocable option (the "Option") to acquire up to the number of Stel Shares which equals 19.9% of the issued and outstanding Stel Shares (the "Option Shares") as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (provided that the Option Shares shall not upon timely issuance constitute more than 19.9% of the then issued and outstanding Stel Shares) at a purchase price of U.S. $35.00 per share (the "Exercise Price"), payable in cash. All references in this Agreement to Option Shares issued to Newbridge shall be deemed to include the associated Stel Rights.

   2. Exercise of Option; Maximum Proceeds.

   (a) The Option may be exercised by Newbridge, in whole or in part, at any time or from time to time only: (i) upon the occurrence of a Triggering Event, as defined in the Merger Agreement, or (ii) upon the public announcement of an Acquisition Proposal, as defined in the Merger Agreement (any of the events specified in clauses (i) or (ii) of this sentence being referred to herein as an "Exercise Event").

   (b) In the event Newbridge wishes to exercise the Option, Newbridge shall deliver to Stel a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire and a closing date and time prior to the expiration of the Option for the purchase of such Option Shares (a "Closing"). The Exercise Notice may be withdrawn by Newbridge at any time prior to a Closing. Unless an Exercise Notice is withdrawn, the Closing shall occur on the specified date at the principal offices of Stel.

   (c) The Option shall expire upon the earliest of (i) the Effective Time,
(ii) the termination of the Merger Agreement pursuant to any of Section 8.1(a), 8.1(c), 8.1(f), 8.1(g) or 8.1(h) thereof, (iii) the termination of the Merger Agreement pursuant to either Section 8.1(b) or 8.1(d) thereof, if prior thereto no Exercise Event shall have occurred, or (iv) 18 months following the termination of the Merger Agreement under any other circumstances; provided, however, that if the Option cannot be exercised by reason of any applicable statute, rule, regulation or government order, or because any applicable waiting period related to issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not expire until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

   (d) If Newbridge receives an amount pursuant to Section 8.3(b)(i) or (ii) of the Merger Agreement which, when aggregated with proceeds received by Newbridge in connection with any sales or other dispositions of Option Shares and any dividends received by Newbridge declared on Option Shares, is equal to more than the sum of (i) $25,000,000 plus (ii) the Exercise Price multiplied by the number of Stel Shares purchased by Newbridge pursuant to the Option, then all proceeds to Newbridge in excess of such sum shall be remitted by Newbridge to Stel.

   3. Conditions to Closing.

   The obligation of Stel to issue Option Shares to Newbridge hereunder is subject to the conditions that (a) all filings and declarations required to be made, all authorizations, consents, orders and approvals required to be obtained, and all waiting periods required to expire or be terminated, pursuant to a requirement of any Government Entity or applicable law (including, without limitation the HSR Act) shall have been made or obtained or shall have expired or been terminated, in each case in connection with the exercise of the Option hereunder; and (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective reasonable efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, prior to consummation of a tender or exchange offer for shares of Stel capital stock.

   4. Closing.

   At each Closing, (a) Stel shall deliver to Newbridge a single certificate in definitive form representing the number of Stel Shares designated by Newbridge in its Exercise Notice, such certificate to be registered in the name of Newbridge and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Newbridge to Stel of the aggregate purchase price for the Stel Shares so designated and being purchased by wire transfer or delivery of a certified check or bank check.

   5. Representations and Warranties of Stel.

   Stel represents and warrants to Newbridge that:

   (a) Stel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder;

   (b) the execution and delivery of this Agreement by Stel and consummation by Stel of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Stel, and no other corporate proceedings on the part of Stel are necessary to authorize this Agreement or any of the transactions contemplated hereby;

   (c) this Agreement has been duly and validly executed and delivered by Stel, constitutes a legal, valid and binding obligation of Stel and, assuming this Agreement constitutes a legal, valid and binding obligation of Newbridge, is enforceable against Stel in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity;

   (d) except for any filings required under the HSR Act, Stel has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Stel Shares for Newbridge to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Stel Shares or other securities which may be issuable pursuant to Section 9 upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;

   (e) upon delivery of the Stel Shares and any other securities to Newbridge upon exercise of the Option, Newbridge will acquire such Stel Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Newbridge;

   (f) the execution and delivery of this Agreement by Stel do not, and the performance of this Agreement by Stel will not, (i) conflict with the certificate of incorporation or bylaws of Stel, (ii) violate any order applicable to Stel or any of its Subsidiaries or by which they or any of their property is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Stel or any of its Subsidiaries pursuant to, any contract or agreement to which Stel or any of its Subsidiaries is a party or by which Stel or any of its Subsidiaries or any of their property is bound or affected;

   (g) the execution and delivery of this Agreement by Stel does not, and the performance of this Agreement by Stel will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Government Entity, except pursuant to the HSR Act; and

   (h) the board of directors of Stel has resolved to render the rights issued under the Stel Rights Plan inapplicable to this Agreement and the transactions contemplated hereby.

   6. Certain Rights.

   (a) At the request of and upon notice by Newbridge (the "Put Notice"), if at any time during the period during which the Option is exercisable pursuant to
Section 2, Stel executes with a Third Party an agreement providing for an Acquisition Transaction or an Acquisition Transaction has been consummated (the "Purchase Period"):

   (i) Stel (or any successor entity thereof) shall purchase from Newbridge the Option, to the extent not previously exercised, at a price equal to the difference between the "Market/Tender Offer Price" for Stel Shares as of the date Newbridge gives notice of its intent to exercise its rights under this
Section 6(a) and the Exercise Price, multiplied by the number of Stel Shares purchasable pursuant to the Option. For purposes of this Agreement, "Market/Tender Offer Price" means the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of Stel Shares on the Nasdaq National Market ("Nasdaq") during the twenty (20) trading days ending on the trading day immediately preceding such date. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the proponent of the same class as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the board of directors of Stel.

   (ii) Stel (or any successor entity thereof) shall purchase the Option Shares, if any, acquired by Newbridge at a price equal to (A) the Exercise Price paid by Newbridge for such Stel Shares plus (B) (1) the difference between the Market/Tender Offer Price and such Exercise Price multiplied by (2) the number of Stel Shares so purchased.

   (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this
Section 6(a), Stel shall not be required to pay Newbridge in excess of an aggregate of (A) $25,000,000 plus (B) the Exercise Price paid by Newbridge for Stel Shares acquired pursuant to the exercise of the Option minus (C) any amounts paid or to be paid to Newbridge by Stel pursuant to Section 8.3(b)(i) or (ii) of the Merger Agreement.

   (b) In the event Newbridge exercises its rights under Section 6(a), Stel shall, within ten business days after Newbridge delivers notice pursuant to
Section 6(a), pay the required amount to Newbridge in immediately available funds. Newbridge shall thereupon surrender to Stel the Option and the certificates evidencing the Stel

Shares purchased by Newbridge pursuant thereto, and shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Stel.

   (c) If Newbridge shall have acquired Option Shares pursuant to exercise of the Option and neither (i) any Acquisition Transaction with respect to Stel shall have been consummated at any time after the date of this Agreement and prior to 18 months after the termination of the Merger Agreement nor (ii) shall Stel have entered into an agreement with respect to such an Acquisition Transaction, which agreement remains in effect at the end of such 18 months, then, at any time after the earlier of (A) 18 months after the termination of the Merger Agreement and (B) the day prior to the effectiveness of a registration statement filed by Stel pursuant to Section 7 below, and prior to the date 24 months following the termination of Merger Agreement, Stel may require Newbridge, upon delivery to Newbridge of written notice, to sell to Stel any Stel Shares held by Newbridge as of the day that is ten business days after the date of such notice ("Call Shares"), up to a number of Call Shares equal to the number of Option Shares acquired by Newbridge in connection with such Exercise Date. The per share purchase price for such sale (the "Stel Call Price") shall be equal to the Exercise Price less any dividends paid on the Call Shares to be purchased. The closing of any sale of Call Shares shall take place at the principal offices of Stel at a time and on a date designated by Stel in the aforementioned notice to Newbridge, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The Stel Call Price shall be paid in immediately available funds.

   7. Registration Rights.

   (a) Following the termination of the Merger Agreement, Newbridge and its permitted assigns or successors (a "Holder") may by written notice (a "Registration Notice") to Stel (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares of Registrant acquired by such Holder pursuant to this Agreement (the "Registrable Securities"), in order to permit the sale or other disposition of such shares pursuant to a Permitted Offering (as defined below); provided, however that any such Registration Notice must relate to a number of shares equal to at least 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. For purposes of this Agreement, a "Permitted Offering" means a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use all reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering, and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on Nasdaq for the 20 trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option, exercisable by written notice delivered to the Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on Nasdaq for the 20 trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

   (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 7(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) the Holder shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when: (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving such Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 shall again be applicable to any proposed registration, it being understood that the Holder shall not be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request, and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

   (c) The registration rights set forth in this Section 7 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

   (d) A registration effected under this Section 7 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

   8. Indemnification.

   (a) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance. The Registrant will reimburse the Holder and each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case only to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

   (b) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance. The Holder will reimburse the Registrant and each of its directors and officers and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, and each underwriter for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter for use therein, provided that in no event shall any indemnity under this Section 8(b) exceed the gross proceeds of the offering received by the Holder.

   (c) Each party entitled to indemnification under this Section 8 (an "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom. Counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(c) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include the claimant's or plaintiff's unconditional release of Indemnified Party from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

   (d) If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any expenses, claims, losses, damages and liabilities referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such any expenses, claims, losses, damages and liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such any expenses, claims, losses, damages and liabilities as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue statement) of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

   9. Adjustment Upon Changes in Capitalization: Rights Plans.

   (a) If any change shall occur in the Stel Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, then (i) the type and number of shares or securities subject to the Option, and (ii) the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Newbridge shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Newbridge would have received in respect of the Stel Shares if the Option had been exercised immediately prior to such change or the record date therefor, as applicable.

   (b) Prior to such time as the Option is terminated, and at any time after the Option is exercised (in whole or in part), (i) Stel shall not take any action to reverse or amend the resolution referred to in Section 5(h) of this Agreement and (ii) Stel shall not amend, (nor permit the amendment of) its Rights Agreement nor adopt (nor permit the adoption of) a new stockholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Newbridge, or any affiliate or transferee, being the beneficial owner of Stel Shares by virtue of the Option being exercisable or having been exercised or as a result of beneficially owning shares issuable in respect of the Option Shares.

   10. Restrictive Legend.

   Each certificate representing Option Shares issued to Newbridge hereunder shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

   Certificates representing shares sold in a registered public offering pursuant to Section 7 shall not be required to bear the legend set forth in
Section 10.

   11. Listing and HSR Filing.

   Stel, upon the request of Newbridge, shall promptly file an application to list the Stel Shares to be acquired upon exercise of the Option on Nasdaq and shall use all reasonable efforts to obtain approval of such listing as soon as practicable. Promptly after a request by Newbridge, Stel shall file Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. Stel shall use all reasonable efforts to respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation.

   12. Assignment; Binding Effect.

   Neither this Agreement nor the Option created hereunder nor any right, interest or obligation hereunder shall be assigned by either party without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto. Any shares sold by a party in compliance with the provisions of Section 7 hereof shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled the rights of the transferor under this Agreement.

   13. Specific Performance.

   Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money, damages. Therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

   14. Entire Agreement.

   This Agreement and the Merger Agreement, including the exhibits thereto and the documents and instruments referred to therein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

   15. Further Assurances.

   Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

   16. Severability.

   If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void, or unenforceable, the other terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Newbridge to acquire, or does not require Stel to repurchase, the full number of Option Shares provided herein (as adjusted pursuant to Section 9), it is the express intention of Stel to allow Newbridge to acquire, or to require Stel to repurchase, such lesser number of shares as may be permissible without any amendment or modification hereof.

   17. Notices.

   All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

                                if to Stel, to:

                       Stanford Telecommunications, Inc.
                      1221 Crossman Avenue, P.O. Box 3733
                             Sunnyvale, California
                           Telephone: (408) 735-0818
                           Facsimile: (408) 745-2410
                              Attention: Gary Wolf

                                with a copy to:

                            Thelen Reid & Priest LLP
                        333 West San Carlos, 17th Floor
                            San Jose, CA 95110-2701
                           Telephone: (408) 292-5800
                           Facsimile: (408) 287-8040
                          Attention: Jay L. Margulies
                              if to Newbridge, to:

                         Newbridge Networks Corporation
                        600 March Road, P.O. Box 136000
                        Kanata, Ontario, Canada K2K 2E6
                           Telephone: (613) 591-3600
                           Facsimile: (613) 599-3672
                            Attention: Peter Nadeau

                                with a copy to:

                        Heller Ehrman White & McAuliffe
                             525 University Avenue
                          Palo Alto, California 94301
                           Telephone: (650) 324-7000
                           Facsimile: (650) 324-0638
                         Attention: Stephen C. Ferruolo
                              (Matter #21969-0009)

   18. Governing Law.

   This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

   19. Counterparts.

   This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

   20. Expenses.

   Except as otherwise expressly provided herein or in the Merger Agreement, all costs, and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

   21. Amendments; Waiver.

   Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties. The terms and conditions hereof may be waived only by an instrument in writing signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with a term or condition shall not operate as a waiver or estoppel with respect to, any subsequent or other failure.

   22. Rules of Construction.

   Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          NEWBRIDGE NETWORKS CORPORATION

                                                  /s/ Alan G. Lutz
                                          By: _________________________________
                                          Name: Alan G. Lutz
                                          Title: President and Chief Operating
                                           Officer

                                                  /s/ Peter Nadeau
                                          By: _________________________________
                                          Name:  Peter Nadeau
                                          Title:  Vice President and General
                                           Counsel

                                          STANFORD TELECOMMUNICATIONS, INC.

                                                  /s/ Val P. Peline
                                          By: _________________________________
                                          Name: Val P. Peline
                                          Title: President and Chief Executive
                                           Officer

                                                                      APPENDIX D

               [Letterhead of Ferris, Baker Watts, Incorporated]

                                                               November 10, 1999

The Board of Directors
Stanford Telecommunications, Inc.
1221 Crossman Avenue
Sunnyvale, CA 94089

Gentlemen:

   Stanford Telecommunications, Inc. ("Stanford" or the "Company") has requested a review of the proposed transaction (the "Transaction") involving the proposed acquisition of Stanford by Newbridge Networks Corporation ("Newbridge"). Specifically, you have requested a review of the financial consideration to be offered to the Company's stockholders as consideration for their shares in the Transaction. We were retained by the Board of Directors and commenced our investigation of the Transaction on June 7, 1998.

   Pursuant to the Transaction, Newbridge will pay to Stanford shareholders an amount equal to $34.22 in cash.

   In connection with the opinion, we have reviewed, among other things, (i) the proposed Transaction, (ii) the letter of intent dated May 24, 1999, (iii) the draft of the Amended and Restated Agreement and Plan of Merger dated June 10, 1999, amended as of August 20, 1999 and amended and restated as of November 10, 1999, (iv) historical operating results of Stanford, (v) internally prepared projections for Stanford, and (vi) the historical trading performance of the Company's stock. We have held discussions with the members of the management of the Company regarding the past and current business operations as well as the future prospects of the Company. We have reviewed industry specific data regarding the valuation of publicly traded companies in the digital communications market as well as other such information as we considered appropriate.

   Currently, we make a market in the Company's common stock and we periodically prepare research reports on the Company. Ferris, Baker Watts, Incorporated, its clients, its officers or its employees, in the normal course of business, may have a position in the common stock of the Company.

   In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company or representatives of the Company, and we have not assumed any responsibility for independent verification of such information. We express no opinion as to the consideration to be received by holders of shares who may perfect dissenters' statutory fair appraisal remedies, if available. Based upon the foregoing and based upon other such matters that we considered relevant, it is our opinion that the consideration to be received by the stockholders of the Company as a result of the Transaction is fair from a financial point of view as of the date hereof.

   Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how the stockholder should vote at the stockholder's meeting held in connection with the Transaction. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

                                        Very truly yours,

                                        /s/ Ferris, Baker Watts, Incorporated

                                                                      APPENDIX E

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder's of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholder's. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 120 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     1920-SPS-99

                                                                    EXHIBIT 99.3
-------

PROXY                  STANFORD TELECOMMUNICATIONS, INC.                  PROXY

                   Proxy Solicited by the Board of Directors
             for Special Meeting of Stockholders December 13, 1999

  James J. Spilker, Jr., Val P. Peline and Jerome F. Klajbor, or any of them each with the power of substitution, are hereby authorized to represent and vote as designated on the reverse side the shares of the undersigned at the Special Meeting of Stockholders of Stanford Telecommunications, Inc. to be held on Monday, December 13, 1999 at 10:00 a.m., local time, or at any adjournments or postponements of the Special Meeting.

  YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL
MEETING.

  The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares, and acknowledges receipt of the Notice of Special Meeting and Proxy Statement relating to the December 13, 1999 Special Meeting of Stockholders.

  Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote "FOR" the proposal to approve the merger agreement and "FOR" the proposal to approve the sale of the government business assets.

  PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

               (Continued and to be Signed on the reverse side)

----------
  COMMON


                                                                Please mark
                                                                your votes  [X]
                                                                like this

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER
              AGREEMENT AND A VOTE "FOR" APPROVAL OF THE SALE OF
                        THE GOVERNMENT BUSINESS ASSETS.

1. Proposal to approve the Agreement and Plan of Merger, dated as of June 22, 1999, as amended and restated as of November 10, 1999, by and among Newbridge Networks Corporation, Saturn Acquisition Corp. and Stanford
   Telecommunications, Inc.  FOR [_]     AGAINST [_]     ABSTAIN [_]

2. Proposal to approve the sale of the government business assets of Stanford
   Telecommunications, Inc.  FOR [_]     AGAINST [_]     ABSTAIN [_]

3. In their discretion, to transact any other business that is properly brought before the special meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND, IF NO DIRECTIONS ARE GIVEN, WILL BE VOTED FOR THE PROPOSALS.

   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]

Signature(s) ____________________________   Dated ________________________,1999

Please sign exactly as your name appears on this proxy. If signing for executor, trust, or corporation, title and capacity should be stated. If shares are held jointly, each holder should sign.

                                       2